Exhibit 2.1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
	:	Chapter 11
In re	:
	:	Case No. 20-10950 (SHL)
LSC COMMUNICATIONS, INC., et al.,[1]	:
	:	Jointly Administered
Debtors.	:
:
x

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING

THE AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION OF

LSC COMMUNICATIONS, INC. AND ITS DEBTOR AFFILIATES

LSC Communications, Inc. and its debtor affiliates, as debtors-in-possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), having:2

a.

commenced, on April 13, 2020, these chapter 11 cases (collectively, the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”);

b.	continued to manage their assets as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

c.

filed, on May 12, 2020, the Debtors’ Motion for One or More Orders (I)(A) Approving Bid Procedures for Sale of Debtors’ Assets, (B) Approving Stalking Horse Bid Protections, (C) Scheduling Auction(s) for, and Hearing(s) to Approve, Sale of Debtors’ Assets, (D) Approving Form and Manner of Notices of Sale, the Auction(s) and the Sale

[1]

The Debtors in these Chapter 11 Cases, together with the last four digits of each Debtor’s federal tax identification number, are as follows: LSC Communications, Inc. (9580); Courier Communications LLC (2268); Courier Kendallville, Inc. (4679); Courier New Media, Inc. (1312); Dover Publications, Inc. (0853); LSC Communications Logistics, LLC (9496); LSC Communications MM LLC (5577); LSC Communications US, LLC (4157); LSC International Holdings, Inc. (4995); National Publishing Company (8213); Publishers Press, LLC (7265); Continuum Management Company, LLC (2627); Clark Distribution Systems, Inc. (5778); Clark Holdings Inc. (9172); Clark Worldwide Transportation, Inc. (5773); The Clark Group, Inc. (6223); Courier Companies, Inc. (7588); Courier Publishing, Inc. (3681); F.T.C. Transport, Inc. (8699); LibreDigital, Inc. (7160); LSC Communications Printing Company (7012); and Research & Education Association, Inc. (3922). The Debtors’ corporate address is LSC Communications, Inc. c/o Prime Clerk LLC, P.O. Box 329003, Brooklyn, NY 11232.

[2]

Capitalized terms used but not otherwise defined in this order (this “Confirmation Order”) shall have the meanings ascribed to such terms in the Plan, attached hereto as Exhibit A. The rules of interpretation set forth in Section 2.2 of the Plan shall apply to this Confirmation Order.

Hearing(s) and (E) Approving Assumption and Assignment Procedures, (II)(A) Approving Sale of Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances and (B) Authorizing Assumption and Assignment of Executory Contracts and Unexpired Leases with Notice of Opportunity for Hearing and Notice of Hearing and (III) Granting Related Relief [D.I. 223];

d.

entered into, on September 15, 2020, a Stock and Asset Purchase Agreement with ACR III Libra Holdings LLC for the sale of substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code (the “Sale”) [D.I. 773];

e.	entered into, on September 30, 2020, the Stipulation Regarding Sale and Plan [D.I. 853] with the Consenting Junior Secured Creditors and the Committee;

f.

filed, on November 20, 2020, the Joint Chapter 11 Plan of Liquidation of LSC Communications, Inc. and its Debtor Affiliates [D.I. 969] (including the Plan Supplement and all other exhibits and schedules thereto, as may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof, the “Plan”), the Disclosure Statement for Debtors’ Joint Chapter 11 Plan of Liquidation of LSC Communications, Inc. and its Debtor Affiliates [D.I. 970] (including all exhibits and schedules thereto, as may be amended, modified or supplemented from time to time, the “Disclosure Statement”), and the Debtors’ Motion for Entry of an Order (I) Approving the Disclosure Statement, (II) Establishing a Voting Record Date, (III) Approving Solicitation Packages and Solicitation Procedures, (IV) Approving the Forms of Ballot, (V) Establishing Voting and Tabulation Procedures and (VI) Establishing Notice and Objection Procedures for Confirmation of the Plan [D.I. 971] (the “Solicitation Procedures Motion”);

g.	closed, on December 4, 2020, the Sale [D.I. 1013];

h.	filed, on December 11, 2020, revised versions of the Plan [D.I. 1027] and the Disclosure Statement [D.I. 1028];

i.	filed, on December 21, 2020, revised versions of the Plan [D.I. 1051] and the Disclosure Statement [D.I. 1050];

j.	filed, on December 22, 2020, solicitation versions of the Plan [D.I. 1059] and the Disclosure Statement [D.I. 1058];

k.	filed, on January 5, 2021, revised versions of the Plan [D.I. 1103] and the Disclosure Statement [D.I. 1104];

l.	filed, on January 10, 2021, revised versions of the Plan [D.I. 1117] and the Disclosure Statement [D.I. 1118];

m.	filed, on January 11, 2021, a revised version of the Plan [D.I. 1122];

n.	filed, on January 12, 2021, solicitation versions of the Plan [D.I. 1127] and the Disclosure Statement [D.I. 1128];

o.

caused to be distributed solicitation materials by January 19, 2021, consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and the Order (I) Approving the Disclosure Statement, (II) Establishing a Voting Record Date, (III) Approving Solicitation Packages and Solicitation Procedures, (IV) Approving the Forms of Ballots, (V) Establishing Voting and Tabulation Procedures and (VI) Establishing Notice and Objection Procedures for Confirmation of the Plan [D.I. 1125] (the “Solicitation Procedures Order”), which also approved, among other things, solicitation procedures (the “Solicitation Procedures”) and related notices, forms and ballots provided to each Class (collectively, the “Solicitation Packages”), as evidenced by the Affidavit of Service of James Daloia Regarding Solicitation Materials [D.I. 1174] (the “Prime Clerk Certificate”);

p.

caused to be published, on January 19, 2021, the Confirmation Hearing Notice (as defined in the Solicitation Procedures Motion) in USA Today as evidenced by the Certification of Publication [D.I. 1148] (the “Publication Certification”);

q.

filed, on February 9, 2021, the Plan Supplement (as amended and supplemented from time to time, the “Plan Supplement”) containing the Plan Administration Agreement and the form of Litigation Trust Agreement [D.I. 1213];

r.	filed, on February 9, 2021, the Notice of Filing of Proposed Plan Confirmation Order [D.I. 1214];

s.

filed, on February 22, 2021, the Declaration of James Daloia of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on Joint Chapter 11 Plan of Liquidation of LSC Communications, Inc. and its Debtor Affiliates [D.I. 1231] (the “Voting Certification”);

t.	filed, on February 22, 2021, an amended Plan [D.I. 1232];

u.	filed, on February 22, 2021, the Notice of Filing of Revised Proposed Plan Confirmation Order [D.I. 1237];

v.

filed, on February 22, 2021, the Declaration of Suzanne S. Bettman in Support of Confirmation of the Amended Joint Chapter 11 Plan of Liquidation of LSC Communications, Inc. and its Debtor Affiliates [D.I. 1233] (the “Bettman Declaration”);

w.

filed, on February 22, 2021, the Debtors’ Memorandum of Law (I) in Support of Confirmation of the Amended Joint Chapter 11 Plan of Liquidation of LSC Communications, Inc. and its Debtor Affiliates and (II) in Response to Objections Thereto [D.I. 1234] (the “Plan Confirmation Brief”); and

x.	filed, on February 23, 2021, the Notice of Filing of Revised Amended Plan of Liquidation [D.I. 1243].

This Court having:

a.

entered, on June 5, 2020, the Order (A) Approving Bid Procedures for Sale of Debtors’ Assets, (B) Approving Stalking Horse Bid Protections, (C) Scheduling Auctions for, and Hearing to Approve, Sale of Debtors’ Assets, (D) Approving Form and Manner of Notices of Sale, Auction and Sale Hearing and (E) Granting Related Relief [D.I. 322];

b.

entered, on October 7, 2020 the Order (I) Approving the Purchase Agreement Among the Debtors and Buyer, (II) Approving the Sale of Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, (III) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (IV) Granting Related Relief [D.I. 876] (the “Sale Order”);

c.	entered, on January 12, 2021, the Solicitation Procedures Order;

d.

reviewed the Plan, the Plan Supplement, the Plan Confirmation Brief, the Bettman Declaration, the Voting Certification and all pleadings, exhibits, statements, responses and comments regarding Confirmation, including all objections, statements and reservations of rights made with respect thereto;

e.	heard the statements, arguments and objections made by counsel in respect of Confirmation;

f.	considered all oral representations, documents, filings and other evidence regarding Confirmation; and

g.

overruled, including for the reasons stated on the record of the Confirmation Hearing, any and all objections to the Plan and Confirmation and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated.

NOW, THEREFORE, THE COURT MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW BASED ON THE PLEADINGS, THE REPRESENTATIONS OF THE PARTIES, AND THE RECORD ESTABLISHED AND EVIDENCE PRESENTED AT THE HEARING:

I.	FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.	Findings and Conclusions

1. The findings and conclusions set forth herein and on the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.	Jurisdiction and Venue

2. The Court has jurisdiction to consider confirmation of the Plan pursuant to 28 U.S.C. §§ 157 and 1334. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b). Venue is proper in the Court pursuant to 28 U.S.C. §§ 1408 and 1409. The statutory predicates for the relief requested herein are section 1125, 1126 and 1128 of the Bankruptcy Code and Bankruptcy Rules 2002, 3016, 3017, 3018 and 3020.

C.	Eligibility for Relief

3. The Debtors are entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of the Chapter 11 Cases

4. On April 13, 2020 (the “Petition Date”), each of the Debtors filed with the Court a voluntary petition for relief under title 11 of the Bankruptcy Code. Each Debtor continues to manage its assets as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Debtors’ cases are being jointly administered pursuant to Bankruptcy Rule 1015(b) and the Order Directing Joint Administration of Related Chapter 11 Cases [D.I. 33] entered by the Court on April 15, 2020.

E.	Judicial Notice

5. This Court takes judicial notice of all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before this Court during the pendency of the Chapter 11 Cases.

F.	Appointment of the Committee

6. On April 22, 2020, the United States Trustee for the Southern District of New York (the “U.S. Trustee”) appointed an official committee of unsecured creditors (as amended, the “Committee”) in these Chapter 11 Cases [D.I. 90, 1073, 1114 and 1126].

G.	Solicitation Procedures Order

7. On January 12, 2021, the Court entered the Solicitation Procedures Order, which, among other things: (a) approved the Disclosure Statement as containing adequate information within the meaning of section 1125 of the Bankruptcy Code; (b) fixed December 18, 2020 as the Voting Record Date (as defined in the Solicitation Procedures Order); (c) fixed 4:00 p.m. (Eastern Time) on February 16, 2021, as the Confirmation Objection Deadline (as defined in the Solicitation Procedures Order); (d) fixed 8:00 p.m. (Eastern Time) on February 16, 2021, as the Voting Deadline; (e) fixed 11:00 a.m. (Eastern Time) on February 24, 2021, as the date and time for the Confirmation Hearing; and (f) approved the Solicitation Procedures, the Solicitation Packages and other materials relating to solicitation that were attached as exhibits to the Solicitation Procedures Order.

H.	Transmittal and Mailing of Materials; Notice

8. As evidenced by the Prime Clerk Certificate, due, adequate and sufficient notice of the Plan, the Disclosure Statement, the Solicitation Procedures Order, the ballots, the Plan Supplement, and the Confirmation Hearing, together with the Confirmation Objection Deadline and Voting Deadline has been given to: (a) the U.S. Trustee; (b) all known creditors; (c) all equity security holders; (d) the Internal Revenue Service; (e) counsel to the Consenting Junior Secured Creditors (Arnold & Porter Kaye Scholer LLP, 70 West Madison Street, Suite 4200, Chicago, Illinois 60602-4231 (Attn: Michael D. Messersmith and Sarah Gryll) and Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York

10019-6064 (Attn: Andrew N. Rosenberg and Alice B. Eaton)); (f) counsel to the Committee (Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038 (Attn: Frank Merola, Brett Lawrence and Gabriel Sasson) and Levenfeld Pearlstein, LLC, 2 N. LaSalle St., Suite 1300, Chicago, Illinois 60602 (Attn: Harold D. Israel)); and (g) all parties who have filed a notice of appearance and request for service of documents pursuant to the Amended Order Establishing Case Management Procedures [D.I. 271] entered by the Court, in each case only to the extent such parties have not otherwise been served with the Confirmation Hearing Notice.

9. As evidenced by the Publication Certification, the Confirmation Hearing Notice was published in USA Today on January 19, 2021.

10. Adequate and sufficient notice of the Confirmation Hearing, and all applicable dates, deadlines and hearings described in the Solicitation Procedures Order, was given in compliance with the Bankruptcy Rules, the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”) and the Solicitation Procedures Order as evidenced by the Prime Clerk Certificate and the Publication Certification, and no other or further notice is or shall be required.

I.	Solicitation

11. As evidenced by the Prime Clerk Certificate, votes for acceptance and rejection of the Plan were solicited in good faith and in compliance with the Disclosure Statement, the Solicitation Procedures Order, sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other applicable provisions of the Bankruptcy Code, Bankruptcy Rules, Local Rules and any other applicable rules, laws and regulations.

12. Specifically, as evidenced by the Prime Clerk Certificate, the Solicitation Packages approved by this Court in the Solicitation Procedures Order were transmitted to and served on all Holders in Classes that were entitled to vote to accept or reject the Plan, and relevant portions of the Solicitation Packages and other materials approved by the Solicitation Procedures Order were transmitted to and served on other parties-in-interest in these Chapter 11 Cases, all in compliance with section 1125 of the Bankruptcy Code, the Solicitation Procedures Order, the Solicitation Procedures, the Bankruptcy Rules and the Local Rules. Transmittal and service of such documents was adequate and sufficient, and no other or further notice is or shall be required.

J.	Voting Certification

13. The Debtors filed the Voting Certification on February 22, 2021, consistent with the Solicitation Procedures Order. As evidenced by the Voting Certification, all procedures used to tabulate ballots received in connection with Confirmation were fair and conducted in accordance with the Solicitation Procedures Order.

14. As set forth in the Plan, the Solicitation Procedures, and the Disclosure Statement, Holders of Claims in Class 3, Class 4A and Class 4B were eligible to vote on the Plan. Holders of Claims in Class 1 and Class 2 are deemed to accept the Plan and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Claims or Interests in Class 5, Class 6, Class 7 and Class 8 are deemed to reject the Plan and, therefore, are not entitled to vote to accept or reject the Plan.

15. As evidenced by the Voting Certification, Holders of Claims in Classes 3, 4A and 4B voted to accept the Plan (collectively, the “Impaired Accepting Classes”).

16. Based on the foregoing, and as evidenced by the Voting Certification, at least one Impaired Class of Claims has voted to accept the Plan (excluding the acceptance by any insiders of the Debtors) in accordance with the requirements of sections 1124 and 1126 of the Bankruptcy Code.

K.	Plan Modifications

17. Subsequent to solicitation, the Debtors made certain modifications to the Plan reflecting necessary clarifying updates, including to the release by Holders of SERP Claims described in Section 10.7 of the Plan. All modifications to the Plan since the entry of the Solicitation Procedures Order are consistent with all of the provisions of the Bankruptcy Code, including sections 1122, 1123, 1125, and 1127 of the Bankruptcy Code. None of the aforementioned modifications adversely affects the treatment of any Holder of a Claim or Interest under the Plan. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code, none of the modifications require additional disclosure under section 1125 of the Bankruptcy Code or re-solicitation of votes under section 1126 of the Bankruptcy Code. Notice regarding the substance of any modifications to the Plan, together with the filing with the Court of the Plan as modified, and the disclosure of the Plan modifications on the record at or prior to the Confirmation Hearing constitute due and sufficient notice of any and all such modifications. Further, in accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan modifications. No Holder of a Claim or Interest shall be permitted to change its vote as a consequence of the Plan modifications unless otherwise agreed to by the Holder of the Claim or Interest and the Debtors and such change is approved by the Court in accordance with Bankruptcy Rule 3018(a). The modifications to the Plan are hereby approved, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The Plan as modified shall constitute the Plan submitted for Confirmation.

L.	Plan Supplement

18. On February 9, 2021, the Debtors filed the Plan Supplement with this Court. The documents contained in the Plan Supplement are integral to, part of and incorporated by reference into the Plan. The Plan Supplement complies with the terms of the Plan, and the filing and notice of all documents contained in the Plan Supplement constitute good and proper notice in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules and the Solicitation Procedures Order, and no other or further notice is or shall be required. Pursuant to the Plan, the Debtors may file additional documents as amendments to the Plan Supplement prior to the Effective Date in a manner consistent with and contemplated by the Plan or this Confirmation Order.

M.	Bankruptcy Rule 3016

19. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the Clerk of this Court satisfied Bankruptcy Rule 3016(b).

N.	Burden of Proof

20. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code.

O.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

21. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

i.	Section 1129(a)(1) - Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

22. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1122 and 1123 thereof.

a.	Sections 1122 and 1123(a)(1) - Proper Classification

23. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. Pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, Article 4 of the Plan provides for the separate classification of Claims and Interests into nine (9) Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims (including Professional Claims), 503(b)(9) Claims or Priority Tax Claims, which are addressed in Article 3 of the Plan and which are not required to be designated as separate Classes pursuant to section 1123(a)(1) of the Bankruptcy Code). Valid business, factual and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not done for any improper purpose, and the creation of such Classes does not unfairly discriminate among Holders of Claims or Interests.

24. The evidence supporting the Plan proffered or adduced by the Debtors at, or prior to, or in declarations filed in connection with, the Confirmation Hearing regarding the Debtors’ classification and treatment of Claims and Interests (a) is reasonable, persuasive, credible and accurate, (b) utilizes reasonable and appropriate methodologies and assumptions and (c) has not been controverted by other credible evidence.

25. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Accordingly, the requirements of sections 1122(a), 1122(b) and 1123(a)(1) of the Bankruptcy Code are satisfied.

b.	Section 1123(a)(2) - Specification of Unimpaired Classes

26. Section 4.2 of the Plan specifies that Claims in Class 1 and Class 2 are Unimpaired under the Plan. Administrative Claims (including Professional Claims), 503(b)(9) Claims and Priority Tax Claims also are Unimpaired under the Plan, although these Claims are not classified under the Plan. Accordingly, the requirements of section 1123(a)(2) of the Bankruptcy Code are satisfied.

c.	Section 1123(a)(3) - Specification of Treatment of Impaired Classes

27. Section 4.2 of the Plan specifies that Claims in Class 3, Class 4A, Class 4B, Class 5, Class 6, Class 7 and Class 8 are Impaired under the Plan and the treatment for each such Impaired Class. Accordingly, the requirements of section 1123(a)(3) of the Bankruptcy Code are satisfied.

d.	Section 1123(a)(4) - No Discrimination

28. Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article 4 of the Plan uniformly provides for the same treatment of each Claim or Interest, as the case may be, in a particular Class, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. Accordingly, the requirements of section 1123(a)(4) of the Bankruptcy Code are satisfied.

e.	Section 1123(a)(5) - Adequate Means for Plan Implementation

29. Pursuant to section 1123(a)(5) of the Bankruptcy Code, Article 5 and various other provisions of the Plan, along with various agreements set forth in the Plan Supplement, provide adequate and proper means for the Plan’s implementation. Accordingly, the requirements of section 1123(a)(5) of the Bankruptcy Code are satisfied.

f.	Section 1123(a)(6) - Voting Power of Equity Securities

30. In accordance with the Plan, all Interests in the Debtors shall be canceled and the Debtors’ corporate entities shall be wound down. Therefore, section 1123(a)(6) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

g.	Section 1123(a)(7) - Selection of the Plan Administrator

31. Section 5.5 of the Plan provides for the appointment of the Plan Administrator, who will serve as a fiduciary of the Wind Down Estates and who shall be empowered to, among other things, implement the terms of the Plan, object to, compromise, or settle any Claims, establish reserves as provided in the Plan, liquidate, receive, hold, invest, supervise and protect the Plan Assets, prosecute, compromise, resolve or withdraw any of the Causes of Action preserved in the Wind Down Estates, and otherwise wind-down the Wind Down Estates in accordance with, and subject to, this Confirmation Order, the Plan and the Plan Administration Agreement. Section 5.6 of the Plan provides for the creation and function of the Plan Oversight Committee, which shall have the rights and responsibilities set forth in the Plan and the Plan Administration Agreement including, among other things, instructing and supervising the Plan Administrator with respect to its responsibilities under the Plan and the Plan Administration Agreement. In accordance with the Plan, the Plan Administrator and the Plan Oversight Committee Members were selected by the Requisite Junior Secured Creditors and the Committee and are reasonably acceptable to the Debtors. The foregoing is consistent with the interests of creditors as beneficiaries of the Wind Down Estates and public policy. Accordingly, the requirements of section 1123(a)(7) of the Bankruptcy Code are satisfied.

h.	Section 1123(b) - Discretionary Contents of the Plan

32. The Plan contains various provisions that may be construed as discretionary and are not required for Confirmation under the Bankruptcy Code. As set forth below, such discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, section 1123(b) of the Bankruptcy Code is satisfied.

i.	Section 1123(b)(1)-(2) - Claims and Executory Contracts

33. Pursuant to sections 1123(b)(1) and 1123(b)(2) of the Bankruptcy Code, Article 4 of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests. Section 6.1 of the Plan provides for the rejection of the Executory Contracts and Unexpired Leases of the Debtors that are not D&O Policies, not previously assumed, assumed and assigned, or rejected pursuant to an order of the Court and not subject to a pending motion to assume or notice of assumption in connection with the Sale.

j.	Section 1123(b)(3) - Settlement, Releases, Exculpation, Injunction and Preservation of Claims and Causes of Action

34. Compromise and Settlement. The Plan settles issues in these Chapter 11 Cases pursuant to Bankruptcy Rule 9019 and section 363 of the Bankruptcy Code. These settlements are in consideration for the Distributions and other benefits provided under the Plan and any other compromise and settlement provisions of the Plan. The Plan itself constitutes a compromise of all Claims, Interests and Causes of Action relating to the contractual, legal and subordination rights that any Holder may have with respect to any Allowed Claim or Allowed Interest or any Distribution to be made on account of such Allowed Claim or Allowed Interest. The compromises and settlements embodied in the Plan are in the best interests of the Debtors, their Estates and all Holders, and are fair, equitable and reasonable.

35. The Plan incorporates the RRD Settlement pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019. Approval of such compromise and settlement under Bankruptcy Rule 9019, as well as such compromise and settlement, is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates.

36. Releases by the Debtors. The releases and discharges by the Debtors described in Section 10.5 of the Plan (the “Debtor Release”) pursuant to section 1123(b)(3)(A) of the Bankruptcy Code represent a valid exercise of the Debtors’ business judgment.

37. Voluntary Release by Holders of Claims and Interests. The voluntary release by certain Holders of Claims and Interests described in Section 10.6 of the Plan (the “Voluntary Release by Holders of Claims and Interests”) is appropriate because it was voluntary. The Voluntary Release by Holders of Claims and Interests is provided only by (a) the Debtors, (b) the DIP Parties, (c) the Committee, (d) the Prepetition Agent and the Prepetition Revolver Lenders in their capacities as such, (e) the Junior Secured Creditors in their capacities as such, (f) the Prepetition Notes Collateral Agent, (g) the Ad Hoc Group and each of its members, and (h) each Holder of a Claim or an Interest that was provided a Ballot or an Election Form and either votes to accept the Plan or opts into the Voluntary Release by Holders of Claims and Interests in compliance with the instructions set forth in the Solicitation Materials. Holders have had a full opportunity to determine whether to opt in to the Voluntary Release by Holders of Claims and Interests. Thus, the Voluntary Release by Holders of Claims and Interests is consensual.

38. The Voluntary Release by Holders of Claims and Interests is sufficiently voluntary so that it can be considered to be (a) given in exchange for the good, valuable and significant consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by Holders of Claims and Interests electing to provide such release; (c) in the best interests of the Debtors and all Holders; (d) fair, equitable and reasonable;

(e) given and made after notice and opportunity for hearing; (f) given at arm’s-length and in good faith; (g) appropriately narrow in scope; and (h) a bar to any Releasing Party asserting any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, released by the Voluntary Release by Holders of Claims and Interests against any of the Released Parties to the fullest extent permitted by applicable law and is hereby approved.

39. Releases under the RRD Settlement. The releases described in Sections 5.15, 10.5 and 10.7 of the Plan were the product of extensive good faith, arm’s-length negotiations and settlements of the matters covered by the RRD Settlement and are otherwise approved by the Court as appropriate pursuant to applicable law. Such releases were given and made after due notice and opportunity for a hearing. The RRD Third Party Release in Section 5.15 and the release in Section 10.5 by the Debtors and the Committee of all Preserved Potential Claims solely in respect of RRD and the parties listed in clause (c) of the definition of Preserved Potential Claims solely in respect of RRD (the “Estate RRD Release”) are consensual as to the releasing parties and such releases were given in exchange for the good, valuable and significant consideration provided by the respective parties released thereby. The release by Holders of SERP Claims described in Section 10.7 of the Plan (the “Release by Holders of SERP Claims”) is appropriate because the RRD SERP Released Parties have made substantial contributions to the Chapter 11 Cases and the wind-down of the Wind Down Estates and the Debtors have indemnification obligations pursuant to the Separation Agreement (as defined in the Plan Confirmation Brief) that could be triggered if Holders of SERP Claims pursued claims against the RRD SERP Released Parties, thereby justifying the release of claims against the RRD SERP Released Parties arising under or in connection with the SERP, the RRD SERP, the Debtors or the Chapter 11 Cases on a nonconsensual basis by all Holders of SERP Claims. Such compromises and settlements are made in exchange for good and valuable consideration and are fair, equitable, reasonable, and are integral elements of the Chapter 11 Cases in accordance with the Plan.

40. Exculpation. The exculpation provisions set forth in Section 10.9 of the Plan are essential to the Plan. The record in these Chapter 11 Cases fully supports the exculpation, and the exculpation provisions set forth in Section 10.9 of the Plan are appropriately tailored to protect the Exculpated Parties from inappropriate litigation related to acts or omissions up to and including the Effective Date and are hereby approved.

41. Injunction. The injunction provisions set forth in Section 10.10 of the Plan are essential to the Plan and are (a) necessary to preserve and enforce the Debtor Release, the Voluntary Release by Holders of Claims and Interests, the RRD Third Party Release, the Estate RRD Release, the Release by Holders of SERP Claims and the exculpation provisions set forth in Section 10.9 of the Plan, (b) fair and reasonable and (c) narrowly tailored to achieve their purpose.

42. Each of the Debtor Release, the Voluntary Release by Holders of Claims and Interests, the RRD Third Party Release, the Estate RRD Release, the Release by Holders of SERP Claims, the exculpation provisions and the injunction provisions are: (a) within the jurisdiction of this Court; (b) an essential means of implementing the Plan; (c) an integral and non-severable element of the settlements and transactions incorporated into the Plan; (d) in the best interests of the Debtors, their Estates and all stakeholders in these Chapter 11 Cases; and (e) narrowly tailored and consistent with sections 105, 1123 and 1129 of the Bankruptcy Code, other provisions of the Bankruptcy Code and other applicable law. The record of the Confirmation Hearing and these Chapter 11 Cases is sufficient to support the Debtor Release, the Voluntary Release by Holders of Claims and Interests, the RRD Third Party Release, the Estate RRD Release, the Release by Holders of SERP Claims, the exculpation provisions and the Plan Injunction contained in Article 10 of the Plan, and failure to give effect to the foregoing would impair the Debtors’ ability to confirm and implement the Plan.

43. Preservation of Claims and Causes of Action. In accordance with section 1123(b)(3)(B) of the Bankruptcy Code, Sections 5.8 and 5.12 of the Plan appropriately provide for the preservation and vesting in the Wind Down Estates of each retained Cause of Action. The provisions regarding the retained Causes of Action in the Plan are appropriate and are in the best interests of the Debtors, their Estates and all Holders.

44. Section 1123(d) - Cure of Defaults. Section 6.1 of the Plan provides for the rejection of all Executory Contracts and Unexpired Leases of the Debtors not previously assumed, assumed and assigned, or rejected pursuant to an order of the Court and not subject to a pending motion to assume or notice of assumption in connection with the Sale. Accordingly, no cure defaults are proposed in the Plan, and the requirements of section 1123(d) of the Bankruptcy Code are satisfied.

ii.	Section 1129(a)(2) - Compliance of the Debtors with the Applicable Provisions of the Bankruptcy Code

45. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126 and 1128 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019.

46. Votes to accept or reject the Plan were solicited by the Debtors after this Court approved the adequacy of the Disclosure Statement.

47. The Debtors and their agents have solicited and tabulated votes on the Plan and have, along with their respective present and former members, partners, representatives, officers, directors, employees, advisors and attorneys, participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e) of the Bankruptcy Code and in a manner consistent with the applicable provisions of the Disclosure Statement, the Solicitation Procedures Order, the Bankruptcy Code, the Bankruptcy Rules and all other applicable rules, laws and regulations, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

48. The Debtors and their present and former members, officers, directors, employees, advisors, attorneys and agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the Distributions under the Plan and, therefore, are not, and will not be, liable at any time for the violation of any applicable law, rule or regulation governing (a) the solicitation of acceptances or rejections of the Plan and (b) Distributions made pursuant to the Plan or the Plan Administration Agreement so long as such Distributions are made consistent with and pursuant to the Plan or Plan Administration Agreement. Accordingly, the requirements of section 1129(a)(2) of the Bankruptcy Code are satisfied.

iii.	Section 1129(a)(3) - Proposal of Plan in Good Faith

49. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. This Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself and the process leading to its formulation. The Debtors’ good faith is evident from the record of these Chapter 11 Cases, the Disclosure Statement and the hearing thereon, the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases.

50. The Plan is the product of extensive, good faith, arm’s-length negotiations among the Debtors and certain of their principal constituencies. The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ good faith, serve the public interest and assure fair treatment of Holders. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

iv.	Section 1129(a)(4) - Court Approval of Certain Payments as Reasonable

51. The procedures set forth in the Plan for payment of, and/or this Court’s review and ultimate determination of, the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incidental to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code. Accordingly, the requirements of section 1129(a)(4) of the Bankruptcy Code are satisfied.

v.	Section 1129(a)(5) - Disclosure of Identity of Proposed Management, Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

52. In accordance with the Plan, the Debtors’ corporate entities will be wound down and, other than the Plan Administrator and the Plan Oversight Committee Members, the Debtors will not retain or appoint any directors, officers or employees. The identity of, and the terms of the proposed compensation to be paid to, the Plan Administrator is consistent with the interests of Holders of Claims and Interests and with public policy. Moreover, the identity of the three (3) appointed Plan Oversight Committee Members is consistent with the interests of Holders of Claims and Interests and with public policy. Accordingly, the requirements of section 1129(a)(5) of the Bankruptcy Code are satisfied.

vi.	Section 1129(a)(6) - Approval of Rate Changes

53. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission. Therefore, section 1129(a)(6) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases.

vii.	Section 1129(a)(7) - Best Interests of Holders of Claims and Interests

54. Each Holder of an Impaired Claim or Impaired Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

55. The liquidation analysis attached as Appendix C to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced at or prior to, or in declarations in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, credible and accurate as of the dates such analysis or evidence was prepared, presented or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that recoveries for Holders of Allowed Claims and Allowed Interests in every Class under the Plan on account of such Claim or Interest, as of the Effective Date, will have a value equal to or greater than the amount such Holder would receive if the applicable Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. Accordingly, the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

viii.	Section 1129(a)(8) - Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

56. Class 1 and Class 2 are Unimpaired Classes of Claims and are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Classes 3 to 8 are Impaired by the Plan. As set forth in the Voting Certification, Class 3, Class 4A and Class 4B have voted to accept the Plan. Holders of Claims or Interests in Classes 5, 6, 7 and 8 receive no Distributions under the Plan and are deemed not to have accepted the Plan pursuant to section 1126(g) of the Bankruptcy Code.

57. Because the Plan is deemed not to have been accepted by Classes 5, 6, 7 and 8, the Debtors seek Confirmation under section 1129(b), rather than section 1129(a)(8), of the Bankruptcy Code. Thus, although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the rejecting Classes and thus satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the rejecting Classes as described further below.

ix.	Section 1129(a)(9) - Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

58. The treatment of Administrative Claims (including Professional Claims), 503(b)(9) Claims and Priority Tax Claims under Article 3 of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

x.	Section 1129(a)(10) - Acceptance by At Least One Impaired Class

59. As set forth in the Voting Certification, the Impaired Accepting Classes have voted to accept the Plan. Specifically, Holders of Claims in Class 3, Class 4A and Class 4B have voted to accept the Plan. As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code). Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied.

xi.	Section 1129(a)(11) - Feasibility of the Plan

60. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at, or prior to, or in declarations filed in connection with, the Confirmation Hearing: (a) is reasonable, persuasive, credible and accurate as of the dates such analysis or evidence was prepared, presented or proffered; (b) utilizes reasonable and appropriate methodologies and assumptions; (c) has not been controverted by other evidence and (d) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the need for further liquidation or financial reorganization of the Debtors or any successor to the Debtors under the Plan except as provided in the Plan. Accordingly, the requirements of section 1129(a)(11) of the Bankruptcy Code have been satisfied.

xii.	Section 1129(a)(12) - Payment of Bankruptcy Fees

61. Section 3.5 of the Plan provides that all fees payable pursuant to section 1930 of title 28 of the United States Code shall be paid when due and payable (including any fraction thereof) until these Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(12) of the Bankruptcy Code.

xiii.	Section 1129(a)(13), (14), (15) and (16) - Non-Applicability of Certain Sections

62. The Debtors do not owe any “retiree benefits” (as defined in section 1114 of the Bankruptcy Code) or domestic support obligations and are not individuals. Therefore, sections 1129(a)(13), 1129(a)(14), 1129(a)(15) and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.

xiv.	Section 1129(b) - Confirmation of Plan Over Non-Acceptance of Impaired Class

63. The Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code notwithstanding that the requirements of section 1129(a)(8) have not been met because the Debtors have demonstrated by a preponderance of the evidence that the Plan (a) satisfies all of the other requirements of section 1129(a) of the Bankruptcy Code and (b) does not “discriminate unfairly” and is “fair and equitable” with respect to Classes 5, 6, 7 and 8.

64. The Plan does not “discriminate unfairly” with respect to Classes 5, 6, 7 and 8 because there is no discrimination in treatment between Holders in such Classes and there are no other Classes comprised of Holders with comparable legal rights.

65. The Plan is “fair and equitable” with respect to Classes 5, 6, 7 and 8 because no junior Class of Claims or Interests will receive or retain any property under the Plan on account of such Claims or Interests. There is no unfair discrimination with respect to Classes 5, 6, 7 and 8 as no there are no other similarly situated Classes that are receiving disparate treatment.

66. The Plan therefore satisfies the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed.

xv.	Section 1129(c) - Only One Plan

67. Other than the Plan, no other plan has been filed in these Chapter 11 Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

xvi.	Section 1129(d) - Principal Purpose of the Plan Is Not Avoidance of Taxes or Application of Securities Laws

68. No governmental unit has requested that this Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933 (as amended, the “Securities Act”), and the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code are satisfied.

P.	Section 1129(e) - Small Business Case

69. None of these Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

Q.	Satisfaction of Confirmation Requirements

70. Based upon the foregoing, all other pleadings, documents, exhibits, statements, declarations, certificates and affidavits filed in connection with Confirmation of the Plan and all evidence and arguments made, proffered or adduced at the Confirmation Hearing, the Plan satisfies all requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

R.	Disclosure: Agreements and Other Documents

71. The Debtors have disclosed all material facts regarding: (a) the sources and distribution of Cash under the Plan; (b) the terms and conditions of the Plan Administration Agreement and (c) the cancellation of all existing agreements, notes and Equity Interests.

S.	Likelihood of Satisfaction of Conditions Precedent to the Effective Date

72. Each of the conditions precedent to the Effective Date, as set forth in Section 9.1 of the Plan, and without affecting the rights of any party to enforce such condition, has been satisfied or waived in accordance with the provisions of the Plan, or is reasonably likely to be satisfied prior to the Effective Date.

T.	Implementation

73. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement (including the Plan Administration Agreement), and all other relevant and necessary documents, instruments and certificates (collectively, the “Plan Documents”) are essential elements of the Plan and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, their Estates and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining to enter into these documents and agreements and have provided sufficient and adequate notice of these documents and agreements (if notice was required). The terms and conditions of these documents and agreements are fair and reasonable and were negotiated in good faith and at arm’s-length. The Debtors and the Plan Administrator are authorized, without further approval of this Court, to execute and deliver all agreements, documents, instruments and certificates relating to the transactions contemplated by such documents and perform their obligations thereunder.

U.	Good Faith

74. Based on the record in these Chapter 11 Cases, the Exculpated Parties have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the Plan, including any action or inaction in connection with their participation in the activities described in section 1125 of the Bankruptcy Code. Accordingly, the Exculpated Parties are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.9 of the Plan. The Exculpated Parties, up to and including the Effective Date, will continue to act in good faith, if they proceed to (a) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby with respect to which the applicable Exculpated Parties are bound or otherwise obligated and (b) take the actions authorized and directed or contemplated by this Confirmation Order.

V.	Corporate Action

75. Upon the Effective Date, all actions contemplated by and set forth in the Plan shall be deemed authorized and approved. All matters provided for in the Plan involving the corporate structure of the Debtors, and any corporate action required by the Debtors in connection with implementation of the Plan shall be deemed to have occurred and shall be in effect upon the Effective Date, without any requirement of further action by the directors or officers of any Debtor.

W.	Executory Contracts and Unexpired Leases

76. The Debtors have exercised reasonable business judgment in determining to reject by the Plan all Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy other than (a) Executory Contracts or Unexpired Leases previously assumed or rejected pursuant to an order of the Court, (b) Executory Contracts or Unexpired Leases that are the subject of a motion to assume, or for which a notice of assumption has been filed pursuant to the assumption and assignment procedures approved by the this Court in connection with the Sale and (c) an Executory Contract that is a D&O Policy, in the case of (a) and (b), that is pending on the Effective Date. Each rejection of an Executory Contract or Unexpired Lease in accordance with the Plan, this Confirmation Order, other orders of this Court or otherwise shall be legal, valid and binding upon all non-debtor parties to such Executory Contract or Unexpired Lease, all to the same extent as if such rejection had been authorized and effectuated pursuant to a separate order of this Court that was entered pursuant to section 365 of the Bankruptcy Code before Confirmation. The Debtors have provided sufficient and adequate notice to any Entity whose Executory Contract or Unexpired Lease is rejected solely by virtue of the fact that the Plan rejects all such contracts.

X.	Retention of Jurisdiction

77. Except as otherwise provided in the Plan, this Confirmation Order or the Plan Documents, this Court shall retain jurisdiction over the matters set forth in Section 12.1 of the Plan and other applicable provisions of the Plan.

II. ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

A.	Order

78. The Plan and all of its provisions are confirmed. A copy of the Plan is attached hereto as Exhibit A.

B.	Objections

79. To the extent that any objections, reservations of rights, statements, or joinders to Confirmation have not been withdrawn, waived or settled before entry of this Confirmation Order, cured by the relief granted herein or otherwise resolved as stated on the record of the Confirmation Hearing, such objections, reservations of rights, statements and joinders are hereby overruled on the merits.

C.	Confirmation of the Plan

80. The Plan and the Plan Documents shall be, and hereby are, confirmed under section 1129 of the Bankruptcy Code. The documents contained in the Plan Documents, and any amendments, modifications and supplements thereto, and all documents and agreements related thereto, and the execution, delivery and performance thereof by the Debtors or the Plan Administrator are authorized and approved as finalized, executed and delivered. As set forth in the Plan, once finalized and executed, upon the occurrence of the Effective Date, the documents comprising the Plan Documents shall constitute legal, valid, binding and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

D.	Findings of Fact and Conclusions of Law

81. The findings of fact and the conclusions of law set forth herein shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. To the extent any of the following articles, sections or provisions constitute findings of fact or conclusions of law, they are adopted as such.

E.	General Settlement of Claims and Interests

82. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided pursuant to the Plan, the Plan constitutes a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim, or any Distribution to be made on account of such Allowed Claim. Approval of such compromise or settlement of all such Claims and controversies, as well as such compromise or settlement, is in the best interests of the Debtors and their Estates and is fair, equitable and reasonable. Subject to Article 7 of the Plan, all Distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

F.	RRD Settlement

83. The RRD Settlement is approved under sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019. Based upon the representations and arguments of counsel, all other testimony either actually given or proffered, other evidence introduced at the Confirmation Hearing and the full record of these Chapter 11 Cases, this Confirmation Order constitutes the Court’s approval of the RRD Settlement because (a) the RRD Settlement benefits the Estates by, among other things: (i) eliminating RRD’s significant claims against the Debtors’ Estates; (ii) reducing the amount of Allowed General Unsecured Claims through RRD’s agreement to fund the MEPP Settlement Payment; (iii) enhancing the recoveries for the Holders of Allowed SERP Claims through RRD’s agreement to fund the SERP Settlement Payment and reducing the amount of Allowed General Unsecured Claims through its funding of the MEPP Settlement Payment as described in (ii); and (iv) reducing the Estates’ administrative costs by resolving potential Plan objections through RRD’s agreement to support Confirmation of the Plan; (b) each of the parties supporting the RRD Settlement are represented by counsel that is recognized as being knowledgeable, competent and experienced; (c) the settlement is the product of arm’s-length bargaining and good faith negotiations between sophisticated parties; (d) the settlement is fair, equitable and reasonable and in the best interests of the Debtors, their respective Estates, creditors and other parties-in-interest; and (e) a fair and reasonable opportunity to object or be heard with respect to the RRD Settlement has been afforded to all interested persons and Entities. For the avoidance of doubt and notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, the Court has not been asked to approve, and this Confirmation Order does not approve or make any finding as to, the payment from RRD to counsel to the Ad Hoc SERP Group described in Section 5.15 of the Plan, which payment is contemplated to be made from a non-debtor third party to another non-debtor third party pursuant to an agreement between such non-debtor third parties reached as a result of negotiations that did not include the Debtors. Such payment is not being approved by the Court pursuant to this Confirmation Order as a part of the RRD Settlement, shall be separate and apart from any RRD Settlement Payments, does not constitute an administrative expense under the Plan, and shall not be a distribution pursuant to the Plan.

G.	Governmental Units

84. As to any Governmental Unit (as defined in section 101(27) of the Bankruptcy Code), nothing in the Plan or this Confirmation Order shall limit or expand the scope of release or injunction to which the Debtors or Wind-Down Estates are entitled to under the Bankruptcy Code, if any. Nothing in the Plan or this Confirmation Order provides a discharge to the Debtors or the Wind-Down Estates from any liability to a Governmental Unit. The release and injunction provisions contained in the Plan and this Confirmation Order are not intended and shall not be construed to bar any Governmental Unit from, subsequent to entry of the Confirmation Order, pursuing any police or regulatory action.

85. Notwithstanding anything contained in the Plan or this Confirmation Order to the contrary, nothing in the Plan or this Confirmation Order shall release, impair or otherwise preclude: (1) any liability to any Governmental Unit that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (2) any Claim of any Governmental Unit arising on or after the Confirmation Date; (3) any valid right of setoff or recoupment of any Governmental Unit against any of the Debtors; or (4) any liability of the Debtors or Wind-Down Estates under police or regulatory statutes or regulations to any Governmental Unit as the owner, lessor, lessee or operator of property that such entity owns, operates or leases after the Confirmation Date. Nor shall anything in this Confirmation Order or the Plan: (i) enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside the Court, any liability described in the preceding sentence; or (ii) divest any court, commission, or tribunal of jurisdiction to determine whether any liabilities asserted by any Governmental Unit are discharged or otherwise barred by this Confirmation Order, the Plan, or the Bankruptcy Code.

86. Moreover, nothing in this Confirmation Order or the Plan shall release or exculpate any non-debtor, including any Released Parties and/or Exculpated Parties, from any liability to any Governmental Unit, including but not limited to any liabilities arising under the Internal Revenue Code, the environmental laws, or the criminal laws against the Released Parties and/or Exculpated Parties, nor shall anything in this Confirmation Order or the Plan enjoin any Governmental Unit from bringing any claim, suit, action or other proceeding against any non-debtor for any liability whatsoever.

87. Nothing contained in the Plan or this Confirmation Order shall be deemed to determine the tax liability of any person or entity, including but not limited to the Debtors and the Wind-Down Estates, nor shall the Plan or this Confirmation Order be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of the Plan, nor shall any language in the Plan or this Confirmation Order be deemed to expressly expand or diminish the jurisdiction of the Court to make determinations as to federal tax liability and federal tax treatment under the Bankruptcy Code and 28 U.S.C. §§157, 1334.

H.	Certain Insurance Matters

88. Notwithstanding anything to the contrary in the Plan (including Articles 5.7, 5.9, 6.1, 8.10 and 10.12 thereof), this Confirmation Order (including paragraph 99 hereof), the Disclosure Statement, the Plan Supplement, the RRD Settlement, the Acquisition Agreement, the Sale Order, any cure notice, any claim objection, any other document related to any of the foregoing or any other order of the Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction, discharge or release, confers Court jurisdiction, or requires a party to opt out of any releases): (a) nothing shall alter, amend, discharge, impair or otherwise modify the terms and conditions of any insurance policy issued or providing coverage at any time by ACE American Insurance Company, Federal Insurance Company and/or each of their U.S.-based affiliates, predecessors and/or successors (collectively and together with any third party administrator under such insurance policies and their respective predecessors and/or affiliates, the “Chubb Insurers”) to any of the Debtors (such insurance policies collectively, and together with any agreements, documents, or instruments relating thereto and, for the avoidance of doubt, including any D&O Policies issued by any of the Chubb Insurers, but excluding any surety bonds or any agreements, documents or instruments relating thereto, the “Chubb Insurance Policies”) or the rights and obligations thereunder or the coverage provided pursuant thereto, including, but not limited to, any right of any Chubb Insurer to control the defense and settlement of any claims covered by such Chubb Insurance Policies or the right, if any, of a director or officer to coverage under a Chubb Insurance Policy, except that the Chubb Insurance Policies shall be deemed to vest in the Wind Down Estates upon the Effective Date (which in the case of any D&O Policy issued by any of the Chubb Insurers shall occur after the Debtors’ deemed assumption thereof pursuant to Article 5.9); and to the extent that the Debtors or, after the Effective Date, the Wind Down Estates owe any premium for any Chubb Insurance Policy(ies) and/or to the extent that the Debtors or, after the Effective Date, the Wind Down Estates, or at any time, any current or former directors or officers of the Debtors entitled to coverage under any Chubb Insurance Policy seek coverage or payment under any Chubb Insurance Policy, the applicable Chubb Insurer shall be entitled to seek payment or reimbursement from the applicable Debtor or Wind Down Estate, solely to the extent required to be paid or reimbursed by the Debtors under and in accordance with the terms of the applicable Chubb Insurance Policy(ies), without the need for any Chubb Insurer to file a Proof of Claim or Administrative Claim or to object to any cure notice, and any undisputed payments made to

Chubb Insurers at any time shall not be subject to avoidance under the Bankruptcy Code or applicable law; provided that any and all rights of the Debtors or Wind Down Estates, as applicable, to dispute the priority of any such Chubb Insurer claim for payment or reimbursement or to dispute under applicable non-bankruptcy law or under the Chubb Insurance Policies any amounts owed under the Chubb Insurance Policies are expressly reserved and all rights and defenses of the Chubb Insurers with respect thereto are preserved; and (b) the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article 10 of the Plan, if and to the extent applicable, shall be deemed lifted, without further order of this Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against a Chubb Insurer under applicable non-bankruptcy law to proceed with their claims; (II) any Chubb Insurer to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against any Chubb Insurer under applicable non-bankruptcy law, or an order has been entered by this Court granting a claimant relief from the automatic stay or the injunctions set forth in Article 10 of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; and (III) the Chubb Insurers to cancel (including at any time on or after the closing of the Sale, upon the request of the Debtors or their successors or agents as of the date so requested) any Chubb Insurance Policies, and take other actions relating to the Chubb Insurance Policies (including effectuating a setoff), to the extent permissible under applicable non-bankruptcy law and in accordance with the terms of such Chubb Insurance Policies; provided that nothing in this paragraph shall or shall be deemed to modify or limit the exculpation granted pursuant to section 1125(e) of the Bankruptcy Code.

I.	Certain Surety Matters

89. Paragraph 36 of the Sale Order shall survive the Effective Date of the Plan and nothing in the Plan, this Confirmation Order, or any of the Plan Documents shall be deemed to effect that provision of the Sale Order. Nothing in the Plan, this Confirmation Order, or any of the Plan Documents shall affect the rights, claims, liens and/or interests of Westchester Fire Insurance and Federal Insurance Company (together with their surety affiliates, hereafter, individually and collectively, “Surety”) as against the Debtors, the Debtors’ estates, the Wind Down Estates or their previous or current non-debtor affiliates in connection with the Bonds, Indemnity Agreement or Surety Documents (the terms Bonds, Indemnity Agreement, Surety Documents, Discharge Obligations and ILOC are defined in the Sale Order and have the same definition herein), or under common law. Furthermore, to the extent that the Discharge Obligations that were required of the Buyer and the Debtors under the Sale Order have not been fulfilled by the Effective Date, these obligations shall remain in full force and effect post-Effective Date as well as any claims or rights of the Surety against the Debtors, Wind Down Estates and Buyer for not fulfilling these obligations. In addition, the rights of the Surety or its affiliate(s)) in connection with any ILOC and any and all proceeds thereof shall not be affected by the Plan, this Confirmation Order, or any of the Plan Documents. Furthermore, the Surety’s rights to apply the proceeds of the ILOC to any and all unreimbursed losses, costs, and /or expenses incurred or to be incurred by the Surety in connection with the Bonds or these proceedings, and right to be reimbursed by the Debtors and the Wind Down Estates shall survive the Effective Date and shall not be impacted in any way by the Plan, this Confirmation Order, or any of the Plan Documents. The Surety shall not be required to file proofs of claim or requests for payment with respect to any obligations owed by the Debtors, and any and all rights, liens, claims, and/or interests of Surety with respect to any of its collateral, including, but not limited to, any proceeds due or to become due to any of the Debtors, the Wind Down Estates or any of their non-debtor affiliates with respect to any contract or obligation for which the Surety executed any bond or similar or related instrument, including the Bonds, and any claims or rights of Surety, including, but not limited to, subrogation, setoff and/or recoupment, against Debtors, their affiliates, the Wind Down Estates or the Released Parties shall not be released by the Plan, this Confirmation Order, or any of the Plan Documents. Neither the Debtors nor the Wind Down Estates shall seek estimation of any of Surety’s claims without Surety’s consent and all rights pursuant to section 502(j) of the Bankruptcy Code are preserved. Neither the Debtors nor the Wind Down Estates shall bring any Avoidance Action(s) against Surety or any beneficiary or obligee on any of the Bonds. Further, to the extent that Surety pays any Claim of a third-party on account of its obligations as surety and subrogates to such claim, such Claim shall not be disallowed or effected pursuant to any provision of the Plan, this Confirmation Order, or any of the Plan Documents, and all of the rights, claims, liens, and security interests, including setoff or recoupment claims of any party to whom Surety is or may become subrogated, shall survive with equal force as the rights, claims, liens, and security interests of Surety as provided above. Notwithstanding anything in the Plan, this Confirmation Order, or any of the Plan Documents to the contrary, Surety and the Debtors reserve, and do not waive, any of their respective defenses under any of the Bonds.

J.	Mississippi Department of Revenues

90. Notwithstanding anything in the Plan or this Confirmation Order to the contrary: (a) the Mississippi Department of Revenues’ (the “MDOR”) setoff rights under section 553 of the Bankruptcy Code and recoupment rights are preserved; (b) pursuant to and consistent with section 503(b)(1)(D) of the Bankruptcy Code, the MDOR shall not be required to file any proofs of claim or requests for payment in the Chapter 11 Cases for any Administrative Claims

for the liabilities described in section 503(b)(1)(B) and (C) of the Bankruptcy Code; the Debtors, Plan Administrator or Wind Down Estates, as applicable, shall timely submit returns and remit payment (or cause such returns to be submitted and payment to be remitted by the Buyer, in accordance with the Acquisition Agreement), including penalties and interest (if applicable), for all liabilities described in section 503(b)(1)(B) and (C) of the Bankruptcy Code due or coming due, as required under applicable non-bankruptcy law and subject to any dispute resolution procedures set forth in the Plan; should the Debtors, Plan Administrator, Wind Down Estates or Buyer fail to so timely file and pay, MDOR shall provide the Debtors or Plan Administrator, as applicable, with written notice of such failure, and if such failure is not remedied within 30 Business Days after receipt of such notice, the MDOR may proceed with Mississippi state law remedies for collection of any amounts due and/or seek such relief as may be available from the Court; provided that nothing in this clause (b) shall affect the Court’s jurisdiction over such claims or the right of the Debtors, Wind Down Estates or Plan Administrator to dispute whether any default has occurred or to oppose any efforts by MDOR to enforce its claims; (c) to the extent the MDOR’s Priority Tax Claims, if any, are not paid in full in cash on the Effective Date, such Priority Tax Claims shall, at a minimum, be paid by regular, quarterly installment payments in cash over a period not to exceed five (5) years after the date of the order for relief under section 301 of the Bankruptcy Code, all as required by section 1129(a)(9)(C) of the Bankruptcy Code, along with non-bankruptcy interest in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code and Mississippi state law, as applicable; (d) the Chapter 11 Cases shall have no effect on the MDOR’s rights as to non-debtor third parties; provided that this clause (d) shall not diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code; (e) the MDOR may timely amend any Proof of Claim against any Debtor to specify the amounts of unliquidated claims relating to (i) any pending tax audit or tax audit commenced to determine the amount of such claims or (ii) a tax return filed by or on behalf of the Debtors for any tax year to which such claims pertain; and (f) for the avoidance of doubt, nothing in this Confirmation Order or the Plan shall affect or relieve the Debtors’, the Wind Down Estates’, or the Plan Administrator’s obligations to timely submit returns and remit payment for all taxes due or coming due under applicable Mississippi state law either prior to or after the Effective Date, in accordance therewith.

K.	Texas Comptroller of Public Accounts

91. Notwithstanding any term in the Plan or this Confirmation Order to the contrary: (a) the Texas Comptroller of Public Accounts’ (the “Comptroller”) setoff rights are preserved under § 553 of the Bankruptcy Code; (b) pursuant to section 503(b)(1)(D) of the Bankruptcy Code, the Comptroller shall not be required to file a request for payment of any amounts coming due postpetition; (c) the Comptroller may amend a Proof of Claim to specify the amount of an unliquidated claim relating to any pending audit without prior authorization of the Court or the Plan Administrator; (d) any and all tax liabilities owed by Debtors to the Comptroller, including those resulting from audits, shall be determined, resolved, and paid under and in accordance with the laws of the State of Texas; and (e) the Chapter 11 Cases shall have no effect on the Comptroller’s rights as to non-debtor third parties.

L.	BTC Purchase Agreement

92. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, nothing in the Plan shall impair, discharge, cancel, terminate, release, or otherwise modify BTC III Gateway Logistics Center LP’s (“BTC”) rights under (i) the Agreement for Sale and Purchase, dated as of August 7, 2019, between LSC Communications US, LLC as Seller and BTC as successor to BTC III Acquisitions LLC, as Buyer (as amended from time to time, the

“BTC Purchase Agreement”), and (ii) the Escrow Agreement – Holdback Re File No. NCS 993224 entered into among LSC Communications US, LLC, BTC as successor to BTC III Acquisitions LLC, and First American Title Insurance Company, as escrow agent (the “BTC Escrow Agent”), in connection with the BTC Purchase Agreement (the “BTC Escrow Agreement”); provided, that all of the Debtors’ rights and defenses under applicable law available to a debtor following rejection of an executory contract or agreement are expressly reserved. All rights of BTC against the Debtors and the BTC Escrow Agent under and in accordance with the BTC Purchase Agreement and the BTC Escrow Agreement shall be preserved and be unaffected by the Confirmation of the Plan.

M.	References to Plan Provisions

93. The failure specifically to include or to refer to any particular article, section or provision of the Plan, any Plan Document or any related document or agreement in this Confirmation Order shall not diminish or impair the effectiveness of such article, section or provision nor constitute a waiver thereof, it being the intent of this Court that the Plan be confirmed in its entirety, the Plan Documents be approved in their entirety, and all be incorporated herein by this reference.

N.	Immediate Binding Effect

94. Notwithstanding Bankruptcy Rule 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Documents shall be immediately effective and enforceable and deemed binding upon the Debtors and any and all Holders of Claims and Interests (irrespective of whether such Holders have accepted, or are deemed to have accepted, the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and

Unexpired Leases with the Debtors and the respective heirs, executors, administrators, successors or assigns, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians, if any, of any of the foregoing. The Plan and the Plan Documents constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan, the Plan Documents, and this Confirmation Order shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

O.	Cancellation of Existing Notes, Instruments, Certificates and Other Documents

95. On the Effective Date, except as otherwise specifically provided for in the Plan or any agreement, instrument, or other document incorporated in the Plan, the obligations of the Debtors under each of the DIP Credit Agreement, the Prepetition Credit Documents, the Prepetition Notes Documents and any other Certificate, Interest, share, note, bond, indenture, purchase right, option, warrant, intercreditor agreement, guaranty, indemnity or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest, shall be canceled solely as to the Debtors, and the Debtors shall not have any continuing obligations thereunder and shall be released therefrom, and the DIP Agent, the Prepetition Agent and the Prepetition Notes Collateral Agent shall be automatically and fully released and discharged from all duties and obligations under the DIP Credit Agreement, Prepetition Credit Documents and Prepetition Notes Documents, respectively (in each case, other than the express duties of the Prepetition Notes Collateral Agent to make distributions under the Plan as provided therein); provided that notwithstanding Confirmation or the occurrence of the Effective Date, or anything set forth in the Plan or this Confirmation Order, the L/C Agreement shall continue in effect without limitation until terminated in accordance with its terms and the Prepetition Credit Documents

(including Liens issued thereunder), the Prepetition Notes Documents (including Liens issued thereunder) and any other agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (i) enabling Holders of Allowed Claims to receive distributions under the Sale Order, the Credit Bid Support Agreement (as defined in the Acquisition Agreement), the Plan as provided therein, or any other order of the Court; (ii) permitting each of the Agents to seek and/or receive compensation and/or reimbursement of fees and expenses in accordance with the Plan, the Final DIP Order, or any other order of the Court; (iii) permitting the Prepetition Notes Collateral Agent to exercise its Prepetition Notes Collateral Agent Charging Lien against distributions to the Prepetition Noteholders in accordance with the Prepetition Notes Documents; (iv) preserving all rights, remedies, indemnities, powers, and protections of the Agents against any person (other than the Debtors), including with respect to indemnification or contribution from the Prepetition Revolver Lenders, the Prepetition Term Loan Lenders, or the Prepetition Noteholders, as applicable (which rights to indemnification or contribution shall not be released under the Plan or this Confirmation Order), or any exculpations of the Agents, pursuant to and subject to the terms of the Prepetition Credit Documents or the Prepetition Notes Documents, as applicable; (v) permitting each Agent to enforce any obligation owed to such Agent under the Final DIP Order, the Plan, or this Confirmation Order; (vi) permitting each of the Agents to appear in the Chapter 11 Cases or in any proceeding in the Court or any other court; and (vii) permitting each of the Agents to perform any functions that are necessary to effectuate the foregoing. As a condition precedent to receiving any Distribution on account of its Allowed Junior Remaining Claim, each Prepetition Noteholder shall be deemed to have surrendered its Senior Secured Notes, and all such surrendered Senior Secured Notes shall be deemed to be canceled pursuant to this Confirmation Order, except to the extent otherwise provided in the Plan (including for the purpose of receiving further distributions as described in this paragraph). On the Effective Date, all Equity Interests in LSC shall be canceled and shall be of no further force and effect, whether surrendered for cancelation or otherwise.

P.	Section 1145 Exemption from Registration Under the Securities Act

96. The solicitation of acceptances and rejections of the Plan was exempt from the registration requirements of the Securities Act and applicable state securities laws, and no other non-bankruptcy law applies to the solicitation.

97. To the extent the interests in the Wind Down Estates are deemed to be “securities,” the offering, issuance and distribution of such interests shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any applicable state and local laws requiring registration of securities, pursuant to section 1145 of the Bankruptcy Code or another available exemption from registration under the Securities Act.

Q.	Provisions Governing Distributions

98. All Distributions pursuant to the Plan shall be made in accordance with Article 7 of the Plan, which is hereby approved. Except as otherwise set forth in the Plan, the Distribution Agent, at the direction of the Debtors or the Plan Administrator, shall make all Distributions required under Article 7 of the Plan.

R.	Treatment of Executory Contracts and Unexpired Leases

99. The Executory Contract and Unexpired Lease provisions of Article 6 of the Plan are hereby approved.

S.	Vesting of Assets in the Wind Down Estates

100. All Plan Assets shall vest in the Wind Down Estates free and clear of all Liens, Claims, charges or other encumbrances or interests to the extent permitted by section 1141 of the Bankruptcy Code. For the avoidance of doubt, the assets held by Wells Fargo Bank, National Association, as trustee under the Grantor Trust Agreement, dated September 6, 2016, pursuant to which certain assets contributed by the Debtors are held in trust for the participants of the LSC Communications Deferred Compensation Plan, shall be transferred by the trustee to and shall vest in the Wind Down Estates on the Effective Date, free and clear of all Liens, Claims, charges or other encumbrances or interests to the extent permitted by section 1141 of the Bankruptcy Code.

T.	D&O Policies

101. As of the Effective Date, the Debtors shall be deemed to have assumed all of the Debtors’ D&O Policies pursuant to sections 105 and 365(a) of the Bankruptcy Code, and coverage for defense and indemnity under any of the D&O Policies shall remain available within the definition of “Insured” in any of the D&O Policies subject to the terms and conditions of the D&O Policies. Entry of this Confirmation Order will constitute the Court’s approval of the Debtors’ assumption of each D&O Policy. Notwithstanding anything to the contrary contained in the Plan, and except as otherwise may be provided in an order of the Court, Confirmation of the Plan will not discharge, impair or otherwise modify any obligations assumed by the assumption of the D&O Policies, and each such obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed. For the avoidance of doubt, the D&O Policies (a) are prefunded and will not require any additional premiums on or after the Effective Date and (b) provide coverage for those insureds currently covered by such policies for the remaining term of such policies and runoff or tail coverage after the Effective Date to the fullest extent permitted by such policies.

U.	Non-Discharge of Debtors; Resolution of Claims and Termination of Interests

102. In accordance with section 1141(d)(3) of the Bankruptcy Code, this Confirmation Order will not discharge the Debtors. However, no Holder of a Claim may receive any payment from, or seek recourse against, the Wind Down Estates or any Plan Assets that are to be distributed under the Plan other than Plan Assets required to be distributed to that Holder pursuant to the Plan. As set forth in Section 10.3 of the Plan, pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise provided in the Plan or this Confirmation Order, the treatment of Claims and Interests under the Plan shall be in full and final satisfaction, settlement, release, and termination, as of the Effective Date, of all Claims of any nature whatsoever, whether known or unknown, against, and Interests in, the Debtors, any property of the Estates, the Plan Administrator or any property of the Wind Down Estates, including all Claims of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, liability, obligation or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim, liability, obligation or Interest has accepted the Plan. Except as otherwise provided in the Plan, any default by the Debtors or their Affiliates with respect to any Claim that existed immediately prior to or on account of the filing of these Chapter 11 Cases shall be deemed cured on the Effective Date.

103. Except as otherwise provided in the Plan, this Confirmation Order or such other order of this Court that may be applicable, all Persons and Entities shall be precluded from asserting against the Debtors, their successors or assigns, including the Plan Administrator, their agents and employees, or their respective assets, properties or interests in property, any Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts or legal bases therefor were known or existed prior to the Effective Date regardless of whether a Proof of Claim or Interest was filed.

V.	Release of Liens

104. Except as otherwise provided in this Confirmation Order, in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and all of the rights, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Wind Down Estates and their successors and assigns; provided that, for the avoidance of doubt, the Lien and security interest granted pursuant to the L/C Agreement shall remain in full force and effect until released in accordance with the terms of the L/C Agreement.

W.	Releases, Exculpations, Injunction and Related Provisions

105. Sections 10.5 through 10.12 of the Plan are hereby approved and authorized.

106. Nothing in the Plan or this Confirmation Order shall affect any release granted under any prior order of this Court, all of which remain in full force and effect in accordance with their respective terms.

X.	Subordinated Claims

107. The allowance, classification and treatment of all Allowed Claims and Allowed Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal or equitable subordination relating thereto, unless otherwise provided in a settlement agreement concerning such Allowed Claim or Allowed Interest.

Y.	Authority of the Plan Administrator to Prosecute and Settle Actions

108. Subject to Article 5 of the Plan and the terms of the Plan Administration Agreement, after the Effective Date, only the Plan Administrator shall have the authority to maintain, prosecute, settle, dismiss, abandon or otherwise dispose of any Causes of Action, and, subject to the terms of the Plan and the Plan Administration Agreement, the Plan Administrator may enter into and consummate settlements and compromises of Causes of Actions without notice to or approval by the Court.

Z.	Professional Fee Claims

109. All final requests for payment of Professional Claims shall be filed and served no later than 60 days after the Effective Date, in accordance with the procedures established under the Professional Fee Order. In accordance with the procedures established by the Bankruptcy Code and the Professional Fee Order, the Court shall determine the Allowed amounts of such Professional Claims. For the avoidance of doubt, Adequate Protection Fees and Expenses do not constitute Professional Claims and shall not be subject to this paragraph.

110. The Debtors shall establish and fund on or prior to the Effective Date the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Except as provided in the last sentence of this paragraph, such funds shall not be considered property of the Wind Down Estates. The Plan Administrator shall pay Professional Claims in Cash no later than five Business Days after such Claims are Allowed by Final Order of the Court. Any funds remaining in the Professional Fee Escrow Account following the approval of all Professionals’ final fee applications provided for in Section 3.4.1 of the Plan and payment of all Professionals’ Allowed Professional Claims shall constitute part of the Junior Remaining Claim Distribution Pool and shall be distributed to Holders of Allowed Junior Remaining Claims by the Plan Administrator.

111. In accordance with Section 3.4.3 of the Plan, Professionals shall provide good-faith estimates of their Professional Claims for purposes of the Professional Fee Escrow Account and shall deliver such estimates to the Debtors no later than seven (7) days prior to the Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to the fees and expenses of such Professionals. If a Professional does not provide such an estimate, the Debtors may estimate, in their reasonable discretion, the Professional Claims of such Professional.

112. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Plan Administrator, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order or approval of the Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors, the Plan Administrator or the Committee, as the case may be, in each case subject to, and in accordance with, the Wind Down Budget. Except as otherwise specifically provided in the Plan, upon the Effective Date, any requirement that Professionals comply with section 327, 328, 329, 330, 331 or 1103 of the Bankruptcy Code or the Professional Fee Order in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors, the Plan Administrator, or, solely with respect to the matters set forth in Section 13.9 of the Plan, the Committee, may employ and pay any Professional in the ordinary course of business, in each case subject to the Wind Down Budget.

113. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Plan Administrator, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order or approval of the Court, and subject to the availability of funds in the Wind Down Budget, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Plan Oversight Committee, the Consenting Junior Secured Creditors (which shall be limited to the Consenting Junior Secured Creditors Advisors) and the Prepetition Notes Collateral Agent (which shall be limited to one legal counsel).

AA.	Statutory Fees Payable Pursuant to 28 U.S.C. § 1930

114. The Debtors or the Plan Administrator, as applicable, shall pay all fees and interest when due and payable pursuant to section 1930 of Title 28 of the United States Code (including any fraction thereof) until these Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

BB.	Priority Tax Claims

115. Except as otherwise agreed to by the parties, or ordered by the Court, each Holder of an unpaid Allowed Priority Tax Claim will receive payment in full in an amount equal to the Allowed Priority Tax Claim (a) as soon as practicable after the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date or (b) on the next Distribution Date after such Priority Tax Claim becomes an Allowed Priority Tax Claim.

CC.	Adequate Protection Fees and Expenses

116. The outstanding Adequate Protection Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or postpetition) shall be paid in full in Cash on or as soon as practicable after the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases, including pursuant to the Final DIP Order or another order of the Court), without the need for any further notice or application to or approval by the Court or otherwise. All Adequate Protection Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors, the Committee and the U.S. Trustee at least two Business Days prior to the anticipated Effective Date (or such shorter period as the Debtors may agree); provided, that such estimate shall not be considered an admission or limitation with respect to such Adequate Protection Fees and Expenses.

DD.	Filing Deadlines

117. Any Holder of an Administrative Claim who is not excepted, pursuant to Section 3.1 of the Plan, from the requirements to file and serve a request for payment of such Administrative Claim on or prior to the Administrative Claim Bar Date will be forever barred, estopped and enjoined from asserting such Administrative Claim against the Debtors, the Wind Down Estates or the Plan Administrator or their respective property and from participating in any Distribution in the Debtors’ cases on account of such Administrative Claim. The Administrative Claim Bar Date shall be 4:00 p.m. (Eastern Time) on the 35th day after the Effective Date.

118. Except as otherwise provided in section 503(b)(1)(D) of the Bankruptcy Code and 28 U.S.C. § 960, all requests for payment of Claims by a governmental unit (as defined under section 101(27) of the Bankruptcy Code) for taxes (and for interest and/or penalties related to such taxes) for any tax year or period prior to the Petition Date must have been filed with the Court on or before the Governmental Claims Bar Date. Except as otherwise provided in section 503(b)(1)(D) of the Bankruptcy Code and 28 U.S.C. § 960, any Holder of a Claim for taxes who does not file such Claim by the applicable Claims Bar Date will be forever barred from asserting any such Claim against the Debtors, Wind Down Estates, the Plan Administrator or any of their respective property, and will receive no Distribution under the Plan or otherwise on account of such Claim.

EE.	Exemption from Certain Transfer Taxes and Recording Fees

119. Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers from the Debtors to the Wind Down Estates or to any other Person (or Entity), pursuant to, in contemplation of, or in connection with the Plan (including any transfer pursuant to: (a) the distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors; or (b) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall, and shall be directed to, forgo the collection of any such tax, recordation fee or government assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment. The Court shall retain specific jurisdiction with respect to these matters.

FF.	Retention of Jurisdiction

120. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, this Court shall retain exclusive jurisdiction over all matters arising out of, or related to, these Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction over those matters set forth in Section 12.1 of the Plan.

GG.	Plan Documents

121. The Plan Administration Agreement and any other Plan Documents are approved and, upon execution and delivery of the Plan Documents by the applicable parties, the Plan Administration Agreement and any other Plan Documents shall be in full force and effect and valid, binding and enforceable in accordance with their terms without the need for any further notice to or action, order or approval of this Court, or other act or action under applicable law, regulation, order or rule. The Debtors and, after the Effective Date, the Plan Administrator, are authorized, without further approval of this Court or any other party, to execute and deliver all agreements, documents, instruments, securities and certificates relating to such agreements and perform their obligations thereunder, including paying all fees due thereunder or in connection therewith.

HH.	Effectiveness of All Actions

122. Except as set forth in the Plan, all actions authorized to be taken by the Plan or this Confirmation Order shall be effective on, prior to, or after the Effective Date pursuant to the terms of the Plan or this Confirmation Order, without further application to, or order of this Court.

II.	Authorization to Take Actions to Implement and Consummate the Plan

123. Pursuant to section 1142(b) of the Bankruptcy Code, each of the Debtors and the Plan Administrator hereby are authorized and empowered to take all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan, the documents contained in the Plan Supplement, the Plan Administration

Agreement and any other Plan Documents, without the need for any approvals, authorizations, actions or consents except for those expressly required pursuant hereto, and all documents, instruments, securities and agreements authorized thereunder and related thereto and all annexes, exhibits and schedules appended thereto, and the obligations thereunder shall constitute legal, valid, binding and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms without the need for any stockholder or board of directors’ approval.

124. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other U.S. governmental authority with respect to the implementation or consummation of the Plan, the Plan Supplement and any other Plan Documents, any amendments or modifications thereto prior to the Effective Date and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Plan Administration Agreement and any other Plan Documents and any amendments or modifications thereto entered into prior to the Effective Date.

JJ.	Intercompany Claims, Interests and Account Settlement

125. Notwithstanding anything herein to the contrary, on the Effective Date or as soon thereafter as is reasonably practicable all Intercompany Claims and Intercompany Interests will be canceled in full, and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Claim or Interest under the Plan. In no event shall Intercompany Claims be Allowed as General Unsecured Claims or entitled to any Distribution under the Plan.

KK.	Fees and Expenses of the Distribution Agent

126. The Plan Administrator shall pay to the Distribution Agent all of its reasonable and documented fees and expenses without the need for any approvals, authorizations, actions or consents of the Court or otherwise. The Distribution Agent shall submit detailed invoices to the Plan Administrator for all fees and expenses for which the Distribution Agent seeks reimbursement, and the Plan Administrator shall pay those amounts that it, in its sole discretion, deems reasonable, and shall object in writing to those fees and expenses, if any, that the Plan Administrator deems to be unreasonable. In the event that the Plan Administrator objects to all or any portion of the amounts requested to be reimbursed in the Distribution Agent’s invoice, the Plan Administrator and the Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Plan Administrator and the Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Court.

LL.	Dissolution of the Committee

127. On the Effective Date, the Committee shall dissolve and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that the Committee will stay in existence solely for the limited purpose of (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code and (b) motions or litigation, including pending appeals, seeking enforcement of the provisions of the Plan or under this Confirmation Order; provided, further, that with respect to pending appeals and related proceedings, the Committee shall continue to comply with sections 327, 328, 329, 330, 331 and 1103 of the Bankruptcy Code and the Professional Fee Order in seeking compensation for services rendered.

MM.	Modifications or Amendments

128. Subject to the limitations contained in the Plan, the Debtors or the Plan Administrator, as applicable, are authorized to, after the entry of this Confirmation Order, upon order of this Court, (a) amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or (b) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided that any amendments or modifications that adversely affect the Junior Secured Creditors, the Holders of General Unsecured Claims (as a Class) or the Holders of Allowed SERP Claims (as a Class) shall require the prior consent of the Consenting Junior Secured Creditors Advisors and/or the Committee, as applicable. Entry of this Confirmation Order shall mean that all modifications and amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code, and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

NN.	Effect of Conflict between Plan and Confirmation Order

129. If there is any direct conflict between the terms of the Plan or any of the Plan Documents and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

OO.	Reservation of Rights

130. If the Effective Date does not occur by March 31, 2021 or such later date as the Debtors determine, with the consent of the Consenting Junior Secured Creditors Advisors and the Committee, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall constitute a waiver or release of any claims by or Claims against or Interests in the Debtors, prejudice in any manner the rights of the Debtors or any other Person, or constitute an admission, acknowledgment, offer or undertaking by the Debtors or any Person.

131. Nothing in the Plan, this Confirmation Order or related documents shall discharge, release, impair, enjoin, or otherwise preclude or diminish any liability to the United States of any non-debtor.

PP.	Notice of Entry of Confirmation Order and Occurrence of Effective Date

132. In accordance with Bankruptcy Rules 2002(f)(7), 2002(k) and 3020(c), within fifteen (15) Business Days following the occurrence of the Effective Date, the Debtors shall serve notice of entry of this Confirmation Order and occurrence of the Effective Date on all parties served with the Confirmation Hearing Notice in substantially the form of the notice annexed hereto as Exhibit B, which form is hereby approved, to be delivered to such parties by first-class mail, postage prepaid, or by electronic mail as authorized in the Solicitation Procedures Order; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors served the notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason and the Debtors have made a reasonable effort to ascertain an alternative mailing address, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address; provided further that the Debtors may, within their reasonable discretion, determine to serve separate notices of entry of this Confirmation Order and occurrence of the Effective Date on the parties and in the manner described above, each of such separate notice to be, in relevant part, in substantially the form of the notice annexed hereto as Exhibit B.

133. Mailing of the notice of entry of this Confirmation Order in the time and manner set forth in the previous paragraph shall be good and sufficient notice under the particular circumstances in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice shall be necessary.

QQ.	Injunctions and Automatic Stay

134. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

135. This Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any Claims, Interests, Causes of Action, obligations, suits, judgments, damages, demands, debts, rights or liabilities released or discharged pursuant to the Plan.

RR.	Nonseverability of Plan Provisions upon Confirmation

136. Each term and provision of the Plan, as it may have been altered or interpreted herein, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except in accordance with Section 11.1 of the Plan; and (c) nonseverable and mutually dependent.

SS.	Authorization to Consummate

137. The Debtors are authorized to consummate the Plan on any Business Day selected by the Debtors after the entry of this Confirmation Order, subject to satisfaction or waiver of the conditions (by the required parties) to the Effective Date set forth in Section 9.1 of the Plan. The Plan shall not become effective unless and until the conditions set forth in Section 9.1 of the Plan have been satisfied or waived (by the required parties) pursuant thereto.

NN.	Governmental Approvals Not Required

138. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and the Plan Documents.

OO.	Filing and Recording

139. This Confirmation Order is and shall be binding upon and shall govern the acts of all persons or entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument. Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including financing statements under the applicable uniform commercial code) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any stamp tax or similar tax imposed by state or local law.

PP.	Tax Withholding

140. In connection with the Plan, to the extent applicable, the Plan Administrator shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit (as such term is defined in section 101(27) of the Bankruptcy Code), and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Plan Administrator and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information, documentation, and certifications necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable or appropriate. All Persons holding Claims against any Debtor shall be required to provide any information necessary for the Plan Administrator to comply with all tax withholding and reporting requirements imposed on them by any governmental unit. The Plan Administrator reserves the right to allocate any distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

141. Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit on account of such distribution.

QQ.	Return of Deposits

142. All utilities, including any Entity that received a deposit or other form of adequate assurance of future performance under section 366 of the Bankruptcy Code during the Chapter 11 Cases on account of the Order (I) Prohibiting Utility Providers from Altering, Refusing or Discontinuing Service, (II) Deeming Utility Providers Adequately Assured of Future Performance, (III) Establishing Procedures for Determining Adequate Assurance of Payment and (IV) Granting Related Relief [D.I. 215], shall remit such funds to the Plan Administrator within thirty (30) days of the Effective Date either by setoff against postpetition indebtedness or by cash refund, as applicable.

RR.	Substantial Consummation

143. On the Effective Date, the Plan shall be deemed substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

SS.	Debtors’ Actions Post-Confirmation Through the Effective Date

144. During the period from entry of this Confirmation Order through and until the Effective Date, each of the Debtors shall continue to operate their business as a debtor in possession, subject to the oversight of the Court as provided under the Bankruptcy Code, the Bankruptcy Rules, this Confirmation Order and any Final Order of the Court.

TT.	Final Order

145. This Confirmation Order is intended to be a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

Dated: February 24, 2021 New York, New York	/s/ Sean H. Lane
The Honorable Sean H. Lane United States Bankruptcy Judge

Exhibit A

Plan

Andrew G. Dietderich

Brian D. Glueckstein

Alexa J. Kranzley

Christian P. Jensen

SULLIVAN & CROMWELL LLP

125 Broad Street

New York, NY 10004-2498

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Counsel to the Debtors

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
In re LSC COMMUNICATIONS, INC., et al.,[1] Debtors.	: : : : : :	Chapter 11 Case No. 20-10950 (SHL) Jointly Administered
x

AMENDED JOINT CHAPTER 11 PLAN OF LIQUIDATION OF

LSC COMMUNICATIONS, INC. AND ITS DEBTOR AFFILIATES

Dated:	February 23, 2021

New York, New York

[1]

The Debtors in these Chapter 11 Cases, together with the last four digits of each Debtor’s federal tax identification number, are as follows: LSC Communications, Inc. (9580); Courier Communications LLC (2268); Courier Kendallville, Inc. (4679); Courier New Media, Inc. (1312); Dover Publications, Inc. (0853); LSC Communications Logistics, LLC (9496); LSC Communications MM LLC (5577); LSC Communications US, LLC (4157); LSC International Holdings, Inc. (4995); National Publishing Company (8213); Publishers Press, LLC (7265); Continuum Management Company, LLC (2627); Clark Distribution Systems, Inc. (5778); Clark Holdings Inc. (9172); Clark Worldwide Transportation, Inc. (5773); The Clark Group, Inc. (6223); Courier Companies, Inc. (7588); Courier Publishing, Inc. (3681); F.T.C. Transport, Inc. (8699); LibreDigital, Inc. (7160); LSC Communications Printing Company (7012); and Research & Education Association, Inc. (3922). The Debtors’ corporate address is LSC Communications, Inc. c/o Prime Clerk LLC, P.O. Box 329003, Brooklyn, NY 11232.

TABLE OF CONTENTS

Page

1. INTRODUCTION	1

2. DEFINITIONS AND RULES OF INTERPRETATION	2

2.1. Defined Terms	2
2.2. Rules of Interpretation	17
2.3. Governing Law	18
2.4. Computation of Time	18

3. ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS	19

3.1. Administrative Claim Bar Date	19
3.2. General Administrative Claims	19
3.3. 503(b)(9) Claims	20
3.4. Professional Claims	20
3.5. Statutory Fees Payable Pursuant to 28 U.S.C. § 1930	21
3.6. Priority Tax Claims	21
3.7. Adequate Protection Fees and Expenses	22

4. CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND INTERESTS	23

4.1. Classification of Claims and Interests.	23
4.2. Treatment of Claims and Interests	24
4.3. Special Provision Governing Unimpaired Claims	28
4.4. Acceptance by Impaired Classes	28
4.5. Elimination of Vacant Classes	28
4.6. Voting Classes; Presumed Acceptance by Non-Voting Classes	28
4.7. Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code	28

5. IMPLEMENTATION OF THE PLAN	29

5.1. Operations Between the Confirmation Date and Effective Date	29
5.2. Wind Down Estates	29
5.3. Modifications to Wind Down Budget	29
5.4. Plan Funding Mechanism	29
5.5. Plan Administrator	29
5.6. Plan Oversight Committee	30
5.7. Litigation Trust	31
5.8. Vesting of Assets	35
5.9. D&O Policies	36
5.10. Cancellation of Existing Agreements, Notes and Interests	36
5.11. Section 1146 Exemption from Certain Transfer Taxes and Recording Fees	37
5.12. Preservation of Causes of Action	38

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5.13. Effectuating Documents and Further Transactions	38
5.14. Pension Plan	39
5.15. RRD Settlement	39

6. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	42

6.1. Rejection of Executory Contracts and Unexpired Leases	42
6.2. Claims Against the Debtors Upon Rejection	42
6.3. Modification, Amendments, Supplements, Restatements or Other Agreements	42
6.4. Reservation of Rights	43

7. PROVISIONS GOVERNING DISTRIBUTIONS	44

7.1. Distributions on the Initial Distribution Date	44
7.2. Distributions on Subsequent Distribution Dates	44
7.3. Record Date and Delivery of Distributions	46
7.4. Distribution Agent	47
7.5. Fractional and De Minimis Distributions	48
7.6. Undeliverable Distributions	48
7.7. Reversion	48
7.8. Surrender of Canceled Instruments or Securities	49
7.9. Compliance with Tax Requirements and Allocations to Principal and Interest	49
7.10. Setoffs	49
7.11. No Postpetition Interest on Claims	50
7.12. No Payment Over the Full Amount	50
7.13. Tax Identification and OFAC Certifications	50

8. CLAIMS ADMINISTRATION PROCEDURES	52

8.1. Objections to Claims	52
8.2. Estimation of Claims	52
8.3. Expungement and Disallowance of Claims	52
8.4. Amendments to Proofs of Claim	53
8.5. No Distributions Pending Allowance	53
8.6. Distributions After Allowance	53
8.7. Administration Responsibilities	53
8.8. Unsecured Claim Pool Reserve	54
8.9. SERP Distribution Account Reserve	55
8.10. Claims Paid or Payable by Third Parties	55

9. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN	57

9.1. Conditions Precedent to the Effective Date	57
9.2. Waiver of Conditions	58
9.3. Simultaneous Transactions	58
9.4. Effect of Non-Occurrence of the Effective Date	58
9.5. Notice of Effective Date	58

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10. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS	59

10.1. Compromise and Settlement	59
10.2. Subordinated Claims	59
10.3. Non-Discharge of Debtors; Resolution of Claims and Termination of Interests	59
10.4. Release of Liens	60
10.5. Debtors’ Release	60
10.6. Voluntary Release by Holders of Claims and Interests	61
10.7. Release by Holders of SERP Claims	62
10.8. Scope of Releases	62
10.9. Exculpation	63
10.10. Injunction	63
10.11. Limitations on Exculpations and Releases	64
10.12. Limitations on Recovery with Respect to D&O Actions	64

11. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN	65

11.1. Modification of Plan	65
11.2. Effect of Confirmation on Modification	65
11.3. Revocation of Plan	65

12. RETENTION OF JURISDICTION	66

12.1. Retention of Jurisdiction	66

13. MISCELLANEOUS PROVISIONS	68

13.1. Immediate Binding Effect	68
13.2. Additional Documents; Further Assurances	68
13.3. Reservation of Rights	68
13.4. Successors and Assigns	68
13.5. Term of Injunction or Stays	68
13.6. Entire Agreement	69
13.7. Exhibits	69
13.8. Nonseverability of Plan Provisions Upon Confirmation	69
13.9. Dissolution of Committee	69
13.10. Debtors’ Directors and Officers	70
13.11. Post-Confirmation Operating Reports	70
13.12. Closing of Chapter 11 Cases	70
13.13. Conflicts	70
13.14. No Stay of Confirmation Order	70
13.15. Waiver or Estoppel	70
13.16. Post-Effective Date Service	71
13.17. Notices	71

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1.	INTRODUCTION

LSC Communications, Inc. (“LSC”) and its debtor affiliates, as debtors-in-possession in the above-captioned Chapter 11 Cases (together with LSC, the “Debtors”), propose the following joint plan of liquidation (including the Plan Supplement and all other exhibits and schedules thereto, the “Plan”) pursuant to section 1121(a) of the Bankruptcy Code. These Chapter 11 Cases are being jointly administered pursuant to an order of the Bankruptcy Court dated April 15, 2020. Each Debtor is a proponent of the Plan for purposes of section 1129 of the Bankruptcy Code.

2.	DEFINITIONS AND RULES OF INTERPRETATION

2.1. Defined Terms

Except as otherwise provided herein, each capitalized term used in this Plan shall have the meaning set forth below.

2.1.1 “503(b)(9) Claim” means a Claim arising under section 503(b)(9) of the Bankruptcy Code for which a Proof of Claim was filed on or before the General Claims Bar Date.

2.1.2 “Acquisition Agreement” means that certain Stock and Asset Purchase Agreement, dated as of September 15, 2020, among Buyer, LSC, each of the Debtors and subsidiaries of LSC party thereto and, for limited purposes, Atlas Capital Resources III LP and Atlas Capital Resources (P) III LP, as such agreement may be amended or modified from time to time.

2.1.3 “Ad Hoc Group” means the ad hoc group of Prepetition Noteholders and Prepetition Term Loan Lenders.

2.1.4 “Ad Hoc SERP Group” means the ad hoc group of Holders of SERP Claims.

2.1.5 “Adequate Protection Fees and Expenses” means all fees and expenses authorized to be paid pursuant to paragraph 16 of the Final DIP Order.

2.1.6 “Administrative Claim” means any Claim for costs and expenses of administration of the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code arising on or prior to the Effective Date and entitled to priority pursuant to sections 507(a)(2), 507(b),or 1114(e)(2) of the Bankruptcy Code; provided that Administrative Claims shall not include 503(b)(9) Claims.

2.1.7 “Administrative Claim Bar Date” means: (a) 4:00 p.m. (Eastern Time) on the 35th day after the Effective Date or (b) such other date established by order of the Bankruptcy Court by which Proofs of Claim in respect of Other Administrative Claims must be filed.

2.1.8 “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

2.1.9 “Agents” means, collectively, the Prepetition Agent and the Prepetition Notes Collateral Agent.

2.1.10 “Allowed” means, with respect to any Claim, that the amount, priority, and/or classification of such Claim has been (a) allowed by this Plan or the Confirmation Order, or by Final Order of the Bankruptcy Court; (b) allowed or stipulated in writing (i) prior to the Effective Date, by the Debtors in accordance with authority granted by an order of the Bankruptcy Court or (ii) on or after the Effective Date, by the Plan Administrator; (c) listed in the Schedules as not disputed, not contingent and not unliquidated, in each case, with respect to amount, secured status or priority and (i) no Proof of Claim in an amount greater than the amount set forth in the Schedules has been filed; (ii) no objection to allowance, priority or classification, request for estimation, motion to deem the Schedules amended or other challenge has been filed prior to the applicable deadlines set forth in the Plan, the Bankruptcy Code, the Bankruptcy Rules or as determined by the Bankruptcy Court and (iii) such Claim is not otherwise subject to disallowance under section 502(d) or bifurcation under section 506(a) of the Bankruptcy Code; (d) evidenced by a valid and timely filed Proof of Claim and (i) no objection to allowance, priority or classification, request for estimation, or other challenge has been filed prior to the applicable deadlines set forth in the Plan, the Bankruptcy Code, the Bankruptcy Rules or as determined by the Bankruptcy Court; and (ii) such Claim is not otherwise subject to disallowance under section 502(d) or bifurcation under section 506(a) of the Bankruptcy Code; (e) in the case of an Other Administrative Claim, subject to a request for payment timely filed and served in accordance with Article 3.1 herein, and no objection to such Claim has been timely filed and served pursuant to Article 3 herein; or (f) in the case of any Professional Claim, allowed by an order of the Bankruptcy Court.

2.1.11 “Avoidance Actions” means any and all Causes of Action to equitably subordinate or avoid and recover a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including, but not limited to, sections 105(a), 502(d), 510, 542, 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, or under any similar or related state or federal statutes and common law.

2.1.12 “Ballots” means the ballots accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the Solicitation Procedures Order, and which must be actually received on or before the Voting Deadline.

2.1.13 “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

2.1.14 “Bankruptcy Court” or “Court” means the United States Bankruptcy Court for the Southern District of New York.

2.1.15 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to these Chapter 11 Cases, and the general, local and chambers rules of the Bankruptcy Court.

2.1.16 “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

2.1.17 “Buyer” means ACR III Libra Holdings LLC, as the purchaser of substantially all of the Debtors’ assets pursuant to the Acquisition Agreement and the Sale Order.

2.1.18 “Cash” means the legal tender of the United States of America or the equivalent thereof.

2.1.19 “Cause of Action” means any action, claim, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or interests; (c) any claim pursuant to section 362 of the Bankruptcy Code; (d) any Avoidance Action; (e) any claim or defense, including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (f) any state law fraudulent transfer claim and (g) any claim against persons or Entities that are not released under the Plan, including the Preserved Potential Claims (with respect to RRD, solely in the event the RRD Settlement Conditions are not satisfied), and such Entity’s directors, officers, employees, agents, Affiliates, parents, subsidiaries, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives when acting in any such capacities.

2.1.20 “Certificate” means any instrument evidencing a Claim or an Equity Interest.

2.1.21 “Chapter 11 Cases” means the jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court, and for avoidance of doubt does not include any individual case that has been closed pursuant to Article 13.12 herein or otherwise.

2.1.22 “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

2.1.23 “Claims Bar Date” means, as applicable, (a) the General Claims Bar Date; (b) the Rejected Contract Claims Bar Date; (c) the Governmental Claims Bar Date; or (d) such other date established by order of the Bankruptcy Court by which Proofs of Claim must have been filed.

2.1.24 “Claims Objection Deadline” means: (a) the date that is the later of (i) 180 days after the Effective Date or (ii) as to Proofs of Claim filed after the applicable Claims Bar Date, the 60th day after a Final Order is entered by the Bankruptcy Court deeming the late-filed Proof of Claim to be treated as timely filed or (b) such later date as may be established by order of the Bankruptcy Court upon a motion by the Plan Administrator, with notice only to those parties entitled to receive notice pursuant to Bankruptcy Rule 2002.

2.1.25 “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

2.1.26 “Class” means a class of Claims or Interests as set forth in Article 4 herein pursuant to section 1122(a) of the Bankruptcy Code.

2.1.27 “Committee” means the official committee of unsecured creditors of the Debtors appointed in the Chapter 11 Cases on April 22, 2020 pursuant to section 1102 of the Bankruptcy Code, as may be reconstituted from time to time [D.I. 90].

2.1.28 “Confirmation” means the entry of the Confirmation Order on the docket of these Chapter 11 Cases.

2.1.29 “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of these Chapter 11 Cases.

2.1.30 “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

2.1.31 “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

2.1.32 “Consenting Junior Secured Creditors” means the Prepetition Noteholders and Prepetition Term Loan Lenders who are signatories to the Plan Stipulation.

2.1.33 “Consenting Junior Secured Creditors Advisors” means (i) Paul, Weiss, Rifkind, Wharton, & Garrison LLP and Arnold & Porter Kaye Scholer LLP as counsel and (ii) Ducera Partners, LLC, as financial advisor to the Ad Hoc Group.

2.1.34 “Consummation” means the occurrence of the Effective Date.

2.1.35 “Credit Bid Amount” has the meaning set forth in the Acquisition Agreement.

2.1.36 “D&O Policy” means any insurance policy, and all agreements, documents or instruments relating thereto, issued to any of the Debtors covering potential liability for current or former directors, members, trustees and officers of the Debtors.

2.1.37 “Debtors” has the meaning set forth in the Introduction hereto.

2.1.38 “DIP Agent” means Bank of America, N.A. in its capacity as administrative agent under the DIP Credit Agreement.

2.1.39 “DIP Credit Agreement” means that certain Debtor-In-Possession Credit Agreement by and among LSC, the DIP Agent and the lenders party thereto, dated as of April 15, 2020, as such agreement may be amended or modified from time to time.

2.1.40 “DIP Parties” means the DIP Agent and the banks, financial institutions and other lenders party to the DIP Credit Agreement from time to time.

2.1.41 “Disclosure Statement” means the disclosure statement for the Plan, as approved by the Bankruptcy Court pursuant to the Solicitation Procedures Order, including all exhibits and schedules thereto and references therein that relate to the Plan.

2.1.42 “Disputed Claim” means any Claim that has not been Allowed.

2.1.43 “Distribution” means a distribution of property pursuant to the Plan, to take place as provided for herein, and “Distribute” shall have a correlative meaning.

2.1.44 “Distribution Agent” means an Entity chosen by the Plan Administrator, which may include the Notice and Claims Agent, to make any Distributions at the direction of the Plan Administrator; provided that the Litigation Trustee shall make all distributions of Litigation Trust Distributable Cash to Holders of the Litigation Trust Interests.

2.1.45 “Distribution Date” means the Initial Distribution Date and each Subsequent Distribution Date.

2.1.46 “Distributions Record Date” means, for the purpose of making Distributions hereunder, the Confirmation Date; provided that the Distributions Record Date shall not apply to securities of the Debtors deposited with DTC, the Holders of which shall receive a Distribution in accordance with the customary procedures of DTC.

2.1.47 “DTC” means the Depository Trust Company.

2.1.48 “Effective Date” means, following the Confirmation Date, 12:01 a.m. prevailing Eastern Time on a Business Day selected by the Debtors, on which all conditions to the occurrence of the Effective Date set forth in Articles 9.1 and 9.2 herein are satisfied or waived in accordance with this Plan.

2.1.49 “Election Form” means the election form regarding the Voluntary Release by Holders of Claims and Interests provided to Holders of Claims or Interests who are not entitled to vote on the Plan, and which must be actually received on or before the Voting Deadline.

2.1.50 “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

2.1.51 “Equity Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) including any issued, unissued, authorized or outstanding share of common stock, preferred stock, or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Effective Date; provided that Equity Interest does not include any Intercompany Interest.

2.1.52 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.1.53 “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code and/or as established by order of the Bankruptcy Court.

2.1.54 “Exchange Rate” means the closing exchange rate on December 21, 2020, as published by The Wall Street Journal.

2.1.55 “Exculpated Parties” means (a) the Debtors; (b) the Committee and its current and former members, in their capacities as such; (c) the Ad Hoc Group and each of its members; and (d) with respect to each Entity named in (a) through (c), such Entity’s managers, members, directors, officers, employees, consultants, agents, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

2.1.56 “Executory Contract” means a contract to which one or more of the Debtors is a party and that such Debtor may assume or reject under section 365 or 1123 of the Bankruptcy Code.

2.1.57 “Final Cash Consideration” has the meaning set forth in the Acquisition Agreement.

2.1.58 “Final DIP Order” means the Final Order (I) Authorizing the Debtors to Obtain Senior Secured Superpriority Postpetition Financing, (II) Granting Liens and Superpriority Administrative Expense Claims, (III) Authorizing the Use of Cash Collateral, (IV) Granting Adequate Protection, (V) Modifying the Automatic Stay and (VI) Granting Related Relief, entered by the Bankruptcy Court on June 5, 2020 [D.I. 321].

2.1.59 “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, vacated, or amended, and as to which the time to appeal, seek certiorari or move for a new trial, stay, re-argument or rehearing has expired and no appeal, petition for certiorari or motion for a new trial, stay, re-argument or rehearing has been timely filed, or as to which any appeal that has been taken, any petition for certiorari, or motion for a new trial, stay, re-argument, or rehearing that has been or may be filed shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, re-argument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Bankruptcy Rule 8002; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 9024, may be filed relating to an order shall not by itself cause such order to not be a Final Order.

2.1.60 “General Administrative Claim” means an Administrative Claim other than a Professional Claim.

2.1.61 “General Claims Bar Date” means 4:00 p.m. (Eastern Time) on September 24, 2020.

2.1.62 “General Unsecured Claim” means any Claim that is not an (a) Administrative Claim, (b) 503(b)(9) Claim, (c) Other Priority Claim, (d) Priority Tax Claim, (e) Other Secured Claim, (f) Junior Remaining Claim, (g) Intercompany Claim, (h) Subordinated Claim or (i) SERP Claim.

2.1.63 “Governmental Claims Bar Date” means 4:00 p.m. (Eastern Time) on October 12, 2020.

2.1.64 “Holder” means an Entity holding a Claim against or an Interest in any of the Debtors.

2.1.65 “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

2.1.66 “Initial Distribution Date” means the Business Day that is as soon as practicable after the Effective Date when Distributions under the Plan shall commence.

2.1.67 “Intercompany Claim” means any Claim of whatever nature and arising at whatever time held by a Debtor against another Debtor.

2.1.68 “Intercompany Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), including any issued or unissued share of common stock, preferred stock, or other instrument, evidencing an ownership interest in a Debtor (other than LSC) or a subsidiary held by another Debtor.

2.1.69 “Interest” means any Equity Interest or Intercompany Interest.

2.1.70 “IRC” means the Internal Revenue Code.

2.1.71 “IRS” means the Internal Revenue Service.

2.1.72 “Junior Remaining Claim” means any Claim arising out of the indebtedness under the Term Loan Facility and Senior Secured Notes minus the Credit Bid Amount, which Credit Bid Amount shall be allocated as $20,488,711.94 on account of Claims arising out of the indebtedness under the Term Loan Facility, and $42,948,288.06 on account of Claims arising out of the indebtedness under the Senior Secured Notes.

2.1.73 “Junior Remaining Claim Distribution Pool” means all of the Debtors’ Cash determined by the Plan Administrator to be available for distribution after the closing of the Sale and the determination of the Final Cash Consideration, less (a) the funding of the Professional Fee Reserve Amount, less (b) the amount required to satisfy Allowed Administrative Claims, Allowed Other Priority Claims and Allowed Other Secured Claims, less (c) the funding of the Litigation Trust Funding Amount, plus (d) all funds released from the Professional Fee Escrow Account from time to time, plus (e) all Wind Down Cash Proceeds; for the avoidance of doubt, at all times prior to the satisfaction of the amounts in clauses (a) through (c) above, the value of the Junior Remaining Claim Distribution Pool shall be zero.

2.1.74 “Junior Secured Creditors” means, collectively, the Prepetition Noteholders and Prepetition Term Loan Lenders.

2.1.75 “L/C Agreement” means that certain Cash Collateral and Letter of Credit Reimbursement Agreement by and among LSC, the Guarantors (as defined in the DIP Credit Agreement), the DIP Agent and the lenders party thereto, dated as of December 4, 2020, as such agreement may be amended or modified from time to time.

2.1.76 “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

2.1.77 “Litigation Trust” means the Litigation Trust created pursuant to the Litigation Trust Agreement; provided, however if the RRD Settlement Conditions are satisfied, the Litigation Trust shall not be established and all references to the Litigation Trust, Litigation Trustee or any related terms set forth herein shall be void ab initio .

2.1.78 “Litigation Trust Advisory Board” means the advisory board that shall oversee the Litigation Trust in accordance with the Litigation Trust Agreement and the Plan, the initial composition of which shall consist of three members designated by the Committee (the identity of whom shall be disclosed prior to the Effective Date).

2.1.79 “Litigation Trust Agreement” means the agreement among the Litigation Trustee, the Debtors and the Committee establishing the Litigation Trust that shall be created pursuant to the Plan, dated as of the Effective Date, in form and substance reasonably acceptable to the Litigation Trustee, the Debtors and the Committee, and a form of which shall be filed as part of the Plan Supplement.

2.1.80 “Litigation Trust Assets” means the Litigation Trust Funding Amount, the Preserved Potential Claims and any proceeds thereof.

2.1.81 “Litigation Trust Beneficiaries” means the Holders of the Litigation Trust Interests.

2.1.82 “Litigation Trust Distributable Cash” means Net Recoveries on the Preserved Potential Claims.

2.1.83 “Litigation Trust Funding Amount” means the $1,000,000 funded to the Litigation Trust from the Final Cash Consideration on the Effective Date; provided, however if the RRD Settlement Conditions are satisfied, the Litigation Trust Funding Amount shall be added to the Unsecured Claim Pool and be available for Distribution to Holders of Allowed General Unsecured Claims and Allowed SERP Claims in accordance with Articles 4.2.4 and 4.2.5 hereof.

2.1.84 “Litigation Trust Interests” means the beneficial interests in the Litigation Trust, which shall be distributed to Holders of Allowed General Unsecured Claims and Allowed SERP Claims as set forth herein if the RRD Settlement Conditions are not satisfied.

2.1.85 “Litigation Trust Reserve” means, if the RRD Settlement Conditions are not satisfied, the reserve under the Plan for Distributions on account of Disputed Claims to be created from the Litigation Trust Assets and maintained by the Litigation Trustee in a segregated account pursuant to Article 5.7.9 herein.

2.1.86 “Litigation Trustee” means such Person as designated in the Plan Supplement by the Committee and any successor to such Person.

2.1.87 “LSC” has the meaning set forth in the Introduction hereto.

2.1.88 “MEPP RRD Claims” means all Claims of the MEPPs arising under 29 U.S.C. § 1301(b)(1) in respect of the withdrawal of RRD or any predecessor in interest from the MEPPs. All MEPP RRD Claims are General Unsecured Claims.

2.1.89 “MEPP Distribution Account” means an account to be funded by RRD upon the Effective Date of the Plan in an amount equal to the MEPP Settlement Payment if the RRD Settlement Conditions are satisfied. If the RRD Settlement Conditions are not satisfied, there shall not be a MEPP Distribution Account.

2.1.90 “MEPP Settlement Payment” means $2.6 million funded from RRD to the MEPP Distribution Account on the Effective Date of the Plan if the RRD Settlement Conditions are satisfied. If the RRD Settlement Conditions are not satisfied, there shall not be a MEPP Settlement Payment.

2.1.91 “MEPPs” means Graphic Arts Industry Joint Pension Trust, GCIU-Employer Retirement Fund, and Graphic Communications Conference of the International Brotherhood of Teamsters National Pension Fund.

2.1.92 “Net Recoveries” means gross proceeds, if any, recovered in connection with any settlement, judgment or other resolution of a Preserved Potential Claim, net of any legal fees and expenses incurred in connection with obtaining such settlement, judgment or other resolution, including any contingency fees.

2.1.93 “Notice and Claims Agent” means Prime Clerk LLC, located at One Grand Central Place, 60 East 42nd Street, Suite 1440, New York, NY 10165, retained and approved by the Bankruptcy Court as the Debtors’ notice and claims agent.

2.1.94 “Other Administrative Claim” means any Administrative Claim that is not a Professional Claim or Claim for U.S. Trustee Fees.

2.1.95 “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Priority Tax Claim.

2.1.96 “Other Secured Claim” means any Secured Claim other than a Junior Remaining Claim.

2.1.97 “PBGC” means the Pension Benefit Guaranty Corporation.

2.1.98 “Pension Plan” has the meaning set forth in Article 5.14 herein.

2.1.99 “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

2.1.100 “Petition Date” means April 13, 2020.

2.1.101 “Plan” has the meaning set forth in the Introduction hereto.

2.1.102 “Plan Administrator” means such Person as shall be selected by the Requisite Junior Secured Creditors and the Committee and reasonably acceptable to the Debtors, and any successor to such Person, who shall administer the Debtors’ Estates after the Effective Date in accordance with the Plan Administration Agreement. The name of the Plan Administrator shall be designated in the Plan Supplement.

2.1.103 “Plan Administration Agreement” means the agreement between the Plan Administrator and the Debtors regarding the administration of the Wind Down Estates, dated as of the Effective Date, which shall be reasonably acceptable to the Committee and the Consenting Junior Secured Creditors Advisors and be filed as part of the Plan Supplement.

2.1.104 “Plan Assets” means all property of each Estate and any property retained by any Debtor under the Plan, including, but not limited to, the Excluded Real Estate (as defined in the Plan Stipulation), but excluding the Litigation Trust Assets.

2.1.105 “Plan Oversight Committee” means the committee comprised of the Plan Oversight Committee Members, with the authority set forth in the Plan and the Plan Administration Agreement, which shall be designated in the Plan Supplement, and any successor to such committee.

2.1.106 “Plan Oversight Committee Members” means the members of the Plan Oversight Committee appointed by the Requisite Junior Secured Creditors and the Committee and reasonably acceptable to the Debtors, as set forth in Article 5.6 herein and to be identified prior to the Effective Date.

2.1.107 “Plan Stipulation” means the Stipulation Regarding Sale and Plan filed with the Bankruptcy Court on September 30, 2020 [D.I. 853].

2.1.108 “Plan Supplement” means the initial compilation of documents and forms of documents, schedules and exhibits to the Plan, to be filed and available on the Notice and Claims Agent’s website at https://cases.primeclerk.com/LSC/, no later than seven days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

2.1.109 “Pre-Distribution Certifications” has the meaning set forth in Article 7.13 herein.

2.1.110 “Prepetition” means prior to the Petition Date.

2.1.111 “Prepetition Agent” means Bank of America, N.A., in its capacities as administrative agent and collateral agent under the Prepetition Credit Agreement.

2.1.112 “Prepetition Credit Agreement” means that certain Credit Agreement dated as of September 30, 2016 (as amended, restated, supplemented, or otherwise modified from time to time), among LSC, the Debtors that are guarantors party thereto, the Prepetition Agent, Bank of America, N.A., as swing line lender and as a letter of credit issuer, the lenders party thereto and the other letter of credit issuers party thereto.

2.1.113 “Prepetition Credit Documents” has the meaning set forth in the Final DIP Order.

2.1.114 “Prepetition Indenture” means that certain Indenture, dated as of September 30, 2016 (as amended, restated, supplemented, or otherwise modified from time to time), among LSC, the Debtors that are guarantors party thereto and the Prepetition Notes Collateral Agent.

2.1.115 “Prepetition Noteholders” means the holders of Senior Secured Notes.

2.1.116 “Prepetition Notes Collateral Agent” means Wilmington Trust, National Association, in its capacities as trustee and collateral agent under the Prepetition Indenture.

2.1.117 “Prepetition Notes Collateral Agent Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date, pursuant to the Prepetition Notes Documents, to which the Prepetition Notes Collateral Agent is entitled for payment of any compensation, fees, expenses, or disbursements, including without limitation, fees and expenses of counsel, payable or reimbursable to the Prepetition Notes Collateral Agent under the Prepetition Notes Documents, against distributions to be made to the Prepetition Noteholders, but solely to the extent such compensation, fees, expenses, or disbursements have not been paid by another party (including the Debtors and the Wind Down Estates).

2.1.118 “Prepetition Notes Documents” has the meaning set forth in the Final DIP Order.

2.1.119 “Prepetition Revolver Lenders” means the holders of the indebtedness outstanding under the revolving credit facility under the Prepetition Credit Agreement.

2.1.120 “Prepetition Term Loan Lenders” means the holders of the indebtedness outstanding under the Term Loan Facility.

2.1.121 “Preserved Potential Claims” means the claims (and the Net Recoveries thereof) of the Debtors related to the spin-out and formation of, and transfer of liabilities (including pension and related employee and retiree liabilities) to, the Debtors against (a) R.R. Donnelley & Sons Company, (b) Donnelley Financial Solutions, Inc., and (c) with respect to the entities set forth in clauses (a) and (b), each of such entities’ current and former directors, officers, advisors, professionals and agents; provided that Preserved Potential Claims shall not include any Claim or Cause of Action (i) under section 547 of the Bankruptcy Code or any similar state law, (ii) that would result in a liability to or obligation of the Buyer or (iii) against directors and/or officers to the extent such Claim or Cause of Action is not fully covered by and payable exclusively from policy limits of the insurance maintained by R.R. Donnelley &

Sons Company or Donnelley Financial Solutions, Inc. (or their affiliates) for the benefit of any such director or officer. If the RRD Settlement Conditions are satisfied, the Preserved Potential Claims solely against RRD shall be deemed waived and released by the Debtors and their Estates, and Preserved Potential Claims against Donnelley Financial Solutions, Inc. shall be preserved and vested in the Wind Down Estates and subject to the discretion of the Plan Administrator to prosecute, compromise, resolve or withdraw.

2.1.122 “Priority Tax Claim” means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

2.1.123 “Priority Tax Claims Reserve” means the reserve for Distributions on account of Allowed Priority Tax Claims to be created on the Effective Date or as soon as practicable thereafter and maintained by the Plan Administrator in a segregated account pursuant to Article 3.6.3 herein.

2.1.124 “Pro Rata” means, with respect to an Allowed Claim, the percentage represented by a fraction (a) the numerator of which shall be an amount equal to such Claim and (b) the denominator of which shall be an amount equal to the aggregate amount of Allowed Claims in the same Class as such Claim, except in cases where Pro Rata is used in reference to multiple Classes, in which case Pro Rata means the proportion that such Holder’s Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such multiple Classes.

2.1.125 “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with section 327, 328, 363 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to section 327, 328, 329, 330, 331 or 363 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

2.1.126 “Professional Claim” means an Administrative Claim for the compensation of a Professional and the reimbursement of expenses incurred by such Professional from the Petition Date through and including the Effective Date. For the avoidance of doubt, Professional Claims shall not include any claim for Adequate Protection Fees and Expenses.

2.1.127 “Professional Fee Escrow Account” means an account to be funded by the Debtors upon the Effective Date in an amount equal to the Professional Fee Reserve Amount.

2.1.128 “Professional Fee Order” means the Order Pursuant to Sections 105(a) and 331 of the Bankruptcy Code, Bankruptcy Rule 2016 and Local Rule 2016-1 Establishing Procedures for Monthly Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on May 12, 2020 [D.I. 217].

2.1.129 “Professional Fee Reserve Amount” means the aggregate amount of unpaid Professional Claims for all Professionals employed by the Debtors and the Committee through and including the Effective Date as estimated, in the Debtors’ reasonable discretion, consistent with the Wind Down Budget and reasonably acceptable to the Requisite Junior Secured Creditors and the Committee, and in accordance with Article 3.4.3 herein.

2.1.130 “Proof of Claim” means a proof of Claim filed against any of the Debtors in these Chapter 11 Cases.

2.1.131 “Rejected Contract Claims Bar Date” means, with respect to any Executory Contract or Unexpired Lease that is rejected pursuant to this Plan, 4:00 p.m. (Eastern Time) on the earlier of (a) the 30th day after entry by the Bankruptcy Court of an order providing for the rejection of such Executory Contract or Unexpired Lease and (b) the 30th day after the Effective Date; provided, however, that the deadline for filing any rejection damages claim in connection with any Executory Contract or Unexpired Lease rejected pursuant to a prior order of the Bankruptcy Court shall be the date set forth in the respective order authorizing such rejection.

2.1.132 “Released Parties” means (a) the Exculpated Parties, (b) the DIP Parties, (c) the Prepetition Agent and the lenders under the Prepetition Credit Agreement in their capacities as such, (d) the Junior Secured Creditors in their capacities as such, (e) the Prepetition Notes Collateral Agent, (f) the Buyer, (g) if the RRD Settlement Conditions are satisfied, RRD and (h) each of their respective current and former directors, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, employees, consultants, agents, Affiliates, parents, subsidiaries, members, managers, predecessors, successors, heirs, executors and assigns, participants, subsidiaries, managed accounts or funds, partners, limited partners, general partners, principals, fund advisors, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

2.1.133 “Releasing Parties” means (a) the Debtors, (b) the DIP Parties, (c) the Committee, (d) the Prepetition Agent and the Prepetition Revolver Lenders in their capacities as such, (e) the Junior Secured Creditors in their capacities as such, (f) the Prepetition Notes Collateral Agent, (g) the Ad Hoc Group and each of its members, and (h) each Holder of a Claim or an Interest that was provided a Ballot or an Election Form and either votes to accept the Plan or opts into the Voluntary Release by Holders of Claims and Interests in compliance with the instructions set forth in the Solicitation Materials. For the avoidance of doubt, Holders who were not provided a Ballot or an Election Form and are not listed in clauses (a)–(h) above are not Releasing Parties; provided, however that, if the RRD Settlement Conditions are satisfied, each Holder of a SERP Claim shall provide RRD the release set forth in Article 10.7 hereof irrespective of whether such individual Holder votes to accept or reject the Plan.

2.1.134 “Requisite Junior Secured Creditors” means Prepetition Noteholders and Prepetition Term Loan Lenders who collectively hold at least two-thirds of the aggregate outstanding principal amount of the indebtedness under the Term Loan Facility and Senior Secured Notes.

2.1.135 “RRD” means R.R. Donnelley & Sons Company and its affiliates.

2.1.136 “RRD Claim” means any Claim against the Debtors asserted by RRD, Donnelley Financial Solutions, Inc., or any of their affiliates.

2.1.137 “RRD SERP” has the meaning set forth in Article 10.7 herein.

2.1.138 “RRD SERP Released Parties” has the meaning set forth in Article 10.7 herein.

2.1.139 “RRD Settlement” has the meaning set forth in Article 5.15 herein.

2.1.140 “RRD Settlement Payments” means the SERP Settlement Payment and the MEPP Settlement Payment funded by RRD if the RRD Settlement Conditions are satisfied.

2.1.141 “RRD Settlement Conditions” means (i) the approval of the RRD Settlement and the releases of RRD set forth in Articles 10.5-10.7 of the Plan and (ii) acceptance of the Plan by Class 4B. For the avoidance of doubt, any modifications to the terms of the RRD Settlement, including the releases set forth in the Plan, without the consent of RRD will result in the failure of the satisfaction of the RRD Settlement Conditions.

2.1.142 “Sale” means the sale of substantially all of the Debtors’ assets pursuant to the Acquisition Agreement and approved by the Sale Order.

2.1.143 “Sale Order” means the Order (I) Approving the Purchase Agreement Among the Debtors and Buyer, (II) Approving the Sale of Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, (III) Authorizing Assumption and Assignment of Certain Executory Contracts and Unexpired Leases and (IV) Granting Related Relief entered by the Bankruptcy Court on October 7, 2020 [D.I. 876].

2.1.144 “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs filed by the Debtors in these Chapter 11 Cases, each as may be amended from time to time.

2.1.145 “SERP” means the LSC Unfunded Supplemental Pension Plan and the Supplemental Executive Retirement Plan—B for Designated Executives of Moore Corporation Limited and Subsidiary Companies.

2.1.146 “SERP Claim” means a Claim arising under the SERP.

2.1.147 “SERP Distribution Account” means, if the RRD Settlement Conditions are satisfied, a segregated account to be funded by RRD on the Effective Date of the Plan in an amount equal to the SERP Settlement Payment and maintained by the Plan Administrator pursuant to Article 5.5 herein.

2.1.148 “SERP Distribution Account Reserve” means the reserve for Distributions on account of SERP Claims that are Disputed Claims to be created from the SERP Distribution Account and maintained by the Plan Administrator in a segregated account pursuant to Article 8.9 herein.

2.1.149 “SERP Settlement Payment” means, if the RRD Settlement Conditions are satisfied, RRD’s payment of $4,955,127.31 on the Effective Date of the Plan to the SERP Distribution Account pursuant to the RRD Settlement.

2.1.150 “Secured Claim” means a Claim (a) secured by a Lien on property in which an Estate has an interest, to the extent such Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code and to the extent of the value of its Holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (b) Allowed as such pursuant to the Plan.

2.1.151 “Securities Act” means the United States Securities Act of 1933, as amended.

2.1.152 “Security” means a security as defined in section 2(a)(1) of the Securities Act.

2.1.153 “Senior Secured Notes” means the senior secured notes issued under the Prepetition Indenture.

2.1.154 “Solicitation Materials” means the solicitation package, including Ballots, authorized pursuant to the Solicitation Procedures Order.

2.1.155 “Solicitation Procedures Order” means the order (i) approving the Disclosure Statement; (ii) establishing a voting record date for the Plan; (iii) approving solicitation packages and procedures for the distribution thereof; (iv) approving the forms of Ballots; (v) establishing procedures for voting on the Plan and (vi) establishing notice and objection procedures for the confirmation of the Plan, entered by the Bankruptcy Court on January 12, 2021 [D.I. 1125], together with any supplemental order(s) that may be entered by the Bankruptcy Court in connection therewith.

2.1.156 “Subordinated Claim” means a Claim subject to subordination under section 510(b) of the Bankruptcy Code.

2.1.157 “Subsequent Distribution Date” means a date after the Initial Distribution Date selected by the Plan Administrator for Distributions in accordance with Article 7.2.1 herein.

2.1.158 “Term Loan Facility” means the term loan B facility under the Prepetition Credit Agreement.

2.1.159 “Unclaimed Distribution” means any Distribution under the Plan on account of an Allowed Claim to a Holder that has not: (a) accepted a particular Distribution or, in the case of a Distribution made by check, negotiated such check; (b) given written notice to the Distribution Agent of an intent to accept a particular Distribution; (c) responded in writing to the request of the Distribution Agent for information necessary to facilitate a particular Distribution or (d) taken any other action necessary to facilitate such Distribution.

2.1.160 “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

2.1.161 “Unimpaired” means any Claim or Interest that is not Impaired.

2.1.162 “Unsecured Claim Pool” means the first $7,000,000 of Cash made available from the Junior Remaining Claim Distribution Pool prior to any Distributions being made to Holders of Allowed Junior Remaining Claims as set forth herein, which will be available for Distribution to Holders of Allowed General Unsecured Claims and Holders of Allowed SERP Claims as set forth herein; provided that the Unsecured Claim Pool shall be increased by the Litigation Trust Funding Amount if the RRD Settlement Conditions are satisfied.

2.1.163 “Unsecured Claim Pool Reserve” means the reserve for Distributions on account of General Unsecured Claims that are Disputed Claims to be created from the Unsecured Claim Pool and maintained by the Plan Administrator in a segregated account pursuant to Article 8.8 herein.

2.1.164 “U.S. Trustee” means the United States Trustee for Region 2.

2.1.165 “U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

2.1.166 “Voluntary Release by Holders of Claims and Interests” means the release by Holders of Claims and Interests as set forth in Article 10.6 herein.

2.1.167 “Voting” means the process by which a Holder of a Claim may vote to accept or reject the Plan, pursuant to the conditions in Article 4 herein.

2.1.168 “Voting Deadline” means 8:00 p.m. (Eastern Time) on February 16, 2021, by which time all Ballots must be actually received by the Notice and Claims Agent.

2.1.169 “Wind Down Budget” means the budget filed with the Plan Stipulation, as may be updated in the Plan Supplement in accordance with the terms of the Plan Stipulation.

2.1.170 “Wind Down Cash Proceeds” means all Cash proceeds from the disposition or other monetization of Plan Assets available for Distribution by the Plan Administrator, other than Cash reserved or applied by the Plan Administrator (a) to make Distributions under the Plan to Holders of Allowed Administrative Claims, Allowed Other Priority Claims or Allowed Other Secured Claims or (b) to pay expenses and costs of administering the Wind Down Estates.

2.1.171 “Wind Down Estate” means the Estate of each Debtor after the Effective Date of the Plan.

2.2. Rules of Interpretation

For the purposes of this Plan: (a) any reference herein to the word “including” or word of similar import shall be read to mean “including without limitation”; (b) unless otherwise specified, all references herein to “Articles” are references to Articles herein, hereof or hereto; (c) unless otherwise specified, the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than a particular portion of the Plan; (d) captions and headings to Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (e) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (f) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (g) all references to docket numbers of documents filed in these Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (h) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, and as applicable to these Chapter 11 Cases, unless otherwise stated; (i) any reference herein to a contract, agreement, lease, plan, policy, document or instrument being in a particular form or on particular terms and conditions means that the same shall be substantially in that form or substantially on those terms and conditions; (j) any reference herein to a contract, agreement, lease, plan, policy, document or instrument or schedule or exhibit thereto, whether or not filed, shall mean the same as amended, restated, modified or supplemented from time to time in accordance with the terms hereof or thereof; (k) any immaterial effectuating provisions may be interpreted by the Debtors, the Plan Administrator and the Litigation Trustee in such a manner that is consistent with the overall purpose and intent of the Plan, all without further Bankruptcy Court order; (l) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and permitted assigns; (m) except as otherwise expressly provided in this Plan, where this Plan contemplates that any Debtor, the Plan Administrator or the Litigation Trustee shall take any action, incur any obligation, issue any security or adopt, assume, execute or deliver any contract, agreement, lease, plan, policy, document or instrument on or prior to the Effective Date, the same shall be duly and validly authorized by the Plan and effective against and binding upon such Debtor, the Plan Administrator and/or the Litigation Trustee, as applicable, on and after the Effective Date without further notice to, order of or other approval by the Bankruptcy Court, action under applicable law, regulation, order or rule, or the vote, consent, authorization or approval of the board of directors of any Debtor or any other Entity and (n) except as otherwise provided in the Plan, anything required to be done by the Debtors, the Plan Administrator or the Litigation Trustee, as applicable, on the Effective Date may be done on the Effective Date or as soon as reasonably practicable thereafter.

2.3. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflicts of laws, shall govern the construction and implementation of the Plan and any agreement, document or instrument executed or entered into in connection with the Plan.

2.4. Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein, and all dates and times shall be determined based on prevailing time in New York, New York.

3.	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Claims and Professional Claims, payment of which is provided for below.

3.1. Administrative Claim Bar Date

Any request for payment of an Administrative Claim must be filed and served on the Plan Administrator pursuant to the procedures specified in the notice of entry of the Confirmation Order and the Confirmation Order on or prior to the Administrative Claim Bar Date; provided that no request for payment is required to be filed and served pursuant to this Article 3.1 with respect to any:

(a)	Administrative Claim that is Allowed as of the Administrative Claim Bar Date;

(b)	Adequate Protection Fees and Expenses;

(c)	Professional Claim; or

(d)	Claim for U.S. Trustee Fees.

Any Holder of an Administrative Claim who is required to, but does not, file and serve a request for payment of such Administrative Claim pursuant to the procedures specified in the Confirmation Order on or prior to the Administrative Claim Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claim against any Wind Down Estate.

Any objection to a request for payment of an Administrative Claim that is required to be filed and served pursuant to this Article 3.1 must be filed and served on the Plan Administrator and the requesting party creditor (a) no later than 90 days after the Administrative Claim Bar Date or (b) by such later date as may be established by order of the Bankruptcy Court upon a motion by the Plan Administrator, with notice only to those parties entitled to receive notice pursuant to Bankruptcy Rule 2002.

3.2. General Administrative Claims

Except to the extent that a Holder of an Allowed General Administrative Claim agrees to less favorable treatment or is paid in full in Cash pursuant to the Acquisition Agreement, the Holder of each Allowed General Administrative Claim shall receive Cash in an amount equal to the full unpaid amount of such Allowed General Administrative Claim (if any, after taking into consideration the consummation of the Sale and the application of proceeds therefrom pursuant to the Sale Order) on or as reasonably practicable after the later of (a) the Effective Date or (b) the date on which such Claim is Allowed.

3.3. 503(b)(9) Claims

Except to the extent that a Holder of an Allowed 503(b)(9) Claim agrees to less favorable treatment or is paid in full in Cash pursuant to the Acquisition Agreement, the Holder of each Allowed 503(b)(9) Claim shall receive Cash in an amount equal to the full unpaid amount of such Allowed 503(b)(9) Claim (if any, after taking into consideration the consummation of the Sale and the application of proceeds therefrom pursuant to the Sale Order) on or as reasonably practicable after the later of (a) the Effective Date or (b) the date on which such Claim is Allowed.

3.4. Professional Claims

3.4.1 Final Fee Applications. All final requests for payment of Professional Claims shall be filed and served no later than 60 days after the Effective Date, in accordance with the procedures established under the Professional Fee Order. In accordance with the procedures established by the Bankruptcy Code and the Professional Fee Order, the Bankruptcy Court shall determine the Allowed amounts of such Professional Claims. For the avoidance of doubt, Adequate Protection Fees and Expenses do not constitute Professional Claims and shall not be subject to this paragraph.

3.4.2 Professional Fee Escrow Account. The Debtors shall establish and fund the Professional Fee Escrow Account on or prior to the Effective Date. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Except as provided in the last sentence of this paragraph, such funds shall not be considered property of the Wind Down Estates. The Plan Administrator shall pay Professional Claims in Cash no later than five Business Days after such Claims are Allowed by Final Order of the Bankruptcy Court. Any funds remaining in the Professional Fee Escrow Account following the approval of all Professionals’ final fee applications provided for in Article 3.4.1 herein and payment of all Professionals’ Allowed Professional Claims shall constitute part of the Junior Remaining Claim Distribution Pool and shall be distributed to Holders of Allowed Junior Remaining Claims by the Plan Administrator.

3.4.3 Professional Fee Reserve Amount. Professionals shall provide good-faith estimates of their Professional Claims for purposes of the Professional Fee Escrow Account and shall deliver such estimates to the Debtors no later than seven days prior to the Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to the fees and expenses of such Professionals. If a Professional does not provide such an estimate, the Debtors may estimate, in their reasonable discretion, the Professional Claims of such Professional.

3.4.4 Post-Effective Date Fees and Expenses. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Plan Administrator, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Debtors, the Plan Administrator or the Committee, as the case may be, in each case in accordance with the Wind Down Budget. Except as otherwise specifically provided in the Plan, upon the Effective Date, any requirement that Professionals comply with section 327, 328, 329, 330, 331 or 1103 of the Bankruptcy Code or the Professional Fee Order in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors, the Plan Administrator or, solely with respect to the matters set forth in Article 13.9 herein, the Committee, may employ and pay any Professional in the ordinary course of business, in each case subject to the Wind Down Budget.

3.4.5 Other Post-Effective Date Fees. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Plan Administrator, as the case may be, shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, and subject to the availability of funds in the Wind Down Budget, pay in Cash the reasonable and documented legal, professional or other fees and expenses related to implementation and Consummation of the Plan incurred by the Plan Oversight Committee, the Consenting Junior Secured Creditors (which shall be limited to the Consenting Junior Secured Creditors Advisors) and the Prepetition Notes Collateral Agent (which shall be limited to one legal counsel).

3.5. Statutory Fees Payable Pursuant to 28 U.S.C. § 1930

All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date, including any applicable interest payable under section 3717 of Title 31 of the United States Code, shall be paid by the Debtors. On and after the Effective Date, to the extent applicable, the Plan Administrator shall pay any and all such fees and interest when due and payable (including any fraction thereof) until the earliest of the Chapter 11 Cases being closed, dismissed or converted to cases under chapter 7 of the Bankruptcy Code.

3.6. Priority Tax Claims

3.6.1 Payment of Allowed Priority Tax Claims. Except as otherwise agreed to by the parties, or ordered by the Bankruptcy Court, each Holder of an unpaid Allowed Priority Tax Claim will receive payment in full in an amount equal to the Allowed Priority Tax Claim (a) as soon as practicable after the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date or (b) on the next Distribution Date after such Priority Tax Claim becomes an Allowed Priority Tax Claim.

3.6.2 Applicable Bar Date. Except as otherwise provided in § 503(b)(1)(D) of the Bankruptcy Code and 28 U.S.C. § 960, all requests for payment of Claims by a governmental unit (as defined under § 101(27) of the Bankruptcy Code) for taxes (and for interest and/or penalties related to such taxes) for any tax year or period prior to the Petition Date must have been filed with the

Bankruptcy Court on or before the Governmental Claims Bar Date. Except as otherwise provided in § 503(b)(1)(D) of the Bankruptcy Code and 28 U.S.C. § 960, any Holder of a Claim for taxes who does not file such Claim by the applicable Claims Bar Date will be forever barred from asserting any such Claim against the Debtors, Wind Down Estates, the Litigation Trust, the Plan Administrator, the Litigation Trustee or any of their respective property, and will receive no Distribution under the Plan or otherwise on account of such Claim.

3.6.3 Priority Tax Claims Reserve. On the Effective Date or as soon as practicable thereafter, the Plan Administrator shall set aside in the Priority Tax Claims Reserve the amount of Cash equal to the sum of the Priority Tax Claims that have been Allowed as of the Effective Date plus the Plan Administrator’s reasonable estimate of Priority Tax Claims that will be Allowed after the Effective Date, as determined by the Plan Administrator in accordance with the Plan Administration Agreement. The Distribution Agent may, at the direction of the Plan Administrator, adjust the Priority Tax Claims Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by this Plan. The Distribution Agent shall hold in the Priority Tax Claims Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Priority Tax Claims Reserve, to the extent that such property continues to be so held at the time such Distributions are made or such obligations arise. The taxes imposed on the Priority Tax Claims Reserve (if any) shall be paid by the Distribution Agent from the property held in the Priority Tax Claims Reserve, and the Plan Administrator shall have no liability for such taxes.

3.7. Adequate Protection Fees and Expenses

The outstanding Adequate Protection Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or postpetition) shall be paid in full in Cash on or as soon as practicable after the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases, including pursuant to the Final DIP Order or another order of the Bankruptcy Court), without the need for any further notice or application to or approval by the Bankruptcy Court or otherwise. All Adequate Protection Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors, the Committee and the U.S. Trustee at least two (2) Business Days prior to the anticipated Effective Date (or such shorter period as the Debtors may agree); provided, that such estimate shall not be considered an admission or limitation with respect to such Adequate Protection Fees and Expenses.

4.	CLASSIFICATION, TREATMENT AND VOTING OF CLAIMS AND INTERESTS

4.1. Classification of Claims and Interests.

All Claims and Interests except for Administrative Claims, 503(b)(9) Claims and Priority Tax Claims are classified in the Classes set forth in this Article 4. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving Distributions pursuant to the Plan only to the extent that such Claim or Interest is Allowed as a Claim or Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date. Certain Classes of Claims shall receive different treatment if the RRD Settlement Conditions are satisfied, as specified below.

4.1.1 Deemed Substantive Consolidation.

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order deeming the substantive consolidation of the Debtors’ Estates into a single Estate for certain limited purposes related to the Plan, including Voting, Confirmation and Distribution. As a result of the deemed substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate legal existence of the Debtors. The Plan will not result in the merger or otherwise affect the separate legal existence of each Debtor, other than with respect to voting and distribution rights under the Plan.

4.1.2 Summary of Classification and Treatment.

The classification of Claims and Interests pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
1	Other Priority Claims	Unimpaired	Deemed to Accept
2	Other Secured Claims	Unimpaired	Deemed to Accept
3	Junior Remaining Claims	Impaired	Entitled to Vote
4A	General Unsecured Claims	Impaired	Entitled to Vote
4B	SERP Claims	Impaired	Entitled to Vote
5	Intercompany Claims	Impaired	Deemed to Reject
6	Intercompany Interests	Impaired	Deemed to Reject
7	Subordinated Claims	Impaired	Deemed to Reject
8	Equity Interests in LSC	Impaired	Deemed to Reject

4.2. Treatment of Claims and Interests

4.2.1 Class 1 – Other Priority Claims

(a)	Classification: Class 1 consists of all Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, settlement and release of and in exchange for its Allowed Other Priority Claim, each Holder of such Allowed Other Priority Claim shall be paid in full in Cash on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date on which such Other Priority Claim becomes Allowed and (iii) such other date as may be ordered by the Bankruptcy Court.

(c)

Voting: Claims in Class 1 are Unimpaired. Each Holder of an Other Priority Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. No Holder of Other Priority Claims is entitled to vote to accept or reject the Plan.

4.2.2 Class 2 – Other Secured Claims

(a)	Classification: Class 2 consists of Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, settlement and release of and in exchange for its Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive one of the following treatments, in the sole discretion of the Plan Administrator: (i) payment in full in Cash; (ii) delivery of the collateral securing such Allowed Other Secured Claim or (iii) treatment of such Allowed Other Secured Claim in any other manner that renders the Claim Unimpaired.

(c)

Voting: Claims in Class 2 are Unimpaired. Each Holder of an Other Secured Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. No Holder of an Other Secured Claim is entitled to vote to accept or reject the Plan.

4.2.3 Class 3 – Junior Remaining Claims

(a)	Classification: Class 3 consists of all Junior Remaining Claims.

(b)

Allowance: The Junior Remaining Claims shall be Allowed in an aggregate amount equal to $629,954,182.67, representing (i) $203,433,720.73 in respect of the aggregate outstanding principal amount of the indebtedness under the Term Loan Facility, plus accrued and unpaid interest thereon at the non-default contract rate up to and including the Petition Date plus (ii) $407,051,711.94 in respect of the aggregate principal amount outstanding under the Senior Secured Notes, plus accrued and unpaid interest thereon at the non-default contract rate up to and including the Petition Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed Junior Remaining Claim agrees to a less favorable treatment, and in full and final satisfaction, settlement and release of and in exchange for its Allowed Junior Remaining Claim, each Holder of an Allowed Junior Remaining Claim shall receive its Pro Rata share of the Junior Remaining Claim Distribution Pool, subject to the Unsecured Claim Pool.

(d)	Voting: Claims in Class 3 are Impaired and each Holder of a Junior Remaining Claim is entitled to vote to accept or reject the Plan.

4.2.4 Class 4A – General Unsecured Claims

(a)	Classification: Class 4A consists of all General Unsecured Claims.

(b)	Treatment:

(i)

If the RRD Settlement Conditions are satisfied, Holders of Allowed Class 4A Claims shall receive the following treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, and in full and final satisfaction, settlement and release of and in exchange for its Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive its Pro Rata share of the Unsecured Claim Pool; provided that all Distributions to Holders of Allowed MEPP RRD Claims shall be made by the Plan Administrator solely from the MEPP Distribution Account, which shall be funded by RRD pursuant to the terms of the RRD Settlement as set forth in Article 5.15 hereof.

(ii)

If the RRD Settlement Conditions are not satisfied, Holders of Allowed Class 4A Claims shall receive the following treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, and in full and final satisfaction, settlement and release of and in exchange for its Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive (i) its Pro Rata share of the Unsecured Claim Pool and (ii) its Pro Rata share of the Litigation Trust Interests.

(c)	Voting: Claims in Class 4A are Impaired and each Holder of a General Unsecured Claim is entitled to vote to accept or reject the Plan.

4.2.5 Class 4B – SERP Claims

(a)	Classification: Class 4B consists of all SERP Claims.

(b)	Treatment:

(i)

If the RRD Settlement Conditions are satisfied, Holders of Allowed Class 4B Claims shall receive the following treatment: Except to the extent that a Holder of an Allowed SERP Claim agrees to a less favorable treatment, and in full and final satisfaction, settlement and release of and in exchange for its Allowed SERP Claim, each Holder of an Allowed SERP Claim shall receive its Pro Rata share of (i) the Unsecured Claim Pool and (ii) the SERP Settlement Payment.

(ii)

If the RRD Settlement Conditions are not satisfied, Holders of Allowed Class 4B Claims shall receive the following treatment: Except to the extent that a Holder of an Allowed SERP Claim agrees to a less favorable treatment, and in full and final satisfaction, settlement and release of and in exchange for its Allowed SERP Claim, each Holder of an Allowed SERP Claim shall receive its Pro Rata share of (i) the Unsecured Claim Pool and (ii) the Litigation Trust Interests.

(c)	Voting: Claims in Class 4B are Impaired and each Holder of a SERP Claim is entitled to vote to accept or reject the Plan.

4.2.6 Class 5 – Intercompany Claims

(a)	Classification: Class 5 consists of all Intercompany Claims.

(b)

Treatment: All Intercompany Claims shall be canceled, released or otherwise settled in full, and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan unless reasonably determined otherwise by the Debtors with the consent of the Committee and Requisite Junior Secured Creditors, such consent not to be unreasonably withheld, conditioned or delayed.

(c)

Voting: Claims in Class 5 are Impaired. Each Holder of an Intercompany Claim is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. No Holder of an Intercompany Claim is entitled to vote to accept or reject the Plan.

4.2.7 Class 6 – Intercompany Interests

(a)	Classification: Class 6 consists of all Intercompany Interests.

(b)

Treatment: No Holder of an Intercompany Interest shall receive any Distributions on account of its Intercompany Interest. On and after the Effective Date, all Intercompany Interests shall be canceled and shall be of no further force and effect, whether surrendered for cancelation or otherwise.

(c)

Voting: Claims in Class 6 are Impaired. Each Holder of an Intercompany Interest is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. No Holder of an Intercompany Interest is entitled to vote to accept or reject the Plan.

4.2.8 Class 7 – Subordinated Claims

(a)	Classification: Class 7 consists of all Subordinated Claims.

(b)

Treatment: No Holder of a Subordinated Claim shall receive any Distributions on account of its Subordinated Claim. On and after the Effective Date, all Subordinated Claims shall be canceled, released and extinguished and shall be of no further force and effect, whether surrendered for cancelation or otherwise.

(c)

Voting: Claims in Class 7 are Impaired. Each Holder of a Subordinated Claim is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. No Holder of a Subordinated Claim is entitled to vote to accept or reject the Plan.

4.2.9 Class 8 – Equity Interests in LSC

(a)	Classification: Class 8 consists of all Equity Interests in LSC.

(b)

Treatment: No Holder of an Equity Interest in LSC shall receive any Distributions on account of its Equity Interest. On and after the Effective Date, all Equity Interests in LSC shall be canceled and shall be of no further force and effect, whether surrendered for cancelation or otherwise.

(c)

Voting: Claims in Class 8 are Impaired. Each Holder of an Equity Interest in LSC is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. No Holder of an Equity Interest in LSC is entitled to vote to accept or reject the Plan.

4.3. Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, the Plan shall not affect the Plan Administrator’s rights in respect of any Unimpaired Claims, including legal and equitable defenses or setoff or recoupment rights with respect thereto.

4.4. Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted the Plan if: (i) the Holders (other than any Holder designated under § 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Claims entitled to vote actually voting in such Class have voted to accept the Plan; and (ii) the Holders (other than any Holder designated under § 1126(e) of the Bankruptcy Code) of more than one-half in number of the Claims entitled to vote actually voting in such Class have voted to accept the Plan.

4.5. Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or an Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purpose of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

4.6. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class of Claims or Interests is eligible to vote and no Holder of Claims or Interests, as applicable, in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by such Class. Classes 1 and 2 are deemed to have accepted the Plan and are not entitled to vote.

4.7. Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code

For purposes of Confirmation, section 1129(a)(10) of the Bankruptcy Code shall be satisfied if any one of Classes 3, 4A or 4B accepts the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class or Classes of Claims and Interests. Classes 5, 6, 7 and 8 are deemed to reject the Plan.

5.	IMPLEMENTATION OF THE PLAN

5.1. Operations Between the Confirmation Date and Effective Date

During the period from the Confirmation Date through and until the Effective Date, the Debtors may continue to operate their businesses as debtors-in-possession, subject to all applicable orders of the Bankruptcy Court.

5.2. Wind Down Estates

The purpose of the Wind Down Estates is to monetize and distribute the Plan Assets, with no objective to continue or engage in the conduct of a trade or business. The Plan Administrator shall be vested with all powers and authority set forth in this Plan and the Plan Administration Agreement, shall be deemed to have been appointed as the Debtors’ Estates’ representative pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, and shall have the duties of a trustee set forth in sections 704(a)(1), 704(a)(2) and 704(a)(5) of the Bankruptcy Code.

5.3. Modifications to Wind Down Budget

Modification to the (a) Professional Fee Reserve Amount or Wind Down Budget that reduces the amounts budgeted for Professionals of the Committee or (b) Wind Down Budget generally, where such modification either individually or in the aggregate with other modifications could reasonably result in an amount less than $7,000,000 becoming available to fund the Unsecured Claim Pool, shall require the consent of the Committee and the Consenting Junior Secured Creditors Advisors, such consent not to be unreasonably withheld, conditioned or delayed.

5.4. Plan Funding Mechanism

Distributions under the Plan shall be funded from Cash on hand, Wind Down Cash Proceeds, and any other Plan Assets, except as expressly set forth herein. If the RRD Settlement Conditions are satisfied, Distributions under the Plan shall also be funded from the RRD Settlement Payments.

5.5. Plan Administrator

5.5.1 Appointment; Duties. Not less than 10 days prior to the Confirmation Hearing and subject to Bankruptcy Court approval in connection with Confirmation of the Plan, the Requisite Junior Secured Creditors and the Committee shall designate the Person who initially will serve as the Plan Administrator, which Person shall be reasonably acceptable to the Debtors.

5.5.2 Plan Administration Agreement. The Plan Administrator shall be a fiduciary of the Wind Down Estates and shall be compensated and reimbursed for expenses as set forth in, and in accordance with, the Plan Administration Agreement.

5.5.3 Powers and Duties of Plan Administrator. The Plan Administrator shall have no duties until the occurrence of the Effective Date, and on and after the Effective Date shall be a fiduciary of each of the Wind Down Estates. If this Plan is withdrawn or otherwise abandoned prior to the occurrence of the Effective Date, the Plan Administrator position shall never be established. From and after the Effective Date, pursuant to the Wind Down Budget and the terms and provisions of the Plan and the Plan Administration Agreement, the Plan Administrator shall be empowered and directed to: (a) take all steps and execute all instruments and documents necessary to make Distributions to Holders of Allowed Claims and to perform the duties assigned to the Plan Administrator under the Plan or the Plan Administration Agreement; (b) comply with this Plan and the obligations hereunder; (c) employ, retain or replace Professionals to represent him or her with respect to his or her responsibilities; (d) object to Claims as provided in this Plan, and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment or allowance of any Claim; (f) establish, replenish or release any reserves as provided in this Plan, as applicable; (g) exercise such other powers as may be vested in the Plan Administrator pursuant to this Plan, the Plan Administration Agreement or any other order of the Bankruptcy Court, including the Confirmation Order, or otherwise act on behalf of the Wind Down Estates from and after the Effective Date; (h) file applicable tax returns for any of the Debtors; (i) prosecute, compromise, resolve or withdraw any of the Causes of Action preserved in the Wind Down Estates; (j) liquidate, receive, hold, invest, supervise and protect the Plan Assets; (k) promptly after completing their wind-down, take any actions necessary to voluntarily dissolve each of the Debtors or allow the applicable Secretary of State to involuntarily dissolve each of the Debtors; and (l) following the wind-down and dissolution of the Debtors, entry of a final decree in the Chapter 11 Cases, and closing of the Litigation Trust, liquidate any remaining or later-discovered Plan Assets; provided, however, that the Plan Administrator shall not have the authority to take any of the foregoing actions with respect to any Preserved Potential Claim or any RRD Claim without the consent of the Litigation Trustee (in the case of RRD Claims, such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, if the RRD Settlement Conditions are satisfied, the Preserved Potential Claims against RRD are deemed waived and released by the Debtors and their Estates. The Plan Administrator may, without the need for further Bankruptcy Court approval but subject to the provisions set forth in Article 3.4 herein, retain legal counsel and financial advisors to advise him or her in the performance of his or her duties.

5.6. Plan Oversight Committee

5.6.1 Creation of the Plan Oversight Committee. Not less than 10 days prior to the Confirmation Hearing and subject to Bankruptcy Court approval in connection with Confirmation of this Plan, the Requisite Junior Secured Creditors and the Committee shall designate the Plan Oversight Committee Members, which members shall be reasonably acceptable to the Debtors. Each Plan Oversight Committee Member shall be authorized to act in accordance with this Plan and the Plan Administration Agreement. Plan Oversight Committee Members shall serve without compensation and shall be entitled to reimbursement of actual, reasonable and documented expenses incurred in the course of discharging their responsibilities as Plan Oversight Committee Members.

5.6.2 Function and Duration of the Plan Oversight Committee. The Plan Oversight Committee shall have the rights and responsibilities set forth in the Plan and the Plan Administration Agreement, including, among other things, instructing and supervising the Plan Administrator with respect to its responsibilities under this Plan and the Plan Administration Agreement. The Plan Oversight Committee shall remain in existence until such time as the final Distributions under the Plan have been made.

5.7. Litigation Trust

If the RRD Settlement Conditions are satisfied, (i) the Litigation Trust shall not be established and all references to the Litigation Trust, Litigation Trustee or any related terms set forth herein are void ab initio, (ii) the Litigation Trust Funding Amount shall be added to the Unsecured Claim Pool and be available for Distribution to Holders of Allowed General Unsecured Claims and Allowed SERP Claims in accordance with Articles 4.2.4 and 4.2.5 hereof, and (iii) all Preserved Potential Claims against RRD shall be deemed waived and released by the Debtors and their estates in accordance with the terms of the RRD Settlement. If the RRD Settlement Conditions are not satisfied, the Litigation Trust shall be established for the benefit of the Holders of Allowed General Unsecured Claims and Allowed SERP Claims, as set forth in this Article 5.7.

5.7.1 Establishment of Litigation Trust. Only if the RRD Settlement Conditions are not satisfied, on or before the Effective Date, the Debtors, on their own behalf and on behalf of the beneficiaries thereof, the Committee and the Litigation Trustee shall execute the Litigation Trust Agreement and take all necessary steps to establish the Litigation Trust. The Litigation Trust shall be established for the sole purpose of receiving the Litigation Trust Assets and maximizing the value of the Litigation Trust Interests, with no objective to continue or engage in the conduct of a trade or business. The Litigation Trustee shall be a disinterested fiduciary designated by the Committee (subject to the consent of the Debtors, such consent not to be unreasonably withheld) with duties solely to the Holders of Allowed General Unsecured Claims and Allowed SERP Claims. The establishment of the Litigation Trust is not a determination that any Preserved Potential Claims are colorable or valuable. The Litigation Trustee shall have no duty to bring any litigation and may decline to pursue any litigation as and to the extent it determines that such litigation is not in the best interests of the Holders of Allowed General Unsecured Claims and Allowed SERP Claims. The Litigation Trustee shall have the authority to retain any advisors for the purpose of carrying out its duties under the Litigation Trust Agreement, and shall be vested with all powers and authorities set forth in this Plan and the Litigation Trust Agreement. Notwithstanding the foregoing, prior to the Effective Date, any settlement, compromise, waiver and/or release of any of the Preserved Potential Claims must be approved by the Committee, in its sole discretion, and any Net Recoveries of such settlement, compromise, waiver and/or release shall be distributed solely to Holders of Allowed General Unsecured Claims and Allowed SERP Claims on a Pro Rata basis. To the extent the Committee reaches a settlement on account of the Preserved Potential Claims prior to the Effective Date, then the Committee may determine, in its sole discretion, that no Litigation Trust shall be established, and the Litigation Trust Funding Amount and any Net Recoveries shall be added to the Unsecured Claim Pool and be available for Distribution to Holders of Allowed General Unsecured Claims and Allowed SERP Claims.

5.7.2 Funding of Litigation Trust. Only if the RRD Settlement Conditions are not satisfied, on the Effective Date, the Litigation Trust shall be funded with the Litigation Trust Funding Amount. The Litigation Trust shall receive no further funds from the Debtors or their Estates. The Litigation Trust Funding Amount shall be used solely to fund the administration of the Litigation Trust and to fund distributions to the Litigation Trust Beneficiaries.

5.7.3 Litigation Trust Recoveries. The reasonable costs and expenses of the Litigation Trust shall be funded out of the Litigation Trust Funding Amount. The Litigation Trust shall reimburse the Buyer for any reasonable and documented out-of-pocket expenses, including reasonable and documented attorneys’ fees and expenses, incurred in connection with responding to any discovery requests made in connection with any litigation brought by the Litigation Trust. Litigation Trust Distributable Cash shall be available for Distribution to Holders of Allowed General Unsecured Claims and Allowed SERP Claims. In pursuing any Preserved Potential Claims against directors and/or officers, the Litigation Trust shall expressly forego enforcement of any final judgment against any defendant to the extent such judgment is not fully covered by and payable exclusively from policy limits of the insurance maintained by RRD or Donnelley Financial Solutions, Inc. (or their affiliates) for the benefit of any such director or officer.

5.7.4 Taxation of Litigation Trust. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, the Litigation Trust is intended to be treated as a “liquidating trust” for U.S. federal income tax purposes pursuant to section 301.7701-4(d) of the U.S. Treasury Regulations. Further, the Litigation Trust will be designed and intended to meet the criteria set out in Rev. Proc. 94-45 for qualifying as a grantor trust for U.S. tax purposes, and the Litigation Trust Beneficiaries shall be treated as the grantors of the Litigation Trust and as the deemed owners of the Litigation Trust Assets. Accordingly, both the Litigation Trustee and relevant Holders shall, for U.S. tax purposes, treat Holders of the Allowed General Unsecured Claims and Allowed SERP Claims as receiving all of the assets of the Litigation Trust on the Effective Date in exchange for their Allowed General Unsecured Claims and Allowed SERP Claims and thereafter (a) earning all items of interest or other income earned by the Litigation Trust and (b) incurring any expenses or losses incurred by the Litigation Trust. The Litigation Trustee shall file grantor trust tax returns for the Litigation Trust in accordance with the above and send Holders of Allowed General Unsecured Claims and Allowed SERP Claims appropriate statements regarding their allocable shares of the income, expense or loss referenced above.

For U.S. federal income tax purposes, the transfer of assets to the Litigation Trust will be deemed to occur as (a) a first-step transfer of the Litigation Trust Assets to the Litigation Trust Beneficiaries and, to the extent the Litigation Trust Assets are allocable to Disputed Claims that are General Unsecured Claims and/or SERP Claims, to the Litigation Trust Reserve described in the subsequent paragraph, and (b) a second-step transfer by such Litigation Trust Beneficiaries of Litigation Trust Assets (other than the Litigation Trust Assets allocable to the Litigation Trust Reserve) to the Litigation Trust. As a result, the transfer of the Litigation Trust Assets to the Litigation Trust should be a taxable transaction. As soon as possible after the transfer of the Litigation Trust Assets to the Litigation Trust, the Litigation Trustee shall make a good faith valuation of the Litigation Trust Assets. This valuation will be made available from time to time, as relevant for tax reporting purposes. Each of the Debtors, Litigation Trustee, and the Litigation Trust Beneficiaries shall take consistent positions with respect to the valuation of the Litigation Trust Assets, and such valuations shall be utilized for all U.S. federal income tax purposes. The Litigation Trust shall in no event be dissolved later than five years from the creation of such Litigation Trust unless the Bankruptcy Court, upon motion within the six-month period prior to the fifth anniversary (or within the six-month period prior to the end of an extension period), determines that a fixed period extension (not to exceed five years without a private letter ruling from the IRS or an opinion of counsel satisfactory to the Litigation Trustee that any further extension would not adversely affect the status of the trust as a liquidating trust for U.S. federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Litigation Trust Assets.

With respect to amounts, if any, in the Litigation Trust Reserve, it is expected that the Litigation Trust Reserve will be treated as a “disputed ownership fund” governed by section 1.468B-9 of the U.S. Treasury Regulations, that any appropriate elections with respect thereto shall be made, and that such treatment will also be applied to the extent possible for state and local tax purposes. Under such treatment, a separate U.S. federal income tax return shall be filed with the IRS for the Litigation Trust Reserve, and it will be subject to tax annually on a separate entity basis. Any taxes (including with respect to interest, if any, earned in the Litigation Trust Reserve, or any recovery on the portion of assets allocable to the Litigation Trust Reserve in excess of its basis in such assets) imposed on the Litigation Trust Reserve shall be paid out of the assets of the Litigation Trust Reserve (and reductions shall be made to amounts disbursed therefrom to account for the need to pay such taxes).

5.7.5 Books and Records. The Litigation Trust shall have reasonable access to the Debtors’ books and records for the purpose of investigating and pursuing the Preserved Potential Claims.

5.7.6 Administration of the Litigation Trust. The Litigation Trust shall be administered by the Litigation Trustee with oversight by the Litigation Trust Advisory Board pursuant to the Litigation Trust Agreement. In the event of any inconsistency solely between this Article 5.7.6 of the Plan and the Litigation Trust Agreement, the Litigation Trust Agreement shall control, with the Plan controlling in all other cases. All compensation for the Litigation Trustee and other costs of administration for the Litigation Trust shall be paid by the Litigation Trust in accordance with this Plan and the Litigation Trust Agreement. The Litigation Trust Agreement generally will provide for, among other things: (a) the payment of the expenses of the Litigation Trust, including the cost of pursuing the Preserved Potential Claims; (b) the retention of counsel, accountants, financial advisors, or other professionals and the payment of their reasonable compensation; (c) the investment of Cash by the Litigation Trustee within certain limitations, including those specified in the Plan; (d) the orderly liquidation of the Litigation Trust Assets; and (e) litigation of any Preserved Potential Claims, which may include the prosecution, settlement, abandonment or dismissal of any such Preserved Potential Claims.

5.7.7 Powers and Duties. In furtherance of and consistent with the purpose of the Litigation Trust and the Plan, and subject to the terms of the Litigation Trust Agreement, the Litigation Trustee, for the benefit of the Litigation Trust, shall (a) hold the Litigation Trust Assets for the benefit of the Litigation Trust Beneficiaries, (b) make distributions of the Litigation Trust Assets as provided in the Litigation Trust Agreement, (c) have the power and authority to commence, prosecute, and resolve any Preserved Potential Claims and (d) have the power and authority to compromise and settle any RRD Claims with the consent of the Plan Administrator, such consent not to be unreasonably withheld. The Litigation Trustee shall be responsible for all decisions and duties with respect to the Litigation Trust and the Litigation Trust Assets, except as otherwise provided in the Litigation Trust Agreement. In all circumstances, the Litigation Trustee shall act in the best interests of the Litigation Trust Beneficiaries. The Litigation Trustee, on behalf of the Litigation Trust, may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out its duties hereunder and may compensate and reimburse the reasonable expenses of those professionals without further order of the Bankruptcy Court from the Litigation Trust Assets in accordance with the Plan and the Litigation Trust Agreement.

5.7.8 Litigation Trust Advisory Board. The Litigation Trust Advisory Board shall have the authority to oversee, review and guide the activities and performance of the Litigation Trustee. The members of the Litigation Trust Advisory Board shall not be entitled to compensation for their services but will be entitled to reimbursement from the Litigation Trust for reasonable and documented out-of-pocket expenses.

5.7.9 Litigation Trust Reserve. At the time of any Distributions of Litigation Trust Distributable Cash to Holders of Allowed General Unsecured Claims and/or Allowed SERP Claims by the Litigation Trustee, the Litigation Trustee shall set aside in the Litigation Trust Reserve the amount of Litigation Trust Distributable Cash that the Litigation Trustee determines would likely have been distributed to the Holders of all Disputed Claims that are General Unsecured Claims and/or SERP Claims as if such Disputed Claims had been Allowed on the Effective Date, with the amount of such Claims to be determined, solely for the purposes of establishing reserves and for maximum Distribution purposes, to be the lesser of (i) the asserted amount of the Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (ii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court or (iii) the amount otherwise agreed to by the Plan Administrator and the Holder of such Claim for Distribution purposes.

The Litigation Trustee may adjust the Litigation Trust Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by this Plan. The Litigation Trustee shall hold in the Litigation Trust Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Litigation Trust Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise. The taxes imposed on the Litigation Trust Reserve (if any) shall be paid by the Litigation Trustee from the property held in the Litigation Trust Reserve, and the Litigation Trustee shall have no liability for such taxes.

To the extent after the Effective Date that a Disputed Claim becomes an Allowed General Unsecured Claim or an Allowed SERP Claim, the Litigation Trustee will, out of the Litigation Trust Reserve, distribute to the Holder thereof the amount of Litigation Trust Distributable Cash, if any, to which such Holder is entitled in accordance with Articles 4.2.4(b) and 4.2.5(b) herein. Subject to this Plan, all Distributions of Litigation Trust Distributable Cash made under this paragraph on account of Allowed General Unsecured Claims or Allowed SERP Claims will be made together with any dividends, payments or other Distributions made on account of, as well as any obligations arising from, the distributed property then held in the Litigation Trust Reserve as if such Allowed General Unsecured Claim or Allowed SERP Claim had been an Allowed Claim on the dates Distributions were previously made to Holders of Litigation Trust Interests under this Plan.

5.8. Vesting of Assets

5.8.1 Wind Down Estates’ Assets. Except as otherwise expressly provided in this Plan or the Confirmation Order, as of the Effective Date, all Plan Assets shall vest in the Wind Down Estates free and clear of all Liens, Claims, charges or other encumbrances or interests to the extent permitted by section 1141 of the Bankruptcy Code. For the avoidance of doubt, all property held for Distribution pursuant to the Plan (except the Litigation Trust Assets, if applicable) will be held by the Plan Administrator in trust for the Holders of Allowed Claims and to pay expenses of administration of the Wind Down Estates, and will not be deemed property of the Debtors or Wind Down Estates.

5.8.2 Litigation Trust Assets. Only if the RRD Settlement Conditions are not satisfied, as of the Effective Date, the Litigation Trust Assets and the Debtors’ rights, title and interests to such Litigation Trust Assets shall vest in the Litigation Trust free and clear of all Liens, Claims, charges or other encumbrances or interests to the extent permitted by section 1141 of the Bankruptcy Code, subject only to the Litigation Trust Interests; provided, however, that the Litigation Trust Assets and the Debtors’ rights, title and interests to such Litigation Trust Assets may not be transferred or assigned by the Litigation Trust to any party. Notwithstanding anything herein to the contrary, the transfer of the Litigation Trust Assets to the Litigation Trust shall not diminish, and fully preserves, any defenses a Debtor or Wind Down Estate would have if such Litigation Trust Assets had been retained by the Debtors or Wind Down Estates. For the avoidance of doubt, the Litigation Trust Assets held for Distribution pursuant to the Plan will be held by the Litigation Trustee solely in trust for the Holders of Allowed Claims in accordance with this Plan, and will not be deemed property of the Debtors or Wind Down Estates.

5.9. D&O Policies

As of the Effective Date, the Debtors shall be deemed to have assumed all of the Debtors’ D&O Policies pursuant to sections 105 and 365(a) of the Bankruptcy Code, and coverage for defense and indemnity under any of the D&O Policies shall remain available within the definition of “Insured” in any of the D&O Policies subject to the terms and conditions of the D&O Policies. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each D&O Policy. Notwithstanding anything to the contrary contained in the Plan, and except as otherwise may be provided in an order of the Bankruptcy Court, Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Policies, and each such obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed. For the avoidance of doubt, the D&O Policies (i) are prefunded and will not require any additional premiums on or after the Effective Date and (ii) provide coverage for those insureds currently covered by such policies for the remaining term of such policies and runoff or tail coverage after the Effective Date to the fullest extent permitted by such policies.

5.10. Cancellation of Existing Agreements, Notes and Interests

On the Effective Date, except as otherwise specifically provided for in the Plan or any agreement, instrument, or other document incorporated in the Plan, the obligations of the Debtors under each of the DIP Credit Agreement, the Prepetition Credit Documents, the Prepetition Notes Documents and any other Certificate, Interest, share, note, bond, indenture, purchase right, option, warrant, intercreditor agreement, guaranty, indemnity or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest, shall be canceled solely as to the Debtors, and the Debtors shall not have any continuing obligations thereunder and shall be released therefrom, and the DIP Agent, the Prepetition Agent and the Prepetition Notes Collateral Agent shall be automatically and fully released and discharged from all duties and obligations under the DIP Credit Agreement, Prepetition Credit Documents and Prepetition Notes Documents, respectively (in each case, other than the express duties of the Prepetition Notes Collateral Agent to make distributions under the Plan as provided herein); provided that notwithstanding Confirmation or the occurrence of the Effective Date, or anything set forth in the Plan or the Confirmation Order, the L/C Agreement shall continue in effect without limitation until terminated in accordance with its terms and the Prepetition Credit Documents (including Liens issued thereunder), the Prepetition Notes Documents (including Liens issued thereunder) and any other agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (i) enabling Holders of Allowed Claims to receive distributions under the Sale Order, the Credit Bid Support Agreement (as defined in the Acquisition Agreement), the Plan as provided herein, or any other order of the Bankruptcy Court; (ii) permitting each of the Agents to seek and/or receive compensation and/or reimbursement of fees and expenses in accordance with the Plan, the Final DIP Order, or any other order of the Bankruptcy Court; (iii) permitting the Prepetition Notes Collateral Agent to exercise its Prepetition Notes Collateral Agent Charging Lien against distributions to the Prepetition Noteholders in accordance with the Prepetition Notes Documents; (iv) preserving all rights, remedies, indemnities, powers, and protections of the Agents against any person (other than the Debtors), including with respect to indemnification or contribution from the Prepetition Revolver Lenders, the Prepetition Term Loan Lenders, or the Prepetition Noteholders, as applicable (which rights to indemnification or contribution shall not be released under the Plan or Confirmation Order), or any exculpations of the Agents, pursuant to and subject to the terms of the Prepetition Credit Documents or the Prepetition Notes Documents, as applicable; (v) permitting each Agent to enforce any obligation owed to such Agent under the Final DIP Order, this Plan, or the Confirmation Order; (vi) permitting each of the Agents to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (vii) permitting each of the Agents to perform any functions that are necessary to effectuate the foregoing. As a condition precedent to receiving any distribution on account of its Allowed Junior Remaining Claim, each Prepetition Noteholder shall be deemed to have surrendered its Senior Secured Notes, and all such surrendered Senior Secured Notes shall be deemed to be cancelled pursuant to this section, except to the extent otherwise provided herein (including for the purpose of receiving further distributions as described in this paragraph).

5.11. Section 1146 Exemption from Certain Transfer Taxes and Recording Fees

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers from the Debtors to the Wind Down Estates or to any other Person, pursuant to, in contemplation of, or in connection with the Plan (including any transfer pursuant to: (a) the Distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors; or (b) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, sales and use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local government officials or agents shall, and shall be directed to, forgo the collection of any such tax, recordation fee or government assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or government assessment. The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

5.12. Preservation of Causes of Action

Except as otherwise provided in Article 10 herein or the other provisions of the Plan, each Cause of Action, including, without limitation, the Preserved Potential Claims (provided, however, the Preserved Potential Claims solely against RRD and the parties listed in (c) of the definition of Preserved Potential Claims solely in respect of RRD shall be deemed waived and released by the Debtors and their Estates if the RRD Settlement Conditions are satisfied), of a Debtor shall be preserved and, along with the exclusive right to enforce such Cause of Action, shall vest exclusively in the Wind Down Estates or the Litigation Trust, as applicable, as of the Effective Date. Unless a Cause of Action is expressly waived, relinquished, released or compromised in the Plan or an order of the Bankruptcy Court, the Plan Administrator or Litigation Trustee, as applicable, expressly reserves such Cause of Action for later adjudication and, accordingly, no doctrine of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), laches or other preclusion doctrine shall apply to such Cause of Action as a consequence of Confirmation, the Plan, the vesting of such Cause of Action in the Wind Down Estates or Litigation Trust, as applicable, any order of the Bankruptcy Court or these Chapter 11 Cases. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as an indication that the Debtors, the Plan Administrator or the Litigation Trustee, as applicable, will not pursue such Cause of Action.

5.13. Effectuating Documents and Further Transactions

The Debtors, the Plan Administrator or the Litigation Trustee, as applicable, may take all actions to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The secretary, any assistant secretary or any other appropriate officer of each Debtor shall be authorized to certify or attest to any of the foregoing actions.

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to the Plan that would otherwise require approval of the shareholders, directors or members of the Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate), pursuant to applicable law, and without any requirement of further action by the shareholders, directors, managers or partners of the Debtors, or the need for any approvals, authorizations, actions or consents.

5.14. Pension Plan

The LSC Communications Pension Plan (“Pension Plan”) is a single-employer defined benefit pension plan covered by Title IV of ERISA and thus subject to the pension insurance program administered by PBGC. Debtor LSC Communications US, LLC was the sponsor of the Pension Plan prior to the Sale closing. PBGC asserted that all other Debtors were members of the sponsor’s controlled group and thus jointly and severally liable for all obligations of the Pension Plan.

Upon the closing of the Sale, the Debtors’ obligations related to the Pension Plan were assumed by the Buyer. As the new contributing sponsor to the Pension Plan, the Buyer is required to comply with all applicable statutory provisions of ERISA and the IRC, including, but not limited to, satisfying the minimum funding standards pursuant to 26 U.S.C. §§ 412, 430, and 29 U.S.C. §§ 1082, 1083; paying the PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307; and administering the Pension Plan in accordance with its terms and the provisions of ERISA and the IRC on an ongoing basis.

Notwithstanding anything to the contrary in the Plan, no provision contained in the Plan, Confirmation Order, Sale Order, Bankruptcy Code, or any other document filed in these Chapter 11 Cases shall be construed as discharging, releasing, exculpating, or relieving any Person or Entity from any liability or responsibility with respect to the Pension Plan under any law, government policy, or regulatory provision. PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability or responsibility against any Person or Entity as a result of any of the provisions for satisfaction, release, injunction, exculpation, and discharge of claims in the Plan, Confirmation Order, Sale Order, Bankruptcy Code, or any other document filed in these Chapter 11 Cases.

5.15. RRD Settlement

If the RRD Settlement Conditions are satisfied, the Debtors, RRD, the Ad Hoc SERP Group and the Committee have agreed to resolve and settle (the “RRD Settlement”) numerous issues as set forth herein. If the RRD Settlement Conditions are satisfied, on the Effective Date, (A) RRD shall (i) transfer the SERP Settlement Payment to the SERP Distribution Account, (ii) transfer the MEPP Settlement Payment to the MEPP Distribution Account, (iii) transfer $544,872.69 to counsel to the Ad Hoc SERP Group on account of fees and expenses incurred thereby (which payment, for avoidance of doubt, shall be separate and apart from any RRD Settlement Payments and shall not be a distribution pursuant to this Plan), (iv) be deemed to waive and release any and all Claims it has asserted or may assert against the Debtors’ Estates (the “RRD Claims Waiver”), (v) be deemed to release any and all claims it may assert against the Agents in their capacities as such, the Junior Secured Creditors in their capacities as such, the current and former members of the Committee in their capacities as such, and each of their respective current and former directors, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, employees, consultants, agents, Affiliates, parents, subsidiaries, members, managers, predecessors, successors, heirs, executors and assigns, participants, subsidiaries, managed accounts or funds, partners, limited partners, general partners, principals, fund advisors, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities and solely in respect of these Chapter 11 Cases (the “RRD Third Party Release”); (B) the Debtors and the Committee shall, on behalf of the Debtors’ Estates, be deemed to waive and release all Preserved Potential Claims solely in respect of RRD and the parties listed in (c) of the definition of Preserved Potential Claims solely in respect of RRD, which would have otherwise been vested in the Litigation Trust, and instead the Litigation Trust Funding Amount shall be added to the Unsecured Claim Pool and be available for Distributions to Holders of Allowed General Unsecured Claims and Holders of Allowed SERP Claims in accordance with Articles 4.2.4 and 4.2.5 hereof; (C) all Holders of SERP Claims shall release the RRD SERP Released Parties from any and all claims they may have against the RRD SERP Released Parties arising under or in connection with the SERP, the RRD SERP, the Debtors or these Chapter 11 Cases, including any supplemental pension claims, irrespective of whether such individual Holder votes on the Plan or opts into the release set forth in section 10.6 of the Plan; and (D) RRD shall be a Released Party under the Plan. For the avoidance of doubt, if the RRD Settlement Conditions are not satisfied, (w) RRD will not fund the SERP Settlement Payment (or the fees and expenses to counsel to the Ad Hoc SERP Group incurred thereby), the MEPP Settlement Payment, or give the RRD Claims Waiver or RRD Third Party Release; (x) the Preserved Potential Claims against RRD will not be released, (y) the Litigation Trust Funding Amount will not be added to the Unsecured Claim Pool and (z) the Holders of SERP Claims will not release RRD and RRD will not be included as a Released Party. RRD has also agreed to support Confirmation of the Plan.

Upon receipt of the MEPP Settlement Payment from the MEPP Distribution Account, any and all MEPP RRD Claims shall be deemed waived, and the MEPPs shall not be entitled to receive any further distributions from the Debtors’ Estates. For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan or the Disclosure Statement, nothing herein shall be deemed to release RRD or Donnelley Financial Solutions, Inc. from any liability related to the withdrawal of the Debtors, RRD and/or Donnelley Financial Solutions, Inc. or any predecessors in interest of the foregoing from the MEPPs.

The RRD Settlement benefits the Estates by (i) eliminating RRD’s significant claims against the Debtors’ Estates, (ii) reducing the amount of Allowed General Unsecured Claims through RRD’s agreement to fund the MEPP Settlement Payment, (iii) enhancing the recoveries for the Holders of Allowed SERP Claims through RRD’s agreement to fund the SERP Settlement Payment and reducing the amount of Allowed General Unsecured Claims through its funding of the MEPP Settlement Payment as described in (ii), and (iv) reducing the Estates’ administrative costs by resolving potential Plan objections through RRD’s agreement to support Confirmation of the Plan.

If the RRD Settlement Conditions are satisfied, all Distributions made to the Holders of (i) Allowed MEPP RRD Claims shall be made by the Plan Administrator solely from the MEPP Distribution Account and (ii) Allowed SERP Claims shall be made by the Plan Administrator from the SERP Settlement Account and the Unsecured Claim Pool. Upon approval of the RRD Settlement, the Litigation Trust Funding Amount shall be added to the Unsecured Claim Pool and be available for Distribution to Holders of Allowed General Unsecured Claims and Allowed SERP Claims in accordance with Articles 4.2.4 and 4.2.5 hereof.

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates the RRD Settlement. The Confirmation Order will serve to, among other things, approve the RRD Settlement under sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and will contain findings that the compromises and settlements under the RRD Settlement are in the best interests of the Debtors, their Estates, their creditors, and other parties-in-interest, and are fair, equitable, and well within the range of reasonableness and otherwise satisfy the requirements of Bankruptcy Rule 9019. Each provision of the RRD Settlement shall be deemed non-severable from each other.

6.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1. Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, and subject to the occurrence of the Effective Date, all Executory Contracts and Unexpired Leases will be rejected by the Plan on the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, other than (a) Executory Contracts or Unexpired Leases previously assumed or rejected pursuant to an order of the Bankruptcy Court, (b) Executory Contracts or Unexpired Leases that are the subject of a pending motion to assume, or for which a notice of assumption has been filed pursuant to the assumption and assignment procedures approved by the Bankruptcy Court in connection with the Sale and (c) any Executory Contract that is a D&O Policy. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejection of such Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code.

6.2. Claims Against the Debtors Upon Rejection

No Executory Contract or Unexpired Lease rejected by the Debtors on or prior to the Effective Date shall create any obligation or liability of the Debtors that is not a Claim. Any Proof of Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Notice and Claims Agent before the Rejected Contract Claims Bar Date. Any Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease that is not filed with the Notice and Claims Agent by the Rejected Contract Claims Bar Date will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Plan Administrator or any of their property. Any Allowed Claim arising from the rejection of an Executory Contract or Unexpired Lease shall be classified as a General Unsecured Claim and shall be treated in accordance with Article 4.2.4 herein.

6.3. Modification, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is rejected shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements have been previously rejected or repudiated or are rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to Prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the Prepetition nature of such Executory Contracts or Unexpired Leases or the validity, priority or amount of any Claims that may arise in connection therewith.

6.4. Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any contract or lease is in fact an Executory Contract or Unexpired Lease, or that any Debtor has any liability thereunder.

7.	PROVISIONS GOVERNING DISTRIBUTIONS

7.1. Distributions on the Initial Distribution Date

On the Initial Distribution Date, the Distribution Agent shall commence Distributions under the Plan on account of each Claim that is Allowed on or prior to the Effective Date; provided that Distributions on account of Allowed Junior Remaining Claims, Allowed General Unsecured Claims (solely from the Unsecured Claim Pool) and Allowed SERP Claims (solely from the Unsecured Claim Pool) shall be subject to the availability of Wind Down Cash Proceeds on the Initial Distribution Date. Notwithstanding the foregoing, Distributions of the Litigation Trust Interests or, if no Litigation Trust is established pursuant to Article 5.7 hereof, the Litigation Trust Funding Amount and any Net Recoveries, to Holders of Allowed General Unsecured Claims and Allowed SERP Claims shall commence on the Initial Distribution Date.

7.2. Distributions on Subsequent Distribution Dates

7.2.1 Subsequent Distribution Dates

Other than with respect to Distributions to Holders of Allowed General Unsecured Claims and Allowed SERP Claims, the Plan Administrator shall identify, in his or her reasonable discretion and in accordance with the Plan Administration Agreement, periodic dates after the Initial Distribution Date to be Subsequent Distribution Dates for purposes of making additional Distributions under the Plan. Each Subsequent Distribution Date shall be a Business Day, and the period between any Subsequent Distribution Date and the prior Distribution Date shall not exceed 180 days.

7.2.2 Distributions to Holders of Junior Remaining Claims

(a)

Distributions of Junior Secured Allocation of Wind Down Cash Proceeds. On any Distribution Date, the Plan Administrator may direct the Distribution Agent to Distribute to the Holders of Allowed Junior Remaining Claims the Wind Down Cash Proceeds that the Plan Administrator, in his or her reasonable discretion and in accordance with the Plan Administration Agreement, determines are Wind Down Cash Proceeds that belong to the Junior Remaining Claim Distribution Pool, in accordance with Article 4.2.3 herein.

(b)

Final Distribution at Closing of the Cases. On or prior to the closing of the Chapter 11 Cases, the Plan Administrator shall Distribute all remaining Wind Down Cash Proceeds to the Holders of Allowed Junior Remaining Claims in accordance with Article 4.2.3 herein.

7.2.3 Distributions to Holders of Allowed General Unsecured Claims and Allowed SERP Claims

(a)

Distributions to Holders of Allowed General Unsecured Claims and Allowed SERP Claims. The Plan Administrator may direct the Distribution Agent to Distribute subsequently available portions of the Unsecured Claim Pool to Holders of Allowed General Unsecured Claims and Allowed SERP Claims, and, if applicable, the Litigation Trustee may Distribute Litigation Trust Distributable Cash to Holders of Litigation Trust Interests at any time after the Effective Date, each in its reasonable discretion and in accordance with the Plan Administration Agreement or Litigation Trust Agreement, as applicable; provided that if the RRD Settlement Conditions are satisfied, Distributions to Holders of Allowed MEPP RRD Claims shall be made by the Plan Administrator solely from the MEPP Distribution Account. Each Subsequent Distribution Date shall be a Business Day, and the period between any Subsequent Distribution Date and the prior Distribution Date shall not exceed 180 days. If the Plan Administrator directs the Distribution Agent to Distribute Cash to Holders of Allowed General Unsecured Claims and Allowed SERP Claims from the Unsecured Claim Pool Reserve, or the Litigation Trustee Distributes Litigation Trust Distributable Cash to Holders of Allowed General Unsecured Claims and Allowed SERP Claims from the Litigation Trust Reserve, including because a Claim for which Distributions have been held in the Unsecured Claim Pool Reserve or the Litigation Trust Reserve, as applicable, has been finally disallowed or resolved for a lesser amount than had been reserved with respect to such claim, thereby freeing up amounts for Distribution to other Holders, the Distribution Agent or the Litigation Trustee, as applicable, shall make an additional Distribution to each Holder of an Allowed General Unsecured Claim and an Allowed SERP Claim in accordance with Articles 4.2.4 and 4.2.5 herein. All Distributions of Litigation Trust Distributable Cash to Holders of the Litigation Trust Interests shall be made by, or at the direction of, the Litigation Trustee in accordance with the terms of the Litigation Trust Agreement, to the extent applicable.

(b)

Additional Distributions to Holders of Allowed SERP Claims. The Plan Administrator may direct the Distribution Agent to Distribute subsequently available portions of the SERP Distribution Account to Holders of Allowed SERP Claims at any time after the Effective Date, in its reasonable discretion and in accordance with the Plan Administration Agreement. Each Subsequent Distribution Date shall be a Business Day, and the period between any Subsequent Distribution Date and the prior Distribution Date shall not exceed 180 days. If the Plan Administrator directs the Distribution Agent to Distribute Cash to Holders of Allowed SERP Claims from the SERP Distribution Account Reserve, including because a Claim for which Distributions have been held in the SERP Distribution Account Reserve has been finally disallowed or resolved for a lesser amount than had been reserved with respect to such claim, thereby freeing up amounts for Distribution to other Holders, the Distribution Agent shall make an additional Distribution to each Holder of an SERP Claim in accordance with Article 4.2.5 herein.

7.2.4 Distributions to Holders of Claims Allowed After the Effective Date

The Distribution Agent shall make Distributions to Holders of Claims Allowed after the Effective Date in accordance with the applicable provision of Article 4 herein on the first Subsequent Distribution Date after such Claim is Allowed. Unless the Plan Administrator otherwise agrees, no partial Distribution shall be made with respect to such Claim until all disputes in connection with such Claim have been resolved by Final Order of the Bankruptcy Court.

7.3. Record Date and Delivery of Distributions

7.3.1 Record Date for Distributions

On the Distributions Record Date, the Claims Register shall be closed and the Distribution Agent shall be authorized and entitled to recognize only those Holders of Claims listed on the Claims Register as of the close of business on the Distributions Record Date. If a Claim is transferred 20 or fewer days before the Distributions Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical, and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

7.3.2 Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent, at the direction of the Plan Administrator or the Litigation Trustee, as applicable, shall make all Distributions required under the Plan to Holders of Allowed Claims. Except as otherwise provided herein, and notwithstanding any authority to the contrary, Distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distributions Record Date by the Distribution Agent, as appropriate: (a) to the signatory set forth on any of the Proofs of Claim filed by such Holder or other representative identified therein (or at the last known address of such Holder if no Proof of Claim is filed or if the Debtors, the Plan Administrator, the Litigation Trustee or the Distribution Agent have been notified in writing of a change of address); (b) at the address set forth in any written notice of change of address delivered to the Notice and Claims Agent; (c) at the address reflected in the Schedules if no Proof of Claim has been filed and the Notice and Claims Agent has not received a written notice of a change of address; or (d) in the case of Junior Remaining Claims arising from obligations under the Term Loan Facility, to the Entities set forth on the register provided to the Distribution Agent by the Prepetition Agent. The Debtors, the Plan Administrator, the Litigation Trustee, the Distribution Agent and the Notice and Claims Agent shall not incur any liability whatsoever on account of the delivery of any Distributions under the Plan.

7.3.3 Delivery of Distributions to Holders of Junior Remaining Claims Arising from the Senior Secured Notes

The Prepetition Notes Collateral Agent shall be deemed to be the Holder of all Junior Remaining Claims arising from obligations under the Prepetition Indenture. All Distributions on account of such Allowed Claims shall be made to or on behalf of the Prepetition Notes Collateral Agent. The Prepetition Notes Collateral Agent shall hold or direct such Distributions for the benefit of the Holders of such Allowed Claims. At the expense of the Debtors or the Plan Administrator, as soon as practicable following compliance with the other requirements set forth in this Article 7, the Prepetition Notes Collateral Agent shall arrange to deliver such Distributions to, or on behalf of, the Holders of such Allowed Claims, subject to the Prepetition Notes Collateral Agent Charging Lien. Any such Distributions that are Unclaimed Distributions for a period of six months shall be deemed unclaimed property and shall vest in the Wind Down Estates in accordance with Article 7.7 herein. For the avoidance of doubt, the Prepetition Notes Collateral Agent shall only be required to act to make Distributions in accordance with the terms of the Plan. The Plan Administrator’s obligations to make Distributions to the Holders of the Junior Remaining Claims arising from obligations under the Prepetition Indenture in accordance with this Plan shall be deemed satisfied upon delivery of Distributions to the Prepetition Notes Collateral Agent or, if the consent of the Prepetition Notes Collateral Agent is given, to the Distribution Agent on behalf of the Prepetition Notes Collateral Agent, as provided for herein.

7.3.4 Foreign Currency Exchange Rate

Except as otherwise provided herein, an order of the Bankruptcy Court or as agreed to by the Holder and the Debtors or the Plan Administrator, as applicable, with respect to any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollars at the Exchange Rate.

7.4. Distribution Agent

The Plan Administrator shall have the authority, in its sole discretion, to enter into an agreement with a Distribution Agent to facilitate the Distributions required hereunder. To the extent the Plan Administrator determines to utilize a Distribution Agent to facilitate the Distributions, such Distribution Agent would first be required to: (a) affirm its obligation to facilitate the prompt distribution of any documents; (b) affirm its obligation to facilitate the prompt distribution of any recoveries or Distributions required under the Plan; and (c) waive any right or ability to set off, deduct from or assert any Lien or other encumbrance against the Distributions required under the Plan to be distributed by such Distribution Agent; provided that in no event shall the Prepetition Notes Collateral Agent be required to waive its Prepetition Notes Collateral Agent Charging Lien, and nothing herein shall be deemed to impair, waive or discharge the Prepetition Notes Collateral Agent Charging Lien.

The Plan Administrator shall pay to the Distribution Agent all of its reasonable and documented fees and expenses without the need for any approvals, authorizations, actions or consents of the Bankruptcy Court or otherwise. The Distribution Agent shall submit detailed invoices to the Plan Administrator for all fees and expenses for which the Distribution Agent seeks reimbursement, and the Plan Administrator shall pay those amounts that it, in its sole discretion, deems reasonable, and shall object in writing to those fees and expenses, if any, that the Plan Administrator deems to be unreasonable. In the event that the Plan Administrator objects to all or any portion of the amounts requested to be reimbursed in the Distribution Agent’s invoice, the Plan Administrator and the Distribution Agent shall endeavor, in good faith, to reach mutual agreement on the amount of the appropriate payment of such disputed fees and/or expenses. In the event that the Plan Administrator and the Distribution Agent are unable to resolve any differences regarding disputed fees or expenses, either party shall be authorized to move to have such dispute heard by the Bankruptcy Court.

Notwithstanding any policies, practices or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate Distributions to Holders of Allowed Claims without requiring that such Distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any Distributions to Holders of Allowed Claims through the facilities of DTC.

7.5. Fractional and De Minimis Distributions

Notwithstanding anything herein to the contrary, the Plan Administrator and the Distribution Agent shall not be required to make Cash Distributions or payments of less than $50.00. Any Holder of an Allowed Claim on account of which the amount of Cash or other property to be distributed is less than $50.00 shall be forever barred from asserting such Claim against the Estates.

7.6. Undeliverable Distributions

In the event that any Distribution to any Holder is returned as undeliverable, or no address for such Holder is found in the Debtors’ records, no further Distribution to such Holder shall be made unless and until the Plan Administrator, the Litigation Trustee or the Distribution Agent is notified in writing of the then-current address of such Holder, at which time such Distribution shall be made to such Holder not less than 30 days thereafter. Undeliverable Distributions shall remain in the possession of the Plan Administrator, the Litigation Trustee or the Distribution Agent until such time as such Distribution becomes deliverable or such Distribution reverts to the Wind Down Estates or is canceled pursuant to Article 7.10 herein and shall not be supplemented with any interest, dividends or other accruals of any kind.

7.7. Reversion

Any Distribution under the Plan, including Distributions made by the Agents in accordance with Article 7.1 herein, that is an Unclaimed Distribution for a period of six months thereafter, shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code, and such Unclaimed Distribution shall revest in the (i) Wind Down Estates as Plan Assets with respect to Unclaimed Distributions on account of Claims other than General Unsecured Claims and SERP Claims and, if applicable, (ii) Litigation Trust with respect to Unclaimed Distributions on account of General Unsecured Claims and SERP Claims. Upon such revesting, the Claim of any Holder or its successors and assigns with respect to such property shall be canceled and forever barred, notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary. The provisions of the Plan regarding undeliverable Distributions and Unclaimed Distributions shall apply with equal force to Distributions that are issued by the Plan Administrator, the Litigation Trustee or the Distribution Agent made pursuant to any indenture or Certificate, notwithstanding any provision in such indenture or Certificate to the contrary and notwithstanding any otherwise applicable federal or state escheat, abandoned or unclaimed property law.

Nothing contained herein shall require the Plan Administrator or the Litigation Trustee to attempt to locate any Holder of an Allowed Claim whose Distribution is declared an undeliverable or Unclaimed Distribution.

7.8. Surrender of Canceled Instruments or Securities

Except as otherwise provided in the Plan, on the Effective Date, or as soon as reasonably practicable thereafter, each holder of a Certificate shall be deemed to have surrendered such Certificate to the Distribution Agent. Subject to the foregoing sentence, regardless of any actual surrender of a Certificate, the deemed surrender shall have the same effect as if its Holder had actually surrendered such Certificate, and such Holder shall be deemed to have relinquished all rights, Claims and Interests with respect to such Certificate. Notwithstanding the foregoing paragraph, this Article 7.8 shall not apply to any Claims reinstated pursuant to the terms of the Plan.

7.9. Compliance with Tax Requirements and Allocations to Principal and Interest

In connection with the Plan, to the extent applicable, the Debtors, the Plan Administrator, the Litigation Trustee and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any tax law, and all Distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Debtors, the Plan Administrator, the Litigation Trustee and the Distribution Agent shall be authorized to take all actions reasonably necessary or appropriate to comply with such withholding and reporting requirements, including withholding in kind, liquidating a portion of the Distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions or establishing any other mechanisms that are reasonable and appropriate. For purposes of the Plan, any withheld amount (or property) shall be treated as if paid to the applicable claimant. The Plan Administrator and the Litigation Trustee each reserves the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances. Distributions in full or partial satisfaction of Allowed Claims shall be allocated first to trust fund-type taxes, then to other taxes and then to the principal amount of Allowed Claims, with any excess allocated to unpaid interest that has accrued on such Claims.

7.10. Setoffs

Except as otherwise provided herein, a Final Order of the Bankruptcy Court, or as agreed to by the Holder and the Debtors, the Plan Administrator or the Litigation Trustee, as applicable, each Debtor or the Plan Administrator, as applicable, pursuant to the Bankruptcy Code (including section 553 thereof), applicable non-bankruptcy law, or such terms as may be agreed to by the Holder and the Debtors may, without any further notice to, or action, order or approval of the Bankruptcy Court, set off against any Allowed Claim and the Distributions to be made on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any claims, rights and Causes of Action of any nature that such Debtor or the Plan Administrator, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or the Plan Administrator of any such Claims, rights and Causes of Action that such Debtor or the Plan Administrator may possess against such Holder. In no event shall any Holder of a Claim be entitled to set off any Claim against any Claim, right, or Cause of Action of a Debtor or the Plan Administrator, as applicable, unless such Holder has filed a Proof of Claim in these Chapter 11 Cases by the applicable Claims Bar Date preserving such setoff and a Final Order of the Bankruptcy Court has been entered, authorizing and approving such setoff.

7.11. No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan or the Confirmation Order, required by applicable law, or agreed to by the Plan Administrator, no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date with respect to such Claim, notwithstanding any dispute or other delay with respect to any Distribution.

7.12. No Payment Over the Full Amount

In no event shall a Holder of a Claim receive more than the full payment of such Claim. To the extent any Holder has received payment in full with respect to a Claim, such Claim shall be disallowed and expunged without an objection to such Claim having been filed and without any further notice to or action, order or approval of the Bankruptcy Court.

7.13. Tax Identification and OFAC Certifications

Any Holder entitled to receive any property under the Plan shall, upon request, deliver to the Distribution Agent or such other Entity designated by the Plan Administrator: (a) a completed IRS Form W-9 or appropriate IRS Form W-8, as applicable; and (b) a certification that the Holder is not a person or entity with whom it is illegal for a U.S. person to do business under Office of Foreign Assets Control sanctions regulations and/or the list of Specially Designated Nationals and Blocked Persons (collectively, the “Pre-Distribution Certifications”). If a request for Pre-Distribution Certifications has not been satisfied within 30 days thereafter, a second request shall be sent. If such requests for Pre-Distribution Certifications are made with a reasonable basis for cause by the Plan Administrator, the Distribution Agent or such other Entity designated by the Plan Administrator and the Holder fails to comply before the date that is 60 days after a second request is made, such Holder shall be deemed to have forfeited its right to receive Distributions, and shall be forever barred and enjoined from asserting any right to Distributions made prior to the Plan Administrator receiving its executed Pre-Distribution Certifications (if such Holder is a Holder of an Allowed Class 4A General Unsecured Claim or Class 4B SERP Claim, it will only be entitled to a Pro Rata share of remaining future Distributions, if any); provided, that, notwithstanding the foregoing, in no event shall any Holder of Junior Remaining Claims arising out of the Term Loan Facility that fails to comply with all requests made of it for Pre-Distribution Certifications be deemed to have forfeited its right to receive Distributions, nor shall such Holder be forever barred and enjoined from asserting any right to Distributions made prior to the Plan Administrator receiving such Holder’s executed Pre-Distribution Certifications; provided, however, that any such Holder shall not be entitled to receive any Distributions under the Plan until such Holder has provided its Pre-Distribution Certifications. Any Distributions that are forfeited pursuant to this provision will be returned to the Plan Administrator and become property of the Wind Down Estates. Notwithstanding anything to the contrary in this Article 7.13, the provisions of this Article 7.13, including the requirement to provide Pre-Distribution Certifications, shall not apply to Holders of Junior Remaining Claims arising out of the Senior Secured Notes.

8.	CLAIMS ADMINISTRATION PROCEDURES

8.1. Objections to Claims

Any objections to Claims (other than Administrative Claims) shall be filed on or before the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Plan Administrator by filing a motion to extend on or before the Claims Objection Deadline, and the filing of such motion shall automatically extend the Claims Objection Deadline until the Bankruptcy Court rules on such motion. The Plan Administrator shall have standing to object to Claims.

8.2. Estimation of Claims

Before or after the Effective Date, the Debtors and the Plan Administrator, as applicable, may, within their reasonable discretion, at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not yet been the subject of a Final Order, shall be deemed to be estimated at zero dollars unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including, but not limited to, for purposes of Distributions).

Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court or under the Plan. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation of such Claim unless the Holder of such Claim has filed a motion with the Bankruptcy Court requesting the right to seek such reconsideration on or before 20 calendar days after the date such Claim is estimated by the Bankruptcy Court.

8.3. Expungement and Disallowance of Claims

8.3.1 Paid, Satisfied, Amended, Duplicated or Superseded Claims

Any Claim that has been paid, satisfied, amended, duplicated (by virtue of the substantive consolidation provided for under this Plan, or otherwise), superseded or otherwise dealt with or treated in the Plan, may be adjusted or expunged on the Claims Register at the direction of the Plan Administrator on or after 14 calendar days after the date on which notice of such adjustment or expungement has been filed with the Bankruptcy Court, without an objection to such Claim having to be filed, and without any further action, order or approval of the Bankruptcy Court.

8.3.2 Claims by Persons From Which Property Is Recoverable

Unless otherwise agreed to by the Debtors or Plan Administrator, as applicable, or ordered by the Bankruptcy Court, any Claims held by any Person or Entity from which property is recoverable under section 542, 543, 550 or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and any Holder of such Claim may not receive any Distributions on account of such Claim until such time as such Cause of Action against that Person or Entity has been resolved.

8.4. Amendments to Proofs of Claim

On or after the Effective Date, a Proof of Claim may not be amended (other than solely to update or correct the name or address of the Holder of such Claim) without the prior authorization of the Bankruptcy Court or the Plan Administrator, and any such amended Proof of Claim filed without such prior authorization shall be deemed disallowed in full and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

8.5. No Distributions Pending Allowance

If an objection to the amount, validity, priority or classification of a Claim or a portion thereof is filed or is intended to be filed as set forth in this Article 8 herein or a Claim otherwise remains a Disputed Claim, except as otherwise provided in a Final Order of the Bankruptcy Court, no payment or Distribution provided under the Plan shall be made on account of such Claim or portion thereof, as applicable, unless and until such Disputed Claim becomes an Allowed Claim.

8.6. Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the applicable provisions of the Plan.

8.7. Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date the Plan Administrator shall have the sole authority (subject to the terms of the Plan Administration Agreement) to (a) file, withdraw or litigate to judgment objections to Claims, (b) settle or compromise any Disputed Claim without any further notice to or action, order or approval of the Bankruptcy Court and (c) administer and adjust, or cause to be administered and adjusted, the Claims Register to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court. Nothing in this Article 8.7 shall limit the ability under the Bankruptcy Code of any party-in-interest to object to any Claim prior to the Claims Objection Deadline unless otherwise ordered by the Bankruptcy Court.

8.8. Unsecured Claim Pool Reserve

At the time of any Distributions to Holders of Allowed General Unsecured Claims or Allowed SERP Claims from the Unsecured Claim Pool at the direction of the Plan Administrator, the Plan Administrator shall set aside in the Unsecured Claim Pool Reserve the amount of Cash that the Plan Administrator determines would likely have been distributed to the Holders of all Disputed Claims that are General Unsecured Claims and SERP Claims as if such Disputed Claims had been Allowed on the Effective Date, with the amount of such Claims to be determined, solely for the purposes of establishing reserves and for maximum Distribution purposes, to be the lesser of (i) the asserted amount of the Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (ii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court or (iii) the amount otherwise agreed to by the Plan Administrator and the Holder of such Claim for Distribution purposes.

The Distribution Agent may, at the direction of the Plan Administrator, adjust the Unsecured Claim Pool Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by this Plan. The Distribution Agent shall hold in the Unsecured Claim Pool Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the Unsecured Claim Pool Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise. The taxes imposed on the Unsecured Claim Pool Reserve (if any) shall be paid by the Distribution Agent from the property held in the Unsecured Claim Pool Reserve, and the Plan Administrator shall have no liability for such taxes.

To the extent after the Effective Date that a Disputed Claim becomes an Allowed General Unsecured Claim and/or an Allowed SERP Claim, the Distribution Agent will, out of the Unsecured Claim Pool Reserve, distribute to the Holder thereof the Distribution, if any, to which such Holder is entitled in accordance with Articles 4.2.4(b) and/or 4.2.5(b) herein. Subject to this Plan, all Distributions made under this paragraph on account of Allowed General Unsecured Claims and/or Allowed SERP Claims will be made together with any dividends, payments or other Distributions made on account of, as well as any obligations arising from, the distributed property then held in the Unsecured Claim Pool Reserve as if such Allowed General Unsecured Claim and/or Allowed SERP Claim had been an Allowed Claim on the dates Distributions were previously made to Holders of Allowed General Unsecured Claims in Class 4A or Holders of Allowed SERP Claims in Class 4B, as applicable, under this Plan.

Notwithstanding the foregoing, if the RRD Settlement Conditions are satisfied, all Distributions to Holders of Allowed MEPP RRD Claims shall be made in accordance with the foregoing calculations solely from funds held in the MEPP Distribution Account, and the Plan Administrator shall set aside reserves in the MEPP Distribution Account in accordance with the calculations set forth in this Article 8.8.

8.9. SERP Distribution Account Reserve

At the time of any Distributions to Holders of Allowed SERP Claims from the SERP Distribution Account at the direction of the Plan Administrator, the Plan Administrator shall set aside in the SERP Distribution Account Reserve the amount of Cash that the Plan Administrator determines would likely have been distributed to the Holders of all Disputed Claims that are SERP Claims as if such Disputed Claims had been Allowed on the Effective Date, with the amount of such Claims to be determined, solely for the purposes of establishing reserves and for maximum Distribution purposes, to be the lesser of (i) the asserted amount of the Claim filed with the Bankruptcy Court as set forth in the non-duplicative Proof of Claim, or (if no proof of such Claim was filed) listed by the Debtors in the Schedules, (ii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code or ordered by other order of the Bankruptcy Court or (iii) the amount otherwise agreed to by the Plan Administrator and the Holder of such Claim for Distribution purposes.

The Distribution Agent may, at the direction of the Plan Administrator, adjust the SERP Distribution Account Reserve to reflect all earnings thereon (net of any expenses relating thereto, such expenses including any taxes imposed thereon or otherwise payable by the reserve), to be distributed on the Distribution Dates, as required by this Plan. The Distribution Agent shall hold in the SERP Distribution Account Reserve all dividends, payments and other distributions made on account of, as well as any obligations arising from, the property held in the SERP Distribution Account Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise. The taxes imposed on the SERP Distribution Account Reserve (if any) shall be paid by the Distribution Agent from the property held in the SERP Distribution Account Reserve, and the Plan Administrator shall have no liability for such taxes.

To the extent after the Effective Date that a Disputed Claim becomes an Allowed SERP Claim, the Distribution Agent will, out of the SERP Distribution Account Reserve, distribute to the Holder thereof the Distribution, if any, to which such Holder is entitled in accordance with Article 4.2.5(b) herein. Subject to this Plan, all Distributions made under this paragraph on account of Allowed SERP Claims will be made together with any dividends, payments or other Distributions made on account of, as well as any obligations arising from, the distributed property then held in the SERP Distribution Account Reserve as if such Allowed SERP Claim had been an Allowed Claim on the dates Distributions were previously made to Holders of Allowed SERP Claims included in Class 4B under this Plan.

8.10. Claims Paid or Payable by Third Parties

The Debtors or the Plan Administrator, as applicable, shall reduce a Claim, and such Claim (or portion thereof) shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or the Plan Administrator. To the extent a Holder of a Claim receives a Distribution on account of such Claim and also receives payment from a party that is not a Debtor or the Plan Administrator on account of such Claim, such Holder shall, within fourteen days of receipt thereof, repay or return the Distribution to the applicable Debtor, the applicable Wind Down Estate, or the Plan Administrator, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Allowed Claim as of the applicable Distribution Date.

No Distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such insurers’ satisfaction, such Claim may be expunged to the extent of such satisfaction without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

9.	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE PLAN

9.1. Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of this Article 9.

(a)

Confirmation Order. The Confirmation Order shall have been entered in a form and substance reasonably acceptable to the Debtors, the Committee and the Consenting Junior Secured Creditors Advisors, and there shall not be a stay or injunction in effect with respect thereto.

(b)	Professional Fee Escrow Account. The Debtors shall have established and funded the Professional Fee Escrow Account in accordance with Article 3.4.2 herein.

(c)

Professional Fee Payments. All professional fees and expenses of the Debtors, the Committee, the Consenting Junior Secured Creditors and the Agents, and the Adequate Protection Fees and Expenses, that, as of the Effective Date, were due and payable under an order of the Bankruptcy Court shall have been paid in full, other than any Professional Claims subject to approval by the Bankruptcy Court.

(d)

Litigation Trust. If the RRD Settlement Conditions are not satisfied, the Litigation Trust shall be established and validly existing, and the Litigation Trust Funding Amount shall have been funded, as set forth herein; provided, however, that, if the RRD Settlement Conditions are satisfied, no Litigation Trust shall be established and the Litigation Trust Funding Amount shall be added to the Unsecured Claim Pool, and this condition precedent shall be deemed void ab initio.

(e)

Plan Documents. The Plan, Plan Supplement, Confirmation Order and all documents related thereto shall be in form and substance acceptable to the Committee and Requisite Junior Secured Creditors in all respects and any conditions precedent thereto shall have been satisfied, waived, or satisfied contemporaneously with the occurrence of the Effective Date.

(f)	Necessary Documents. All actions, documents, certificates and agreements necessary to implement the Plan shall have been effected or executed and delivered, as applicable.

(g)

Necessary Authorizations. All authorizations, consents, regulatory approvals, rulings or documents that are necessary to implement and effectuate the Plan as of the Effective Date shall have been received, waived or otherwise resolved.

(h)

Governmental Action. No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Plan or any of the other transactions contemplated hereby and no governmental entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Effective Date) seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by the Plan.

9.2. Waiver of Conditions

The Debtors, with the consent of the Consenting Junior Secured Creditors Advisors and the Committee, or by order of the Bankruptcy Court, may waive conditions to the occurrence of the Effective Date set forth in this Article 9 at any time; provided, however, that the Debtors may not waive the conditions set forth in Articles 9.1(a) through (f) herein; provided, further, however that if the RRD Settlement Conditions are satisfied, no Litigation Trust shall be established, and Article 9.1(d) shall be deemed void ab initio.

9.3. Simultaneous Transactions

Except as otherwise expressly set forth in the Plan, the Confirmation Order or a written agreement by LSC, each action to be taken on the Effective Date shall be deemed to occur simultaneously as part of a single transaction.

9.4. Effect of Non-Occurrence of the Effective Date

If the Effective Date does not occur by March 31, 2021 or such later date as the Debtors determine, with the consent of the Consenting Junior Secured Creditors Advisors and the Committee, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall constitute a waiver or release of any claims by or Claims against or Interests in the Debtors, prejudice in any manner the rights of the Debtors or any other Person, or constitute an admission, acknowledgment, offer or undertaking by the Debtors or any Person.

9.5. Notice of Effective Date

As soon as practicable after the Effective Date has occurred, the Plan Administrator will file with the Bankruptcy Court an informational notice specifying the Effective Date, as a matter of record.

10.	SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

10.1. Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or any Distribution to be made on account of such Allowed Claim. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims and controversies (including the RRD Settlement), as well as a finding by the Bankruptcy Court that such compromise or settlement (including the RRD Settlement) is in the best interests of the Debtors and their Estates and is fair, equitable and reasonable.

10.2. Subordinated Claims

The allowance, classification and treatment of all Allowed Claims and Interests and the respective Distributions and treatments under the Plan take into account, conform to and satisfy the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto; however, the Debtors reserve the right to reclassify or modify the treatment of any Allowed Claim or Interest in accordance with any contractual, legal or equitable subordination relating thereto, unless otherwise provided in a settlement agreement concerning such Allowed Claim or Interest.

10.3. Non-Discharge of Debtors; Resolution of Claims and Termination of Interests

In accordance with section 1141(d)(3) of the Bankruptcy Code, the Confirmation Order will not discharge the Debtors. However, no Holder of a Claim may receive any payment from, or seek recourse against, the Wind Down Estates or any Plan Assets that are to be distributed under the Plan other than Plan Assets required to be distributed to that Holder pursuant to the Plan. Pursuant to and to the fullest extent permitted by the Bankruptcy Code, except as otherwise specifically provided in the Plan or the Confirmation Order, the treatment of Claims and Interests under the Plan shall be in full and final satisfaction, settlement, release, and termination, as of the Effective Date, of all Claims of any nature whatsoever, whether known or unknown, against, and Interests in, the Debtors, any property of the Estates, the Plan Administrator or any property of the Wind Down Estates, including all Claims of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, liability, obligation or Interest is Allowed pursuant to section 502 of the Bankruptcy Code or (c) the Holder of such a Claim, liability, obligation or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim that existed immediately prior to or on account of the filing of these Chapter 11 Cases shall be deemed cured on the Effective Date.

10.4. Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and all of the rights, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Wind Down Estates and their successors and assigns; provided that, for the avoidance of doubt, the Lien and security interest granted pursuant to the L/C Agreement shall remain in full force and effect until released in accordance with the terms of the L/C Agreement.

10.5. Debtors’ Release

Except as otherwise specifically provided in the Plan with respect to the Preserved Potential Claims, for good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Chapter 11 Cases and the implementation of the orderly liquidation contemplated by the Plan, on and after the Effective Date, to the fullest extent permitted by applicable law, the Released Parties are hereby conclusively, absolutely, unconditionally, irrevocably and forever released, waived and discharged by the Debtors, the Plan Administrator and the Estates, including any successor to, or assignee of the Debtors or any Estate representative, from all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, and its successors, assigns and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, breach of contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Plan Administrator or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the businesses of the Debtors, these Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors, the release of any mortgage, lien or security interest, the distribution of proceeds, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Prepetition Credit Documents, the Prepetition Notes Documents, the administration of Claims and Interests prior to or during these Chapter 11 Cases, the negotiation, formulation or preparation of the Acquisition Agreement, the Sale, the Plan, the Plan Supplement, the Disclosure Statement and, if the RRD Settlement Conditions are satisfied, the Preserved Potential Claims solely in respect of RRD and the parties listed in (c) of the definition of Preserved Potential Claims solely in respect of RRD, or, in each case, related agreements, instruments or other documents, any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released

Party to the extent such act or omission is determined by a Final Order to have constituted gross negligence, willful misconduct, fraud or a criminal act; provided, however, if the RRD Settlement Conditions are not satisfied, the release under this Article 10.5 shall not apply to any Preserved Potential Claims to the extent such Preserved Potential Claims are brought by and for the benefit of the Litigation Trust with the approval of the Litigation Trustee. For the avoidance of doubt, if the RRD Settlement Conditions are satisfied, RRD is a Released Party and the Preserved Potential Claims solely in respect of RRD and the parties listed in (c) of the definition of Preserved Potential Claims solely in respect of RRD shall be deemed waived and released by the Debtors and their Estates, and the Litigation Trust shall not be established.

10.6. Voluntary Release by Holders of Claims and Interests

For good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Chapter 11 Cases, the implementation of the orderly liquidation contemplated by the Plan and the release of mortgages, liens and security interests on property of the Estates, the distribution of proceeds, on and after the Effective Date, to the fullest extent permitted by applicable law, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, breach of contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Plan Administrator or the Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or any other Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Estates, the conduct of the businesses of the Debtors, these Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the Prepetition Credit Documents, the Prepetition Notes Documents, the administration of Claims and Interests prior to or during these Chapter 11 Cases, the negotiation, formulation or preparation of the Acquisition Agreement, the Sale, the Plan, the Plan Supplement, the Disclosure Statement or, in each case, related agreements, instruments or other documents, any action or omission with respect to Intercompany Claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a Final Order to have constituted gross negligence, willful misconduct, fraud, or a criminal act. For the avoidance of doubt, nothing in this Article 10.6 will cause the release of (i) if the RRD Settlement Conditions are not satisfied, Preserved Potential Claims that are otherwise transferred to, and may be prosecuted by, the Litigation Trust pursuant to the terms of the Plan; provided, however, if the RRD Settlement Conditions are satisfied, RRD is a Released Party and the Preserved Potential Claims solely in respect of RRD and the parties listed in (c) of the definition of Preserved Potential Claims solely in respect of RRD shall be deemed waived and released by the Debtors and their Estates and the Litigation Trust shall not be established or (ii) any MEPP RRD Claims that may be asserted by the MEPPs against RRD.

10.7. Release by Holders of SERP Claims

If the RRD Settlement Conditions are satisfied, for good and valuable consideration, including the payments and waiver contemplated by the RRD Settlement, on and after the Effective Date, Holders of Class 4B SERP Claims conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge RRD and each of their respective current and former directors, officers, employees, consultants, agents, Affiliates, subsidiaries, members, managers, predecessors, successors, heirs, executors and assigns, participants, partners, limited partners, general partners, principals, fund advisors, attorneys, financial advisors, restructuring advisors, investment bankers, accountants, other professionals or representatives, the RR Donnelley Unfunded Supplemental Pension Plan and any other predecessor employee benefit plans to the SERP sponsored by RRD (together, the “RRD SERP”), the fiduciaries, third-party administrators of and other service providers to the RRD SERP solely when acting in any such capacities (all of the foregoing, collectively, the “RRD SERP Released Parties”) from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor, and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, breach of contract, violations of the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Plan Administrator or the Estates would have been legally entitled to assert in their own right (whether individually or collectively), against the RRD SERP Released Parties arising under or in connection with the SERP, the RRD SERP, the Debtors or these Chapter 11 Cases, including any supplemental pension claims, irrespective of whether such individual Holder votes on the Plan or opts into the release set forth in section 10.6 of the Plan, other than claims or liabilities arising out of or relating to any act or omission of an RRD SERP Released Party to the extent such act or omission is determined by a Final Order to have constituted gross negligence, willful misconduct, fraud or a criminal act.

10.8. Scope of Releases

Each Person providing releases under the Plan, including the Debtors, the Plan Administrator, the Estates and the Releasing Parties, shall be deemed to have granted the releases set forth in the Plan notwithstanding that such Person may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of such releases to those claims or causes of action actually known or suspected to exist at the time of execution of such release.

10.9. Exculpation

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring advisors and other professional advisors, representatives and agents will be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with the solicitation.

The Exculpated Parties shall neither have nor incur any liability arising on or after the Petition Date to any Entity for any act or omission in connection with these Chapter 11 Cases, including (a) the operation of the Debtors’ businesses during the pendency of these Chapter 11 Cases; (b) the administration of Claims and Interests during these Chapter 11 Cases; (c) formulating, negotiating, preparing, disseminating, implementing, administering, confirming and/or effecting the Disclosure Statement and the Plan, the Plan Supplement, and any related contract, instrument, release or other agreement or document created or entered into in connection therewith (including the solicitation of votes for the Plan and other actions taken in furtherance of Confirmation and Consummation of the Plan); (d) the offer and issuance of any securities under or in connection with the Plan; or (e) the administration and adjudication of Claims, other than liability resulting from any act or omission that is determined by Final Order to have constituted gross negligence, willful misconduct, fraud or a criminal act.

10.10. Injunction

Except as otherwise expressly provided in the Plan or Confirmation Order with respect to Preserved Potential Claims (for the avoidance of doubt, if the RRD Settlement Conditions are satisfied, all Preserved Potential Claims solely in respect of RRD and the parties listed in (c) of the definition of Preserved Potential Claims solely in respect of RRD shall be deemed waived and released by the Debtors and their Estates), the satisfaction and release pursuant to this Article 10 shall also act as a permanent injunction against any Person who has held, holds or may hold Claims, Interests or Causes of Action against commencing or continuing any action to collect, enforce, offset, recoup or recover any Claim, Interest or Cause of Action released under the Plan or the Confirmation Order to the fullest extent authorized or provided by the Bankruptcy Code, including to the extent provided for or authorized by sections 524 and 1141 thereof. Notwithstanding anything to the contrary in the Plan, all Holders of Claims, Interests or Causes of Action are enjoined from interfering with the Distributions contemplated by the Plan.

10.11. Limitations on Exculpations and Releases

Notwithstanding anything to the contrary herein, none of the releases or exculpations set forth herein shall operate to waive or release any obligation or Causes of Action of any Person or Entity: (a) arising under any contract, instrument, agreement, release or document delivered pursuant to the Plan or documents, agreements or instruments executed in connection therewith, including all post-Effective Date obligations or (b) expressly set forth in and preserved by the Plan, the Plan Supplement or related documents, including the Preserved Potential Claims; provided, however, for the avoidance of doubt, if the RRD Settlement Conditions are satisfied, all Preserved Potential Claims solely in respect of RRD and the parties listed in (c) of the definition of Preserved Potential Claims solely in respect of RRD shall be deemed waived and released by the Debtors and their Estates. For the avoidance of doubt, nothing in the Plan shall release or limit the liability of attorneys to their respective clients for malpractice pursuant to rule 1.8(h) of the New York Rules of Professional Conduct.

10.12. Limitations on Recovery with Respect to D&O Actions

Any recovery by or on behalf of the Litigation Trust (and the beneficiaries thereof) on account of any Preserved Potential Claim against the current or former directors or officers of RRD or Donnelley Financial Solutions, Inc., including in each case by way of settlement or judgment, shall be limited, as applicable, to the combined limits of the insurance policies maintained by each of R.R. Donnelley & Sons Company or Donnelley Financial Solutions, Inc. (and their affiliates) for the benefit of any of their respective directors or officers. The Litigation Trust shall expressly forego enforcement of any final judgment against any director or officer to the extent such judgment is not fully covered by and payable exclusively from the policy limits of the insurance maintained by R.R. Donnelley & Sons Company or Donnelley Financial Solutions, Inc. (and their affiliates) for the benefit of any such director or officer. If the RRD Settlement Conditions are satisfied, all Preserved Potential Claims solely in respect of RRD (including claims against the current or former directors or officers of RRD) shall be deemed waived and released by the Debtors and their Estates.

11.	MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

11.1. Modification of Plan

Subject to the limitations contained in the Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications with respect to the treatment of Class 3, Class 4A or Class 4B to satisfy section 1129(b) of the Bankruptcy Code and (b) after the entry of the Confirmation Order, the Debtors or the Plan Administrator, as applicable, may, upon order of the Bankruptcy Court, (i) amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code or (ii) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided that any amendments or modifications that adversely affect the Junior Secured Creditors, the Holders of General Unsecured Claims (as a Class) or the Holders of Allowed SERP Claims (as a Class) shall require the prior consent of the Consenting Junior Secured Creditors Advisors and/or the Committee, as applicable.

11.2. Effect of Confirmation on Modification

Entry of a Confirmation Order shall mean that all modifications and amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code, and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

11.3. Revocation of Plan

The Debtors reserve the right, with the consent of the Consenting Junior Secured Creditors Advisors and the Committee, to revoke or withdraw the Plan prior to the Effective Date and to file subsequent plans of reorganization or liquidation. If the Debtors revoke or withdraw the Plan, or if the Confirmation Order is not entered or the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any claims by or Claims against, or any Interests in, any Debtor or any other Entity; (ii) prejudice in any manner the rights of the Debtors or any other Entity; or (iii) constitute an admission of any sort by the Debtors or any other Entity.

12.	RETENTION OF JURISDICTION

12.1. Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain its existing exclusive jurisdiction over all matters arising in or out of, or related to, these Chapter 11 Cases or the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)

Allow, disallow, determine, liquidate, classify, estimate or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any General Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)

Decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)

Resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including any disputes regarding cure obligations; and (ii) any dispute regarding whether a contract or lease is, or was, executory or expired;

(d)	Ensure that Distributions to Holders of Allowed Claims are accomplished pursuant to the Plan and adjudicate any and all disputes from, or relating to Distributions under the Plan;

(e)

Adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters and Causes of Action, including the Preserved Potential Claims, and grant or deny any applications, involving a Debtor that may be pending before the Bankruptcy Court on the Effective Date;

(f)	Adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(g)

Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, Plan Supplement or the Disclosure Statement;

(h)	Enter, adjudicate, and enforce any order for the sale of property pursuant to section 363, 1123 or 1146(a) of the Bankruptcy Code, including the Sale Order;

(i)	Adjudicate, decide or resolve any and all disputes as to the ownership of any Claim or Interest;

(j)	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with enforcement of the Plan;

(k)

Resolve any cases, controversies, suits, disputes or Causes of Action with respect to the existence, nature and scope of the releases, injunctions and other provisions contained in the Plan, and enter such orders as may be necessary or appropriate to implement and enforce such releases, injunctions and other provisions;

(l)	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

(m)

Determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Plan Administration Agreement, the Litigation Trust Agreement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement or the Disclosure Statement;

(n)	Enter an order or final decree concluding or closing these Chapter 11 Cases;

(o)	Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(p)

Hear and determine disputes, cases, controversies or Causes of Action arising in connection with the interpretation, implementation or enforcement of the Plan, including the releases and RRD Settlement, or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(q)

Hear and determine all disputes relating to any liability arising out of the termination of employment or the termination of any employee or retirement benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(r)	Enforce and adjudicate all orders previously entered by the Bankruptcy Court; and

(s)	Hear any other matter not inconsistent with the Bankruptcy Code.

13.	MISCELLANEOUS PROVISIONS

13.1. Immediate Binding Effect

Notwithstanding Bankruptcy Rule 3020(e), 6004(g) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Plan Administrator, the Litigation Trustee and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

13.2. Additional Documents; Further Assurances

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors, the Plan Administrator, the Litigation Trustee and all Holders of Claims or Interests receiving Distributions pursuant to the Plan and all other parties-in-interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

13.3. Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (a) any Debtor with respect to the Holders of Claims or Interests or any other Entity or (b) any Holder of a Claim or an Interest or any other Entity prior to the Effective Date.

13.4. Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

13.5. Term of Injunction or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

13.6. Entire Agreement

On the Effective Date, the Plan and the Plan Supplement shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations with respect to the subject matter hereof and thereof, all of which have become merged and integrated into the Plan.

13.7. Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Copies of such exhibits and documents may be obtained upon written request to the Debtors’ counsel at the address below or by downloading such exhibits and documents from the website of the Debtors’ Notice and Claims Agent, at https://cases.primeclerk.com/LSC/ or the Bankruptcy Court’s electronic docket for the Debtors’ chapter 11 cases at https://www.ecf.sdny.uscourts.gov (a PACER login and password are required and can be obtained through the PACER Service Center at www.pacer.psc.uscourts.gov). In addition, copies of such exhibits and documents may be requested from the Notice and Claims Agent at (877) 429-6615 (U.S./Canada) or (646) 214-8838 (International).

13.8. Nonseverability of Plan Provisions Upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (c) nonseverable and mutually dependent.

13.9. Dissolution of Committee

On the Effective Date, the Committee shall dissolve and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that the Committee will stay in existence solely for the limited purpose of (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code and (b) motions or litigation, including pending appeals, seeking enforcement of the provisions of the Plan or under the Confirmation Order; provided, further, that with respect to pending appeals and related proceedings, the Committee shall continue to comply with sections 327, 328, 329, 330, 331 and 1103 of the Bankruptcy Code and the Professional Fee Order in seeking compensation for services rendered.

13.10. Debtors’ Directors and Officers

On the Effective Date, each of the Debtors’ directors and officers shall be released and discharged from their duties and terminated automatically without the need for any corporate action or approval and without the need for any corporate filings, and shall have no continuing obligations to the Debtors following the occurrence of the Effective Date.

13.11. Post-Confirmation Operating Reports

The Plan Administrator, on behalf of the Debtors and the Wind Down Estates, shall file and serve on the U.S. Trustee quarterly reports of the disbursements made pursuant to the Plan, within 15 days after the conclusion of each such period, until each of the Chapter 11 Cases are converted, dismissed or closed by entry of a final decree. Any such reports shall be prepared consistent with (both in terms of content and format) the applicable Bankruptcy Court and U.S. Trustee’s Guidelines for such matters.

13.12. Closing of Chapter 11 Cases

The Plan Administrator shall, promptly after the full administration of these Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close these Chapter 11 Cases. The Plan Administrator may also, in its reasonable discretion, file the necessary documents to close any individual Debtor’s case at any appropriate time.

13.13. Conflicts

Except as set forth in the Plan, to the extent that any provisions of the Disclosure Statement, the Plan Supplement, or any order of the Bankruptcy Court (other than the Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements or amendments to any of the foregoing), conflicts with or is in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent any provision of the Disclosure Statement, the Plan Supplement, or any other document referenced in the Plan (or any exhibits, appendices, supplements or amendments to any of the foregoing), conflicts with or is in any way inconsistent with the Confirmation Order, the Confirmation Order shall govern and control.

13.14. No Stay of Confirmation Order

The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rules 3020(e) and 7062.

13.15. Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court prior to the Confirmation Date.

13.16. Post-Effective Date Service

After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities that have filed renewed requests for service.

13.17. Notices

All notices, requests, pleadings and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	If to the Debtors, to:

Sullivan & Cromwell LLP

125 Broad St.

New York, NY 10004

Attn:  Andrew G. Dietderich

          Brian D. Glueckstein

(b)	If to the Prepetition Agent, to:

Bank of America, N.A.

Agency Management

135 S. LaSalle St.

Mail Code: IL4-135-09-61

Chicago, IL 60603

Attn:     Angela Larkin

with copies to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202

Attn:     David L. Eades

             James R. Langdon

             Charles (Trey) R. Rayburn III

(c)	If to the Prepetition Notes Collateral Agent, to:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attn:     Peter Finkel

with copies to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attn:     Mark R. Somerstein

(d)	If to the Consenting Junior Secured Creditors:

Arnold & Porter Kaye Scholer LLP

70 West Madison Street, Suite 4200

Chicago, IL 60602-4231

Attn:     Michael D. Messersmith

             Sarah Gryll

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn:     Andrew N. Rosenberg

             Alice B. Eaton

             Claudia Tobler

(e)	If to the Committee, to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn:     Frank Merola

             Brett Lawrence

             Gabriel Sasson

and

Levenfeld Pearlstein, LLC

2 N. LaSalle St., Suite 1300

Chicago, Illinois 60602

Attn:     Harold D. Israel

(f)	If to the U.S. Trustee, to:

201 Varick Street

Room 1006

New York, NY 10014

Attn:     Benjamin J. Higgins

New York, New York

Dated: February 23, 2021

LSC COMMUNICATIONS, INC., on behalf of itself and all other Debtors

By:	/s/ Suzanne S. Bettman
Name: Suzanne S. Bettman
Title: General Counsel

/s/ Brian D. Glueckstein

Andrew G. Dietderich

Brian D. Glueckstein

Alexa J. Kranzley

Christian P. Jensen

SULLIVAN & CROMWELL LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

Facsimile:  (212) 558-3588
E-mail:       dietdericha@sullcrom.com

                  gluecksteinb@sullcrom.com

                  kranzleya@sullcrom.com

                  jensenc@sullcrom.com

Counsel to the Debtors

Exhibit B

Notice of Confirmation

Andrew G. Dietderich

Brian D. Glueckstein

Alexa J. Kranzley

Christian P. Jensen

SULLIVAN & CROMWELL LLP

125 Broad Street

New York, NY 10004-2498

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Counsel to the Debtors

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
In re LSC COMMUNICATIONS, INC., et al.,[1] Debtors.	: : : : : :	Chapter 11 Case No. 20-10950 (SHL) Jointly Administered
x

NOTICE OF EFFECTIVE DATE OF CONFIRMED AMENDED JOINT

CHAPTER 11 PLAN OF LIQUIDATION OF

LSC COMMUNICATIONS, INC. AND ITS DEBTOR AFFILIATES

PLEASE TAKE NOTICE that on February [•], 2021, the Honorable Sean H. Lane, United States Bankruptcy Judge for the United States Bankruptcy Court for the Southern District of New York, entered the Findings of Fact, Conclusions of Law and Order Confirming the Amended Joint Chapter 11 Plan of Liquidation of LSC Communications, Inc. and its Debtor Affiliates [D.I. [•]] (the “Confirmation Order”). The Confirmation Order, among other things,

[1]

The Debtors in these Chapter 11 Cases, together with the last four digits of each Debtor’s federal tax identification number, are as follows: LSC Communications, Inc. (9580); Courier Communications LLC (2268); Courier Kendallville, Inc. (4679); Courier New Media, Inc. (1312); Dover Publications, Inc. (0853); LSC Communications Logistics, LLC (9496); LSC Communications MM LLC (5577); LSC Communications US, LLC (4157); LSC International Holdings, Inc. (4995); National Publishing Company (8213); Publishers Press, LLC (7265); Continuum Management Company, LLC (2627); Clark Distribution Systems, Inc. (5778); Clark Holdings Inc. (9172); Clark Worldwide Transportation, Inc. (5773); The Clark Group, Inc. (6223); Courier Companies, Inc. (7588); Courier Publishing, Inc. (3681); F.T.C. Transport, Inc. (8699); LibreDigital, Inc. (7160); LSC Communications Printing Company (7012); and Research & Education Association, Inc. (3922). The Debtors’ corporate address is LSC Communications, Inc. c/o Prime Clerk LLC, P.O. Box 329003, Brooklyn, NY 11232.

(footnote continued)

confirmed the Amended Joint Chapter 11 Plan of Liquidation of LSC Communications, Inc. and its Debtor Affiliates [D.I. [•]] (including the Plan Supplement and all other exhibits and schedules thereto, as may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof, the “Plan”).2

PLEASE TAKE FURTHER NOTICE that on [•], 2021, the Effective Date of the Plan occurred. All conditions precedent to the Effective Date set forth in Article 9 of the Plan have either been satisfied or waived in accordance with the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that in accordance with Section 3.1 of the Plan, any Holder of an Administrative Claim (except as otherwise provided in the Plan) must file and serve a request for payment of such Administrative Claim on the Plan Administrator on or before 4:00 p.m. (Eastern Time) on the 35th day after the Effective Date. Any Holder of an Administrative Claim who is required to, but does not, file and serve a request for payment of such Administrative Claim pursuant to the procedures specified in the Confirmation Order on or prior to the Administrative Claim Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claim against any Wind Down Estate.

PLEASE TAKE FURTHER NOTICE that in accordance with Section 6.2 of the Plan, any Proof of Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Notice and Claims Agent before 4:00 p.m. (Eastern Time) on the 30th day after the Effective Date.

PLEASE TAKE FURTHER NOTICE that Article 10 of the Plan and the Confirmation order contain certain release, exculpation and injunction provisions that are binding on the Holders of Claims and Interests as set forth in more detail in the Plan and Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Plan and its provisions are binding on the Debtors, the Plan Administrator and any Holder of a Claim or an Interest and such Holder’s respective successors and assigns, regardless of whether the Claim or the Interest of such Holder is Impaired under the Plan, and regardless of whether such Holder voted to accept the Plan.

PLEASE TAKE FURTHER NOTICE that copies of the Confirmation Order and the Plan may be obtained from the Court’s website, https://ecf.nysb.uscourts.gov, for a nominal fee, or obtained free of charge by accessing the website of the Debtors’ claims and noticing agent, https://cases.primeclerk.com/LSC.

[2]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Dated: [•], 2021	/s/ DRAFT
New York, New York	Andrew G. Dietderich
Brian D. Glueckstein
Alexa J. Kranzley
Christian P. Jensen
SULLIVAN & CROMWELL LLP
125 Broad Street
New York, New York 10004
	Telephone:	(212) 558-4000
	Facsimile:	(212) 558-3588
	E-mail:	dietdericha@sullcrom.com
gluecksteinb@sullcrom.com
kranzleya@sullcrom.com
jensenc@sullcrom.com

Counsel to the Debtors